     As filed with the Securities and Exchange Commission on March 3, 1999

                                                      Registration No. 333-65445

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                 PRE-EFFECTIVE
                                AMENDMENT NO.  1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                 --------------------------------------------
                            KEY CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)
                 ---------------------------------------------

             Maryland                            6022                            52-1723536
    (State or other jurisdiction      (Primary Standard Industrial    (I.R.S. Employer Identification No.)
of incorporation or organization)     Classification Code Number)

                              7F Gwynns Mill Court
                          Owings Mills, Maryland 21117
                                 (410) 363-7050
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                   -----------------------------------------
                         David H. Wells, Jr., President
                            Key Capital Corporation
                              7F Gwynns Mill Court
                          Owings Mills, Maryland 21117
                                 (410) 363-7050
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                With a copy to:

      James C. Stewart, Esquire              Richard A. Schaberg, Esquire
 Housley Kantarian & Bronstein, P.C.            Thacher Proffitt & Wood
  1220 19th Street, N.W., Suite 700    1700 Pennsylvania Avenue, N.W., Suite 800
       Washington, D.C.  20036                  Washington, D.C.  20006
          (202) 822-9611                             (202) 347-8400
                   -----------------------------------------
Approximate date of commencement of proposed sale to public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                   -----------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH sECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

COMMUNITY OFFERING PROSPECTUS
=============================
Up to 950,000 Shares of Common Stock

                                                         KEY CAPITAL CORPORATION
                                                            7F Gwynns Mill Court
                                                    Owings Mill, Maryland  21117
                                                                  (410) 363-7050
================================================================================

     The Company is offering up to 950,000 shares of its Common Stock at a price between $10.00 and $12.00 per share through Ryan, Beck on a best efforts basis in the Community Offering. Ryan, Beck is not required to sell any specific number or dollar amount of shares but will use its best efforts to sell the shares offered in the Community Offering. If you wish to subscribe for shares in the Community Offering, the Company must receive your order by ___________, 1999. The Company expects to sell any shares which are not sold in the Community Offering (along with an additional 450,000 shares) to Ryan, Beck for resale in a firm commitment Public Offering. No shares will be sold in the Community Offering unless the Public Offering is completed. Subscribers in the Community Offering will pay the same per share price paid by purchasers in the Public Offering.

     There is currently no public trading market for the Common Stock. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "KCCO." Quotation on the Nasdaq National Market is subject to completion of the Offerings.

FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE STOCK INFORMATION CENTER AT (410) 363-7050.
================================================================================
                        TERMS OF THE COMMUNITY OFFERING


     .    Price Per Share:                                    $10.00 to $12.00

     .    Number of Shares:                                    950,000

     .    Underwriting Fee (Minimum/Maximum):                  $0.25 to $0.30

     .    Estimated Net Proceeds to the Company (Minimum/
          Maximum):                                            $9,262,500 to $11,115,000

     .    Estimated Net Proceeds Per Share (Minimum/Maximum):  $9.75 to $11.70

PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE 1 OF THIS DOCUMENT.

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                Ryan, Beck & Co.

                The date of this Prospectus is ___________, 1999

                              [MAP OF MARKET AREA]



     IN CONNECTION WITH THE COMMUNITY OFFERING AND PUBLIC OFFERING, RYAN, BECK & CO. MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME OR DISCONTINUED AT SUCH TIME AS REQUIRED UNDER THE FEDERAL SECURITIES LAWS.

                               PROSPECTUS SUMMARY

     This summary highlights certain information from this Prospectus. Because it is a summary, it is not complete and may not contain all the information you will need to make your investment decision. To understand the Company and the Offerings more fully, you should carefully read this entire document, including the Company's consolidated financial statements and the notes to those financial statements.

     In reading this document, please note the following:

     . references to the "Company" are intended to include its subsidiaries unless the context of the sentence clearly suggests otherwise.
     .    various capitalized and technical terms are defined in the Glossary.

     . all historic financial information has been restated for the 2-for-1 stock split which the Company effected on January 31, 1996 and the 5 1/2-for-1 stock split effected through a stock dividend payable on March 15, 1999.

     . references to the number of shares to be sold and the Company's capitalization following the Offerings generally assume that Ryan, Beck does not exercise the "over-allotment" option which the Company expects to grant to Ryan, Beck in connection with the Public Offering.

     Finally, this Prospectus contains forward-looking statements which involve numerous risks and uncertainties. The Company's actual results may differ significantly from the results discussed in these forward-looking statements. Factors that could cause these differences include, but are not limited to, the various factors described in the section entitled "Risk Factors" beginning on page 1 of this document.


                            Key Capital Corporation

     Key Capital Corporation is the holding company for Key Bank and Trust, headquartered in Owings Mills, Maryland. Through its seven branch offices in suburban Baltimore and branch office in Leesburg, Virginia, the Bank offers a full range of commercial banking services to small and medium sized businesses and individuals in Central Maryland and Northern Virginia. The Bank is particularly active in residential construction and development lending and small business lending. In addition to its community banking activities, the Bank has also developed several profitable niches in the specialty finance area including national subprime credit card issuance and processing and subprime automobile lending. The development of profitable niche lending products like these has long been a significant part of the Company's operating strategy. While this strategy exposes the Company to additional credit risk, the Company believes that its experience in managing these risks enables it to compete profitability in these areas. At December 31, 1998, the Company had $292.0 million in assets, $257.0 million in deposits and $26.7 million in stockholders' equity.

     Since its founding in 1961 as Key Federal Savings and Loan Association, the Bank has strived to be an innovator in non-traditional financial services both in Maryland and across the United States. In 1976, the Bank undertook one of the first conversions of a federal thrift from mutual to stock form. In 1982, the Bank pioneered the secured credit card which it has marketed on a nationwide basis. Introduced during a period of tight credit, the secured credit card was intended to make credit available to individuals who did not otherwise qualify for the unsecured credit cards offered by other banks. In 1996, the Bank converted from a federal savings bank to a Maryland trust company to gain more flexibility in pursuing its existing lines of commercial and consumer lending. With this conversion, the Bank is in a position to take further advantage of the lending opportunities that have been created by the continuing consolidation in the Mid-Atlantic banking industry.

                                      (i)

     The Company is organized by lending area. Each lending area is run by a senior officer who has substantial responsibility for their business area and who is compensated based partly on the profitability of their division. The Company currently concentrates on five main areas:

     . Residential Construction and Development Lending. The Bank has focused on residential construction and development lending since its founding. At December 31, 1998, the total outstanding balances on the Bank's construction and development loans approximated $84.7 million, net of loans in process. In addition to serving Central Maryland, the Bank makes development and construction loans in Northern Virginia through its Leesburg office and in Delaware. The Company believes that development and construction lending are areas in which its expertise and local orientation give it an advantage over larger banks. See "Business -- Lending Activities."

     . Credit Card Lending and Operations. At December 31, 1998, the Bank had a $47.0 million portfolio of partially secured and unsecured credit card loans to customers around the country and expects that credit card lending will continue to contribute to the Company's future profitability. See "Business --Lending Activities." Through its Key Operations Center, Inc. subsidiary, the Bank offers credit card processing services to a variety of bank and non-bank partners. Using the underwriting and servicing expertise gained from its partially secured credit card portfolio, the Bank concentrates on servicing the subprime sector and believes that its processing activities can provide noninterest income without the credit risk that comes with direct lending. See "Business --Credit Card Processing."

     . Small Business Lending. The Bank offers a full range of commercial loans including term loans, lines of credit, asset-based financing and SBA guaranteed loans. At December 31, 1998, the Company's commercial loan portfolio totaled $45.8 million. Management believes that the consolidation in the Mid-Atlantic banking industry has created significant opportunities for a community-oriented bank that can offer prompt and responsive service to the small business customer. See "Business --Lending Activities."

     . Subprime Automobile Lending. The Bank began offering automobile financing to subprime borrowers in 1988 and currently serves the subprime automobile loan market throughout metropolitan Baltimore and Washington, D.C. and Northern Virginia. At December 31, 1998, the Company's subprime automobile loan portfolio totaled $22.5 million. See "Business -- Lending Activities."

     . Mortgage Banking. The Bank originates FHA/VA and conventional loans for resale in the secondary market. For the year ended December 31, 1998, the Company originated $115.3 million in mortgage loans for sale in the secondary market. The Bank seeks to minimize credit and interest rate risk while maximizing profitability by promptly selling loans on an individual loan basis. The Bank currently does not service these loans after the sale. See "Business -- Lending Activities."

          To date, the Company's business strategies have yielded the following results:

     . Strong Net Interest Margin - The Company has consistently achieved superior net interest margins as compared to those reported by most other commercial banks. The Company's net interest margins for the years ended December 31, 1998, 1997 and 1996 were 7.12%, 8.11% and 8.78%, respectively. These strong net interest margins are a direct result of the higher interest rates earned on credit card loans, subprime automobile loans, residential construction and development loans and small business lending.

     . Diversified Revenue Sources - Unlike most commercial banks which depend on net interest income for substantially all of their revenues, the Bank's noninterest income has contributed over 25% of revenues during each of the last five years. For the year ended December 31, 1998, noninterest

                                      (ii)
          income amounted to $11.6 million and equaled 37.97% of total revenue up from 31.37% of total revenue in 1997. This diversification of revenue sources is due to the Company's emphasis on credit card lending and processing and the origination and sales of residential mortgages and the guaranteed portions of SBA loans.

     . Increased Profitability - The Company's return on average assets and return on average equity have consistently improved over the past several years. For the year ended December 31, 1998, returns on average assets and average equity were 1.35% and 14.77%, respectively, as compared to 0.83% and 9.98%, respectively for 1996 (as adjusted for the one-time SAIF special assessment).

     . Stable, Experienced Management - The Bank's President, David H. Wells, Jr., and its Executive Vice President, W. Benton Knight, have extensive and successful experience in managing both the traditional and non-traditional operations of the Bank. Mr. Wells and Mr. Knight joined the Bank in 1981 and 1984, respectively, and have served in executive positions at the Bank for 17 and 15 years, respectively. The Bank's Vice Presidents and Division Managers responsible for residential construction and development lending, credit card lending and processing, small business lending, subprime automobile lending, residential mortgage lending and retail banking have combined experience of 128 years.

          The Company's business strategies for the future include:

     . Expansion in Northern Virginia Market. The Company intends to use approximately $5.0 to $6.0 million of the net proceeds from the Offerings to charter a separate bank to serve the Northern Virginia market. The Bank currently serves this market through its Leesburg branch. The Company believes that chartering a separate bank with a local board of directors and management is the best way to create the type of entrepreneurial, community-oriented organization through which the Company can expand its presence in this growing market.

     . Establish Credit Card Bank. The Company currently intends to use approximately $5.0 to $6.0 million of the net proceeds to establish a credit card bank in Delaware through the acquisition of an existing bank charter. By establishing a bank in Delaware, the Company can take advantage of Delaware's more flexible consumer credit laws.

     . Development of Existing Franchise. The capital raised in the Offerings will help the Bank to continue growing its existing business lines and activities and expand its branch network. The Bank recently opened a branch in Cockeysville, Maryland which will help it to better serve this market. The Bank will consider additional branches in attractive markets. Through its website at www.keyb-t.com, the Company is also able to offer its loan and deposit products nationwide.

     . Sharpen Community Banking Focus. Management believes that the consolidation in the Mid-Atlantic banking industry continues to create significant opportunities for the Bank. Mergers and acquisitions have removed numerous community-oriented competitors from the Bank's market. The Company intends to further refine and develop the personalized services and community-focused identity that distinguish the Bank from its super-regional competitors.

     . Promote Entrepreneurial Culture. The Company will continue to promote the entrepreneurial culture which has historically been one of the Bank's greatest strengths. The Company continues to believe that by incentivizing experienced and motivated managers, it can successfully grow its existing businesses and identify and develop new opportunities in community banking and specialty finance.

     The Company's executive offices are located at 7F Gwynns Mill Court, Owings Mills, Maryland 21117 and its telephone number is (410) 363-7050.

                                     (iii)

                                 THE OFFERINGS

Common Stock Offered in the Offerings:

------------------------------

     Community Offering..........   Up to 950,000 shares

     Public Offering.............   450,000 shares plus any shares which are not
                                    sold in the Community Offering

Common Stock to be Outstanding
after the Offerings..............   5,933,265 shares

Use of Proceeds..................   The Company intends to use approximately
                                    $5.0 to $6.0 million of the net proceeds to charter and capitalize a new bank subsidiary in Northern Virginia. Another $5.0 to $6.0 million of the net proceeds will be used to establish a credit card bank in Delaware.
                                    The Company intends to use the remaining proceeds (approximately $900,000 to $5.6 million) to expand its existing business and franchises and enter into other complementary businesses.

Dilution.........................   On completion of the Offering, there will be
                                    an immediate dilution to investors in the Offering of the net tangible book value per share of Common Stock. See "Dilution."

Dividends........................   Since 1988, the Company has paid semi-annual
                                    cash dividends on its Common Stock. With the quarter ended March 31, 1999, the Company will begin paying quarterly dividends at an annual rate equal to $0.13 per share.

Risk Factors.....................   Prospective investors in the Common Stock
                                    should read carefully the information
                                    discussed under the heading "Risk Factors," including: (i) credit risks related to lending specialties; (ii) industry risks related to construction and development lending; (iii) risks related to the proposed new banking subsidiaries and branch expansion; (iv) Key Operations' dependence on significant customer; (v) no prior market for the Common Stock and no assurance of an active and liquid trading market; (vi) dependence on key personnel; (vii) control of the Company; (viii) geographic concentration

Nasdaq National Market Symbol....   "KCCO"

                                      (iv)

               Questions and Answers About the Community Offering

How many shares can I buy in the Community Offering?

You must order at least 100 shares.  The maximum order is 14,000 shares.

How do I subscribe for shares?

You may subscribe for shares by completing and returning the enclosed stock order form along with your payment to our Stock Information Center at 7F Gwynns Mill Court, Owings Mills, Maryland 21117 before :__ p.m. on ____day, _____ __, 1999. The Company will accept payment by wire, check or money order. For wiring instructions, contact the Stock Information Center. No cash payments will be accepted.

To whom should I make my check or money order?

Your check or money order should be made payable to "_______, As Escrow Agent for Key Capital Corporation." The Escrow Agent will not release your funds to the Company until the shares are issued.

How much payment am I required to enclose?

Your payment must equal $12 times the number of shares you wish to order.

     Example: If you want to order 1,000 shares, you will need to send a check or money order for $12,000.

What will the final price per share be?

The final price per share will be between $10 and $12. If the final price is less than $12 per share, the Company will refund the difference between $12 and the final price.

How and when will the final price be determined?

The Company and Ryan, Beck will determine the final price at the start of the firm commitment Public Offering that is expected to take place following the close of the Community Offering. Purchasers in the Community Offering will pay the same price per share as purchasers in the Public Offering.

When will the Public Offering take place?

The Public Offering is expected to take place promptly after the close of the Community Offering. If the Public Offering does not take place within 60 days after the close of the Community Offering, the Company will cancel the Community Offering and return all funds to subscribers.

What if there are not enough shares to fill all the orders in the Community Offering?

The Company will allocate shares among subscribers in its sole discretion.

Where can I get more information?

In order to make an informed investment decision, you should read this entire document. You should read the section titled "Risk Factors" especially closely. This section contains important information about the particular risks involved in an investment in the Common Stock. In addition, you should contact:

                            Stock Information Center
                            Key Capital Corporation
                             7F Gwynns Mills Court
                          Owings Mills, Maryland 21117
                                 (410) 363-7050

                                      (v)

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table summarizes consolidated financial data for the Company and its subsidiaries for the periods indicated. The consolidated financial data does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial information and related Notes appearing elsewhere in this prospectus. See "Index to Consolidated Financial Statements."


                                                         At or for the
                                                    Year Ended December 31,
                                ---------------------------------------------------------------
                                   1998         1997         1996         1995         1994
                                -----------  -----------  -----------  -----------  -----------
                                         (Dollars in thousands, except per share data)

Operating Data:
Net Interest Income...........  $   18,939   $   19,875   $   20,246   $   18,641   $   16,842
Provision for Loan Losses.....       5,179        7,623        7,883        3,812        3,124
Noninterest Income............      11,595        9,085        7,623        7,036        6,646
Noninterest Expense...........      19,689       16,688       18,950       16,685       14,947
Net Income (1)................       3,768        2,835        1,246        3,166        3,605

Share Data:
Net Income Per Share:
   Basic (1)..................  $     0.84   $     0.64   $     0.28   $     0.71   $     0.81
   Diluted (1)................        0.81         0.63         0.28         0.70         0.81
Cash Dividends Declared
   Per Common Share...........        0.12         0.10         0.10         0.10         0.07
Book Value per Common
   Share......................        5.90         5.20         4.60         4.42         3.69
Weighted Average Basic
   Common Shares
   Outstanding................   4,478,298    4,460,715    4,456,821    4,456,782    4,456,782

Financial Condition Data:
Total Assets..................  $  292,026   $  268,477   $  253,038   $  237,936   $  203,984
Loans Receivable, net.........     220,957      192,849      200,193      183,928      157,845
Allowance for Loan Losses.....       8,457        8,024        8,254        5,658        5,267
Total Deposits................     257,024      235,684      226,513      212,285      182,502
Total Stockholders' Equity....      26,737       23,168       20,509       19,685       16,456

Performance Ratios:
Return on Average Assets (1)..        1.35%        1.10%        0.51%        1.43%        1.79%
Return on Average Equity (1)..       14.77        12.95         6.16        17.30        23.83
Net Interest Margin (2).......        7.12         8.11         8.78         8.90         8.85
Net Interest Spread (3).......        6.41         7.52         8.13         8.33         8.46
Dividend Payout Ratio.........       14.05        15.63        35.71        14.08         8.40
Noninterest Income to
  Total Revenues (4)..........       37.97        31.37        27.35        27.40        28.29
Noninterest Income to
  Average Assets..............        4.17         3.52         3.13         3.18         3.29
Noninterest Expense to
  Average Assets..............        7.07         6.46         7.79         7.54         7.40
Efficiency Ratio (5)..........       64.48        57.63        68.00        64.98        63.64

                                      (vi)



                                              At or for the
                                         Year Ended December 31,
                                ------------------------------------------
                                 1998     1997     1996     1995    1994
                                -------  -------  -------  ------  -------
                                          (Dollars in thousands)

Capital Ratios:
Average Equity to Average
   Assets.....................    9.17%    8.48%    8.32%   8.28%    7.49%
Leverage Ratio................    9.39     8.61     8.13    8.26     8.08
Total Risk-Based Capital
   Ratio......................   12.96    13.19    12.30   11.41    13.66

Asset Quality Ratios:
Allowance for Loan Losses
   and Other Reserves to
   Gross Loans................    3.69%    3.99%    3.96%   2.98%    3.23%
Non-Performing Loans to
   Gross Loans................    2.88     2.42     2.37    3.28     2.47
Non-Performing Assets to
   Gross Loans Plus Other
   Non-Performing Assets (6)..    3.72     3.81     3.81    4.05     4.72
Allowance for Loan Losses
   and Other Reserves to
   Non-Performing Loans.......  127.87   165.00   166.95   90.98   130.63
Net Loan Charge-offs to
   Average Loans..............    2.30     3.88     2.67    1.93     1.60

-------------------------

(1) The Company's results of operations for the year ended December 31, 1996 were adversely affected by a one-time special assessment imposed by the FDIC to recapitalize the Savings Association Insurance Fund. Without this expense of approximately $775,000 (after-tax), the Company's net income for 1996 would have been $2.0 million ($0.45 basic and diluted earnings per share) and its returns on assets and equity would have been 0.83% and 9.98%, respectively.
(2) Net interest margin is net interest income divided by average interest-earning assets.
(3) Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)  Total revenues equals net interest income plus noninterest income.
(5) Efficiency ratio equals noninterest expense divided by the sum of net interest income and noninterest income.
(6) Non-performing assets equal non-performing loans plus other non-performing assets.

                                     (vii)

                                  RISK FACTORS

     In addition to the other information in this Prospectus, investors should carefully consider the following risk factors in deciding whether to purchase the Common Stock.

Credit Risks Related to Lending Specialties

     Like any company engaged in the business of lending money, the Company faces the risk that its loans will not be paid back. Because the Company has historically specialized in certain riskier types of lending, however, its risk of loss may be even greater than that faced by other banks. The Company's riskier lending activities include credit card lending, subprime automobile lending, residential construction and development lending and small business lending.

    . Credit Card Lending. A significant portion of the Company's business has been issuing partially secured credit cards to subprime borrowers. Subprime borrowers are borrowers who would not be able to obtain a credit card through other traditional sources because of their limited credit history, poor repayment history, high debt-to-income ratios or other reasons. As of December 31, 1998, the Company had $47.0 million in outstanding credit card balances which equaled 20.44% of the loan portfolio. Partially secured credit card loans to subprime borrowers equaled $35.6 million of the Company's $47.0 million in total credit
          card outstandings.   Although the Company receives a higher rate of
          return on these loans, the risk of late payments or non-payment is greater because of the high risk associated with these borrowers. The risk of credit card lending may increase with an economic downturn or recession when these borrowers may be disproportionately affected by increases in the unemployment rates. The Company tries to reduce these risks through its underwriting procedures and has established reserves in amounts which it believes are sufficient to cover probable losses in these portfolios. The Company cannot assure you, however, that these procedures and reserves will adequately protect the Company against losses.

    . Subprime Automobile Lending. As of December 31, 1998, the Bank had $22.5 million in subprime automobile loans outstanding which equaled 9.78% of the loan portfolio. The Company originates automobile loans to borrowers who have not been able to obtain financing through traditional sources because of their limited credit history, poor repayment history, high debt-to-income ratios or for other reasons. Although the Company receives high yields on these loans, there are significant risks associated with subprime automobile lending. These risks include: loan defaults; delinquencies; increased costs in underwriting; loan administration and collection; and inability to sell repossessed automobiles at a price sufficient to recoup the loan amount. The risk with this type of lending may increase with an economic downturn or recession when unemployment rates increase.
          While the Company uses underwriting criteria designed to reduce these credit risks and has established reserves in amounts which it believes are sufficient to cover probable losses in these portfolios, the Company cannot assure you that these procedures will protect the Company against losses.

    . Construction Lending. As of December 31, 1998, the total outstanding balances on the Company's residential construction loans equaled $45.8 million, net of loans in process, and comprised 19.91% of the Company's total loan portfolio. Residential construction loans have higher interest rates and shorter terms than permanent residential mortgage loans. Construction lending, however, has a higher degree of risk than lending on completed properties because of the uncertainty of the value of the property upon the completion of construction. In addition, the Company is exposed to the risk that delays will increase construction costs so much that the completed house cannot be sold at a profit. The risks associated with residential construction lending are significantly affected by local economic conditions, the supply and demand for new homes, the success of the surrounding development and changes in local government regulations such as zoning, building codes and building moratoriums.

    . Development Lending. As of December 31, 1998, outstanding development loans totaled $38.9 million, net of loans in process, and comprised 16.91% of the Company's total loan portfolio. Borrowers use development loans to finance the acquisition of raw land and to subdivide it into building lots. While development loans also feature shorter terms and higher yields than permanent residential mortgages, development loans expose the Bank to greater risk of loss than residential mortgages, and are even considered riskier than residential construction loans. In addition to the risks inherent in lending on properties whose value depends on the successful completion of the project, development loans are generally outstanding for longer periods than construction loans and expose the Bank to additional risk from delays in obtaining necessary permits. Future and existing development loans may be adversely affected by delays in receiving required government approvals, changing government building codes and regulations and local zoning laws, enforcement of environmental regulations and wetlands preservation laws, a slow down of the local economy, supply and demand for newly built homes or potential building moratoriums and municipal and county anti-growth policies.

    . Small Business Lending. At December 31, 1998, the Company had $45.8 million in commercial loans which equaled 19.91% of the portfolio. Commercial business lending generally involves greater credit risk than one- to four-family mortgage lending. The repayment of commercial loans depends on the quality of the borrower's management and a number of economic and other factors which induce business failures and depreciate the value of business assets pledged to secure the loan, including competition, insufficient capital, product obsolescence, changes in the cost of production, environmental hazards, weather, changes in laws and regulations and general changes in the marketplace.


Industry Risks Related to Construction and Development Lending

     The Company does a significant portion of its lending to builders and developers. Real estate development has historically been a cyclical business. During periods of low interest rates and high employment, housing demand and construction activity increase. If housing demand falters for any reason, the supply of newly built homes and homes under construction can quickly exceed demand. Builders are then forced to discount prices which cuts into their profits and jeopardizes their ability to repay their loans. When new home construction slows down, developers cannot sell their finished lots and are forced to carry properties for longer than planned. If a builder or developer does not have the capital to carry their inventory during a period of slow sales, they are likely to default on their loans. The real estate development industry is also undergoing structural changes. Large publicly traded homebuilders have become a more significant factor in what had been a fragmented industry. Because of the scale on which they operate, these homebuilders generally need larger loans than the Bank can make. To date, these large homebuilders have preferred to purchase finished lots from other developers rather than to develop land themselves. A significant portion of the Bank's development loan customers sell developed lots to these large homebuilders. The Company cannot assure investors that cyclical trends will not cause delinquencies in the construction and development portfolio or that structural changes in the real estate industry will not reduce the market for its construction and development loans.

Risks Related to Proposed New Banking Subsidiaries and Branch Expansion

     The Company intends to use a portion of the net proceeds from the Offerings to charter and capitalize a new banking subsidiary in Northern Virginia into which it will fold its existing Virginia branch and operations and to establish a bank in Delaware to conduct its credit card operations. It is anticipated that chartering the new Virginia bank will require at least six months and an initial capitalization of $5.0 to $6.0 million. For the Delaware bank, the Company is negotiating to acquire an existing bank with $2.0 million in assets. After capitalizing the new Delaware bank for its intended activities, the Company estimates that its total investment will be $5.0 to $6.0 million. Until the new banks are established, the funds set aside by the Company for this purpose will be invested in short-term investments. For each of the new banks, the Company will incur one-time start-up costs and ongoing incremental additional operating expenses which could affect future profitability.

     The Bank recently opened a new branch in Cockeysville, Maryland and the Company may open additional branches following the Offerings. Opening new branches will require the Company to incur significant expense. The Company cannot assure investors that the Bank will be able to integrate any new branches
successfully into the current operations of the Bank.   If new branches are not
successfully integrated, the Bank's profits will be reduced. In addition, the Company cannot assure you that the Bank will actually experience any further asset growth, or that the Bank will experience any favorable results if such growth occurs.

Key Operations' Dependence on Significant Customer

     During 1998, the Company recorded approximately $3.7 million in income from credit card processing by its Key Operations subsidiary. The majority of this income was attributable to a single customer. While Key Operations is continually adding new customers and diversifying its sources of revenue, this customer is expected to remain a significant contributor to Key Operations' income. Accordingly, the loss of this customer could have a material adverse effect on the profitability of Key Operations and the Company as a whole.

No Prior Market for the Common Stock; No Assurance of Active and Liquid Trading Market

     Prior to the Offerings, there has been no public market for the Common Stock. The Company has applied for quotation of the Common Stock on the Nasdaq National Market. In order to be approved for quotation, at least three broker-dealers must be willing to make a market in the Common Stock. Ryan, Beck has advised the Company that it intends to make a market in the Common Stock following the completion of the Offerings as long as the volume of trading activity and certain other market-making considerations justify it doing so. While the Company hopes to obtain commitments from at least two other broker-dealers to act as market makers, the Company has no assurance that three broker-dealers will make a market in the Common Stock. The development of a liquid public market depends on the participation of willing buyers and sellers, which is not within the control of the Company or any market maker. The Company cannot assure investors that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue. Nor is there any assurance that anyone purchasing shares will be able to sell them at or above the purchase price. See "Market for the Common Stock."

Substantial Competition in the Financial Services Industry

     The Bank faces substantial competition in all phases of its operations from a variety of different competitors. The Bank competes for loans and deposits with other banks and financial institutions, including many which have substantially greater resources, name recognition and market presence than the Bank. Many of these competitors offer services which the Bank does not offer. The Bank seeks to compete against larger banking institutions by emphasizing its local ownership and orientation. The Bank, however, must also compete with other community banks which attempt to compete on the same basis. In the specialty lending area, the Bank faces intense competition from non-bank lenders which are not subject to the same regulatory oversight as the Bank. Because of the high yields offered by these products, new competitors are continually attracted to these lines of business including major companies that are able to make substantial investments in technology and sales networks. These competitors may seek to compete aggressively on the basis of pricing in order to gain market share. This competition may result in a reduction in the Company's profit margins on these loans and even lead the Company to de-emphasize certain products or services.

Recent Stock Market Volatility

     The market for publicly traded stocks, including the stocks of banks and bank holding companies, has recently been volatile with very wide price swings. The fluctuations in trading prices may be unrelated to the operating performance of particular companies whose shares are traded. The purchase price of the Common Stock in the

Offerings will be determined through negotiation with Ryan, Beck, as the underwriter. After the Offerings, the trading price of the Common Stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, investor perceptions of the Company and the banking industry and general industry and economic conditions. Due to possible continued market volatility and to other factors, including the Risk Factors discussed in this Prospectus, the Company cannot assure you that, following the Offerings, the trading price of the Common Stock will be at or above the initial offering price. See "-- No Prior Market for the Common Stock; No Assurance of Active and Liquid Trading Market."

Dependence on Key Personnel

     The Company's growth and development to date have depended largely on the efforts of its President and Chief Executive Officer, David H. Wells, Jr. and its Executive Vice President, W. Benton Knight. Neither Mr. Wells nor Mr. Knight has an employment contract with the Company or the Bank and neither the Company nor the Bank have key-man life insurance policies on Mr. Wells or Mr. Knight. The loss of Mr. Wells' or Mr. Knight's services for any reason could have a material adverse effect on the Company and the Bank.

Control of the Company

     Under the Maryland General Corporation Law, two-thirds of the Company's outstanding shares must approve any merger, consolidation or share exchange involving the Company. Amendments to the Company's Articles of Incorporation also require a two-thirds vote. Because of these provisions, the holders of one-third of the Company's outstanding Common Stock would be able to prevent most business combinations involving the Company even if the proposed business combination was favored by a majority of the shares outstanding. The Board of Directors currently controls over 50% of the outstanding stock and is expected to own over 40% of the Common Stock following the Offering. If the Board of Directors voted together as a group, they would be able to prevent most acquisitions of the Company. In addition, the Maryland General Corporation Law restricts business combinations with stockholders who have not been approved by the Board of Directors in advance and limits the voting rights of larger stockholders unless their voting rights have been approved by a vote of the stockholders. See "Description of Capital Stock -- Certain Voting Requirements." These provisions may discourage or prevent a future takeover attempt in which stockholders might otherwise receive a premium for their shares over then current market prices.

Geographic Concentration

     Substantially all of the Company's construction, development, subprime automobile, small business and mortgage loans are to customers in Central Maryland and Northern Virginia. The Company's growth and profitability depend on economic conditions in these areas. Unfavorable changes in economic conditions affecting these areas such as cutbacks in the federal and local government workforce or downturns in the service, technology and manufacturing industries may have an adverse impact on the Company's loan portfolio and on its operations in general.

Technology Risks and Year 2000 Problem

     The financial services industry has undergone continual technological change and banks are increasingly dependent on computers in their operations. In addition, many of the products and services which their customers demand can only be offered if a bank invests in sophisticated computers and software. In order to compete, the Bank must continually evaluate and adopt these new technologies. There can be no assurance that the Bank will successfully implement new technologies or market these new products to its customers.

     Because of its dependence on technology, the banking industry is also vulnerable to computer programming defects, the most notorious of which is the Year 2000 problem. The "Year 2000 Problem" refers to the inability of some computer systems to recognize the year 2000. Many existing computer programs and systems were originally programmed with six digit date fields that use only two digits to identify the calendar year. These systems may not operate properly when the Year 2000 comes. Because of the prevalence of computers in the financial services industry and throughout the economy, there is substantial uncertainty about the extent to which the Year 2000 Problem will affect the industry. The Company has devoted extensive efforts to addressing the Year 2000 Problem and believes that it has complied with the directives of federal bank regulators in this area. Although the Bank presently believes that, with planned modifications to existing software and conversion to new software, the Year 2000 Problem will not have a material adverse impact on the operations of the Bank, there can be no assurance that this will be the case. The Company is surveying its loan customers regarding their Year 2000 readiness. For a discussion of the expected costs, contingency planning and other aspects of the Year 2000 problem, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness Disclosure."

Ability to Make Dividend Payments

     The Company is a legal entity separate and distinct from the Bank. Because the Company's principal business activity is owning the Bank, the Company's payments of dividends on the Common Stock will generally be funded from dividends received by the Company from the Bank. Maryland law limits the aggregate amount of cash dividends that the Bank may pay to the Company, its sole shareholder. The Bank's ability to make dividend payments to the Company is subject to the Bank's continuing profitable operations and there can be no assurance that future earnings of the Bank will support sufficient dividend payments to the Company.

Government Regulations

     The Company is subject to extensive regulation and supervision. This regulation and supervision is primarily intended to protect depositors in the Bank, not stockholders of the Company. The Company is subject to regulation by the Board of Governors of the Federal Reserve System. The Bank, as a Maryland chartered bank, is subject to supervision by the FDIC and the Division of Financial Regulation of the Maryland Department of Labor, Licensing & Regulation. Recently enacted, proposed and future legislation and regulations have had, will continue to have, or may have a material effect on the business, operations and prospects of the Company. Some of these regulations may increase the Company's cost of doing business and place other financial institutions in a stronger competitive position. The Company is unable to predict how its business and earnings will be affected by any fiscal or monetary policies, or new federal or state legislation or regulations, in the future. See "Supervision and Regulation."

Interest Rate Risk

     The Bank's profitability largely depends on its net interest income, which is the difference between the interest it earns from its interest-earning assets, such as loans and investment securities, and the interest it must pay on its interest-bearing liabilities, such as deposits and borrowings. Fluctuations in the level of interest rates may reduce the amount of loans originated by the Bank and, thus, the amount of loan and commitment fees, as well as the value of the Bank's investment securities and other interest-earning assets. Moreover, variations in interest rates also can result in the flow of funds away from depository institutions into other investments, such as stocks and bonds.


                                USE OF PROCEEDS

     The Company estimates that its net proceeds from the sale of the Common Stock at the maximum offering price of $12.00 per share will be approximately $15.6 million after deducting underwriting fees and estimated offering expenses of $512,000. At the minimum offering price of $10.00 per share, net proceeds would be $12.9 million after deducting underwriting fees and estimated offering expenses. For purposes of estimating net proceeds, the Company has assumed that 950,000 shares will be sold in the Community Offering, 450,000 shares will be sold in the Public Offering and no directors or executive officers employees or their immediate families or employee benefit plans will participate in the Community Offering.

     The Company intends to use approximately $5.0 million to $6.0 million of the net proceeds to charter and capitalize a new bank subsidiary in Northern Virginia. Another $5.0 million to $6.0 million of the net proceeds will be used to establish a credit card bank in Delaware. The Company is negotiating to acquire a $2.0 million asset credit card bank and relocate it to Delaware. The Company intends to use the remaining net proceeds (approximately $900,000 to $5.6 million) to expand its existing businesses and franchises in Maryland and to expand into other complementary businesses. Until the net proceeds are used for these purposes, the net proceeds may be invested in short-term debt securities or deposits. Although the Company does not currently anticipate any significant change in this allocation of net proceeds, the allocation may vary as necessary to respond to changing circumstances. Accordingly, the Company's management will have broad discretion in the application of the net proceeds.

                          MARKET FOR THE COMMON STOCK

     Prior to the Offerings, there has been no public market for the Common Stock and only isolated privately negotiated sales of the Common Stock have occurred. No bid or bid quotes are published by any market makers for the Common Stock. During the year ended December 31, 1998, there were sales of the Common Stock at prices ranging from $4.55 to $5.64, as adjusted for the 5 1/2-to-1 stock split effected through a stock dividend payable March 15, 1999. Because of the historically illiquid nature of the market, those transactions may not represent the true value of the Common Stock.

     The Company has applied to have the Common Stock quoted on the Nasdaq National Market under the symbol "KCCO." In order for the Common Stock to be quoted on the Nasdaq National Market, at least three broker-dealers must be willing to make a market in the Common Stock. Ryan, Beck has advised the Company that it intends to use its best efforts to make a market in the Common Stock and to encourage other securities firms to do the same, but it has no obligation to do so. Making a market involves maintaining bid and asked quotations for the Common Stock and standing ready, as principal, to buy and sell the Common Stock in reasonable quantities at those quoted prices. There can be no assurance that an active and liquid trading market for the Common Stock will develop or that the Common Stock will be quoted on the Nasdaq National Market as contemplated.

                                   DIVIDENDS

     The Company has paid semi-annual cash dividends on its Common Stock since 1988. Cash dividends declared per share during each full quarter for the last four fiscal years and the current year to date are presented below:

Quarter Ended                  1998     1997     1996    1995    1994
----------------------------  -------  -------  -------  -----  -------

              March 31        $    --  $    --  $    --  $  --  $    --
              June 30          0.0545   0.0455   0.0545   0.05   0.0227
              September 30         --       --       --     --       --
              December 31      0.0636   0.0545   0.0455   0.05   0.0455

     Starting with quarter ending March 31, 1999, the Company will begin paying quarterly dividends at an annual rate equal to $0.13 per share.

     Dividends are declared by the Board of Directors in its sole discretion and there can be no assurance that the Company will be legally or financially able to make such payments. Payment of dividends may be limited by Federal and state regulations which restrict a bank's and bank holding company's right to pay dividends (or to make loans or advances to affiliates which could be used to pay dividends). Generally, a bank or bank holding company is prohibited from paying dividends unless it has sufficient net (or retained) earnings and capital as determined by its regulators. See "Supervision and Regulation -- Regulation of the Company -- Dividends and Distributions" and "Supervision and Regulation -- Regulation of the Bank -- Dividend Limitations."

                                    DILUTION

     Purchasers of Common Stock in the Offerings will experience immediate dilution in net tangible book value (stockholders' equity less intangible assets) per share from the initial public offering price. "Net tangible book value per share" is calculated by dividing the difference between the total amount of tangible assets and the total amount of liabilities by the number of shares of Common Stock outstanding. At December 31, 1998, the net tangible book value of the Common Stock was $5.90 per share. Assuming the sale of 1,400,000 shares of Common Stock expected to be sold in the Community Offering and the Public Offering, the pro forma tangible book value per share at December 31, 1998 would have been $6.69 and $7.14 at the minimum and maximum price per share, respectively. This would represent an immediate increase in tangible book value of $0.79 and $1.24, respectively, to existing stockholders and an immediate dilution to new investors of $3.31 and $4.86 per share.

                                                                   Minimum  Maximum
                                                                   -------  -------

     Initial public offering price per share.....................   $10.00   $12.00
          Net tangible book value per share before Offering......     5.90     5.90
          Increase per share attributable to new investors.......     0.79     1.24
                                                                    ------   ------
     Pro forma net tangible book value per share after Offering..     6.69     7.14
                                                                    ------   ------
     Dilution per share to new investors.........................   $ 3.31   $ 4.86
                                                                    ======   ======


                                 CAPITALIZATION

    The following table shows the capitalization of the Company, at December 31, 1998, on both an actual basis and as adjusted for the issuance of 1,400,000 shares of Common Stock offered in the Offerings at the minimum and maximum prices of $10.00 and $12.00 per share and the use of the estimated net proceeds as described in "Use of Proceeds." Investors should read this table along with the Company's Consolidated Financial Statements and accompanying notes which are contained elsewhere in this Prospectus.

                                                                               December 31, 1998
                                                                       -------------------------------
                                                                        Actual       As adjusted (1)
                                                                       --------   --------------------
                                                                                  Minimum     Maximum
                                                                                  -------    ---------
                                                                           (Dollars in thousands)
Stockholders' equity:
   Common Stock, $1.00 par value, 20,000,000 shares authorized;
     4,533,265 shares issued and outstanding; as adjusted 5,933,265
     shares issued and outstanding...................................  $ 4,533    $ 5,933    $ 5,933
   Additional paid-in capital........................................        0     11,535     14,225
   Retained earnings.................................................   22,212     22,212     22,212
   Accumulated other comprehensive income, net.......................       (8)        (8)        (8)
                                                                       -------    -------    -------
        Total stockholders' equity...................................  $26,737    $39,672    $42,362
                                                                       =======    =======    =======

Capital ratios:
   Total risk-based capital ratio....................................    12.96%     18.42%    19.54%
   Tier 1 risk-based capital ratio...................................    11.68      17.14     18.26
   Leverage ratio....................................................     9.39      13.34     14.12
-------------------------

(1) Assumes in each case the sale of 950,000 shares in Community Offering and 450,000 shares in the Public Offering with no sales to directors, officers, employees, or employee benefit plans of the Company or immediate families of such persons, and no exercise of the over-allotment option which is expected to be granted to Ryan, Beck in the Public Offering. See "The Offerings -- Public Offering."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents selected consolidated financial data for the Company and its subsidiaries for each of the periods indicated. The consolidated financial data does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial information and related Notes appearing elsewhere in this prospectus. See "Index to Consolidated Financial Statements."


                                                         At or for the
                                                    Year Ended December 31,
                                ---------------------------------------------------------------
                                   1998         1997         1996         1995         1994
                                -----------  -----------  -----------  -----------  -----------
                                         (Dollars in thousands, except per share data)

Operating Data:
Net Interest Income...........  $   18,939   $   19,875   $   20,246   $   18,641   $   16,842
Provision for Loan Losses.....       5,179        7,623        7,883        3,812        3,124
Noninterest Income............      11,595        9,085        7,623        7,036        6,646
Noninterest Expense...........      19,689       16,688       18,950       16,685       14,947
Net Income (1)................       3,768        2,835        1,246        3,166        3,605

Share Data:
Net Income Per Share:
   Basic (1)..................  $     0.84   $     0.64   $     0.28   $     0.71   $     0.81
   Diluted  (1)...............        0.81         0.63         0.28         0.70         0.81
Cash Dividends Declared
   Per Common Share...........        0.12         0.10         0.10         0.10         0.07
Book Value per Common
   Share......................        5.90         5.20         4.60         4.42         3.69
Weighted Average Basic
   Common Shares
   Outstanding................   4,478,298    4,460,715    4,456,821    4,456,782    4,456,782

Financial Condition Data:
Total Assets..................  $  292,026   $  268,477   $  253,038   $  237,936   $  203,984
Loans Receivable, net.........     220,957      192,849      200,193      183,928      157,845
Allowance for Loan Losses.....       8,457        8,024        8,254        5,658        5,267
Total Deposits................     257,024      235,684      226,513      212,285      182,502
Total Stockholders' Equity....      26,737       23,168       20,509       19,685       16,456

Performance Ratios:
Return on Average Assets (1)..        1.35%        1.10%        0.51%        1.43%        1.79%
Return on Average Equity (1)..       14.77        12.95         6.16        17.30        23.83
Net Interest Margin (2).......        7.12         8.11         8.78         8.90         8.85
Net Interest Spread (3).......        6.41         7.52         8.13         8.33         8.46
Dividend Payout Ratio.........       14.05        15.63        35.71        14.08         8.40
Noninterest Income to
  Total Revenues (4)..........       37.97        31.37        27.35        27.40        28.29
Noninterest Income to
  Average Assets..............        4.17         3.52         3.13         3.18         3.29
Noninterest Expense to
  Average Assets..............        7.07         6.46         7.79         7.54         7.40
Efficiency Ratio (5)..........       64.48        57.63        68.00        64.98        63.64



                                              At or for the
                                         Year Ended December 31,
                                ------------------------------------------
                                 1998     1997     1996     1995    1994
                                -------  -------  -------  ------  -------
                                          (Dollars in thousands)

Capital Ratios:
Average Equity to Average
   Assets.....................    9.17%    8.48%    8.32%   8.28%    7.49%
Leverage Ratio................    9.39     8.61     8.13    8.26     8.08
Total Risk-Based Capital
   Ratio......................   12.96    13.19    12.30   11.41    13.66

Asset Quality Ratios:
Allowance for Loan Losses
   and Other Reserves to
   Gross Loans................    3.69%    3.99%    3.96%   2.98%    3.23%
Non-Performing Loans to
   Gross Loans................    2.88     2.42     2.37    3.28     2.47
Non-Performing Assets to
   Gross Loans Plus Other
   Non-Performing Assets (6)..    3.72     3.81     3.81    4.05     4.72
Allowance for Loan Losses
   and Other Reserves to
   Non-Performing Loans.......  127.87   165.00   166.95   90.98   130.63
Net Loan Charge-offs to
   Average Loans..............    2.30     3.88     2.67    1.93     1.60

-------------------------

(1) The Company's results of operations for the year ended December 31, 1996 were adversely affected by a one-time special assessment imposed by the FDIC to recapitalize the Savings Association Insurance Fund. Without this expense of approximately $775,000 (after-tax), the Company's net income for 1996 would have been $2.0 million ($0.45 basic and diluted earnings per share) and its returns on assets and equity would have been 0.83% and 9.98%, respectively.
(2) Net interest margin is net interest income divided by average interest-earning assets.
(3) Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)  Total revenues equals net interest income plus noninterest income.
(5) Efficiency ratio equals noninterest expense divided by the sum of net interest income and noninterest income.
(6) Non-performing assets equal non-performing loans plus other non-performing assets.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is intended to assist investors in understanding the financial condition and results of operations of the Company. The information contained in this section should be read along with the Consolidated Financial Statements and accompanying Notes contained elsewhere in this Prospectus.

Overview

     The Company's operating strategy has historically involved the development of profitable niche products that offer attractive rates of return. While this strategy entails additional credit risk, the Company believes that its experience in these areas as well as its disciplined pricing and reserve practices allow it to manage these risks. Currently, the Company concentrates on five main areas:

     . Residential Construction and Development Lending. The Bank has focused on residential construction and development lending since its founding. At December 31, 1998, the total outstanding balances on the Bank's construction and development loans approximated $84.7 million, net of loans in process. In addition to serving Central Maryland, the Bank makes development and construction loans in Northern Virginia through its Leesburg office and in Delaware. Since residential construction and development loans generally have relatively short terms and bear floating rates of interest, they reduce the Company's exposure to the risk that increases in market interest rates will make these loans unprofitable. These loans are repaid as the lots or houses are sold which helps limit the Bank's exposure to an individual borrower or project. The Company believes that development and construction lending are areas in which its expertise and local orientation give it an advantage over larger banks. See "Business -- Lending Activities."

     . Credit Card Lending and Operations. At December 31, 1998, the Bank had a $47.0 million portfolio of partially secured and unsecured credit card loans to customers around the country and expects that credit card lending will continue to contribute to the Company's future profitability. See "Business --Lending Activities." Over the past several years, the high returns on partially secured lending to subprime borrowers have attracted many new competitors into this market. Many of these competitors have offered credit cards to subprime borrowers on much easier terms than the Bank and the Bank reduced the collateral requirements for its cards to remain competitive. After experiencing declining profitability as a result of increased origination costs and increased charge-offs, the Bank de-emphasized the issuance of partially secured credit cards in favor of processing credit cards for others. Through its Key Operations Center, Inc. subsidiary, the Bank offers credit card processing services to a variety of bank and non-bank partners. Using the underwriting and servicing expertise gained from its partially secured credit card portfolio, the Bank concentrates on servicing the subprime sector and believes that its processing activities can provide noninterest income without the credit risk that comes with direct lending. See
          "Business --Credit Card Processing."

     . Small Business Lending. The Bank offers a full range of commercial loans including term loans, lines of credit, asset-based financing and SBA guaranteed loans. At December 31, 1998, the Company's commercial loan portfolio totaled $45.8 million. Management believes that the consolidation in the Mid-Atlantic banking industry has created significant opportunities for a community-oriented bank that can offer prompt and responsive service to the small business customer. In order to reach out to this customer base, the Bank has placed a commercial loan officer in each of its branches. For 1997 and 1996, the Bank was the largest originator of SBA guaranteed loans in the SBA Baltimore Region. Management believes that the Bank's SBA lending expertise gives it an additional advantage in reaching the small business borrower who is not being served by larger banks while allowing the Bank to reduce its credit risk through SBA guarantees. The Bank also profits from sales of the guaranteed portion of the loan in the secondary market. See "Business --Lending Activities."

     . Subprime Automobile Lending. The Bank began offering automobile financing to subprime borrowers in 1988 and currently serves the subprime automobile loan market throughout metropolitan Baltimore and Washington, D.C. and Northern Virginia. At December 31, 1998, the Company's subprime automobile loan portfolio totaled $22.5 million. The Bank mainly originates its automobile loans through automobile dealers who take the application from the customer and send it to the Bank for approval. The Bank competes in this area through marketing and responsive service while using disciplined pricing and underwriting procedures to control credit risk. The Bank is evaluating an extension of its business into automobile leasing to increase financing opportunities for the Bank. See "Business --Lending Activities."

     . Mortgage Banking. The Bank originates FHA/VA and conventional loans for resale in the secondary market. For the year ended December 31, 1998, the Company originated $115.3 million in mortgage loans for sale in the secondary market. The Bank seeks to minimize credit and interest rate risk while maximizing profitability by promptly selling loans on an individual loan basis. The Bank currently does not service these loans after the sale. See "Business -- Lending Activities."

     Since 1995, competition and the tightening of credit standards by the Company to control the level of net charge-offs have reduced the balances in the partially secured credit card and subprime automobile loans while balances in small business and residential development and construction lending have increased significantly. Although this shift and the general decline in market interest rates have reduced portfolio yields and narrowed the Company's net interest margin, the Company has continued to maintain higher than peer margins and returns on assets and equity. Net interest margins for the years ended December 31, 1998, 1997 and 1996 were 7.12%, 8.11% and 8.78%, respectively.
Returns on average assets for the years ended December 31, 1998, 1997 and 1996 were 1.35%, 1.10%, and 0.51%, respectively. For the years ended December 31, 1998, 1997 and 1996, the Company's returns on average equity were 14.77%, 12.95% and 6.16%, respectively. The Company's returns on average assets and average equity for the year ended December 31, 1996 were adversely affected by a one-time special assessment imposed on all SAIF-insured institutions. The special assessment resulted in an after-tax charge to the Company of approximately $775,000. Without this special assessment, the Company's returns on average assets and average equity would have been 0.83% and 9.98%, respectively for the year ended December 31, 1996.

Comparison of Financial Condition at December 31, 1998 and 1997

     At December 31, 1998, the Company's total assets were $292.0 million, a $23.5 million, or 8.8%, increase from $268.5 million at December 31, 1997. The Company's asset growth during 1998 was due mainly to a $28.1 million, or 14.6%, growth in the loan portfolio which increased from $192.8 million at December 31, 1997 to $221.0 million at December 31, 1998. The increase of the Company's loan portfolio was due to a $24.0 million increase in residential construction and development loans and $7.6 million increase in commercial loans. During fiscal 1998, the Company focused its portfolio lending activities on residential construction and development lending. The Company's portfolio of these loans grew from $60.6 million at December 31, 1997 to $84.7 million at December 31, 1998. The Company has also devoted a significant portion of its portfolio lending activities to small business lending. In the years ended December 31, 1997 and 1998, the Company originated $14.6 million and $8.1 million, respectively, in these loans. During 1998, the partially secured credit card portfolio increased to $35.6 million from $35.2 million at December 31, 1997, due to the purchase of an $8.0 million credit card portfolio secured by junior liens on residential real estate partially offset by the continued run-off in the rest of the portfolio. Indirect automobile loans declined over the past fiscal year from a total of $24.3 million at December 31, 1997 to $22.5 million at December 31, 1998. This decline was a direct result of tightening of the Company's credit standards in October 1996 which has reduced new loan originations.

     The Company funded its asset growth from several sources. Since December 31, 1997, deposits have grown from $235.7 million to $257.0 million at December 31, 1998. The bulk of deposit growth has been in certificates which have grown from $162.7 million at December 31, 1997 to $185.1 million at December 31, 1998. In addition, during the year ended December 31, 1998, the Company obtained $2.0 million in advances from the FHLB of Atlanta to match fund a long-term commercial loan.

     Stockholders' equity grew by $3.6 million, or 15.4%, from $23.2 million at December 31, 1997, to $26.7 million at December 31, 1998. The Company's common stock account grew from $810,000 at December 31, 1997 to $4.5 million at December 31, 1998 as the result of the capitalization of earnings in connection with the 5 1/2-for-1 stock split effected through a stock dividend declared March 1, 1999. Stockholders' equity as a percentage of total assets was 8.63% at December 31, 1997 and 9.16% at December 31, 1998.

Comparison of Results of Operations For the Year Ended December 31, 1998, 1997 and 1996

     General. For the year ended December 31, 1998, the Company reported net income of $3.8 million ($0.81 per diluted share) compared to $2.8 million ($0.63 per diluted share) for the year ended December 31, 1997 and $1.2 million ($0.28 per diluted share) for the year ended December 31, 1996. The improvement in earnings was primarily attributable to a lower provision for loan losses and higher noninterest income which more than offset declines due to decreases in net interest income and higher noninterest expenses. The improvement in net income during the 1997 fiscal year as compared to fiscal year 1996 was principally the result of a reduction in noninterest expense due to lower federal deposit insurance premiums and advertising expense relating to the Bank's de-emphasis on the originating of partially secured credit card loans. Net income for 1996 was adversely affected by a one-time nonrecurring after-tax expense of approximately $775,000 to help recapitalize SAIF. Without this one-time expense, net income would have been $2.0 million ($0.45 per diluted share).

     Net Interest Income. The primary component of the Company's net income is its net interest income. Net interest income is the difference between the income earned on interest-earning assets and the interest paid on the deposits and borrowings used to fund them. Net interest income is determined by the spread between the yields earned on the Company's interest-earning assets and the rates paid on interest-bearing liabilities as well as the relative amounts of such assets and liabilities. Net interest income, divided by average interest-earning assets, is the Company's net interest margin.

Rate/Volume Analysis

     The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); and (ii) changes in rates (change in rate multiplied by old volume). Changes in rate-volume (changes in rate multiplied by changes in volume) have been allocated between changes in volume and changes in rate in proportion to the absolute values of each.


                                                                    Year Ended December 31,
                                           -------------------------------------------------------------------------
                                                  1998            vs.        1997       1997      vs.        1996
                                           ----------------------------------------  -------------------------------
                                               Increase (Decrease)                   Increase (Decrease)
                                                      Due to                                Due to
                                           -----------------------------    Net       ------------------    Net
                                                 Average        Average   Increase/   Average   Average   Increase/
                                                 Volume           Rate    (Decrease)   Volume     Rate    (Decrease)
                                           -------------------  --------  ----------  --------  --------  ----------
                                                                        (In thousands)
Interest Income:
  Loans (net of unearned income)
     Permanent one- to four-family
          residential....................             $  (418)    $  (6)    $  (424)   $ (142)    $(185)     $ (327)
     Residential construction and
          development....................               1,679      (393)      1,286       114       308         422
     Commercial loans....................                 443      (215)        228     1,200      (448)        752
     Consumer:
        Indirect automobile..............                (692)      (51)       (743)     (339)     (303)       (642)
        Other consumer loans.............                  73      (108)        (35)      (43)        6         (37)
     Credit card.........................              (1,121)     (267)     (1,388)     (501)     (154)       (655)
     Loans held for sale.................                 585         7         592        59        (4)         55
  Mortgage-backed securities
   available for sale....................                  11       124         135      (105)      (87)       (192)
  Interest-bearing bank balances.........                 114        91         205        87         3          90
  Treasury notes and agencies held
    to maturity..........................                 413       (52)        361       641        91         732
  Other earning  assets..................                   2         3           5         3         1           4
                                                      -------     -----     -------    ------     -----      ------
        Total interest income............               1,089      (867)        222       974      (772)        202
                                                      -------     -----     -------    ------     -----      ------

Interest Expense:
   Savings...............................                   7       (27)        (20)      (26)      (12)        (38)
   Interest-bearing demand and money
     market accounts.....................                 (27)        0         (27)        4       (19)        (15)
   Certificates of deposit...............               1,131        46       1,177     1,269      (189)      1,080
   Deposits collateralizing credit card
     loans...............................                 (79)       10         (69)     (148)     (375)       (523)
   Other borrowed funds..................                 117       (20)         97        57        12          69
                                                      -------     -----     -------    ------     -----      ------
        Total interest expense...........               1,149         9       1,158     1,156      (583)        573
                                                      -------     -----     -------    ------     -----      ------
Change in net interest income............             $   (60)    $(876)    $  (936)   $ (182)    $(189)     $ (371)
                                                      =======     =====     =======    ======     =====      ======

Average Balances, Interest and Average Yields

     The following table sets forth the average balances of the Company's assets and liabilities and includes the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated. These average yields and costs are derived by dividing each category of income or expense by the average balance of the related assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of average daily balances has caused any material difference in the information presented.


                                                                           Year Ended December 31,
                                          -----------------------------------------------------------------------------------------
                                                      1998                           1997                           1996
                                          -----------------------------  -----------------------------  ---------------------------
                                                                Average                        Average                      Average
                                           Average               Yield/   Average               Yield/   Average             Yield/
                                           Balance   Interest    Cost     Balance   Interest    Cost     Balance   Interest   Cost
                                          ---------  --------  --------  ---------  --------  --------  ---------  --------  ------
                                                                           (Dollars in thousands)
Assets:
Interest-earning assets:
   Loans (net of unearned income) (1):
    Permanent one- to four-family
        residential.....................  $ 25,965    $ 2,326     8.96%  $ 30,612    $ 2,750     8.98%  $ 32,138    $ 3,077   9.57%
    Residential construction and
        development.....................    69,550      8,106    11.65     55,307      6,820    12.33     54,344      6,398  11.77
    Commercial loans....................    41,710      4,764    11.42     37,879      4,536    11.97     28,150      3,784  13.44
    Consumer:
        Indirect automobile.............    23,244      4,469    19.23     26,838      5,212    19.42     28,540      5,854  20.51
        Other consumer loans............     3,026        300     9.91      2,419        335    13.85      2,727        372  13.64
    Credit card.........................    42,429      7,053    16.62     49,146      8,441    17.18     52,046      9,096  17.48
                                          --------    -------            --------    -------            --------    -------
    Total...............................   205,924     27,018    13.12    202,201     28,094    13.89    197,945     28,581  14.44
                                          --------    -------            --------    -------            --------    -------
Loans held for sale.....................    10,813        814     7.53      3,036        222     7.31      2,233        167   7.48
Mortgage-backed securities available
   for sale.............................     4,271        246     5.76      3,912        111     2.84      6,863        303   4.41
Interest-bearing bank balances..........    16,650        932     5.60     14,524        727     5.01     12,763        637   4.99
Treasury notes and agencies held
   to maturities........................    27,572      1,637     5.94     20,659      1,276     6.18     10,117        544   5.38
Other earning assets....................       815         61     7.48        782         56     7.16        739         52   7.04
                                          --------    -------            --------    -------            --------    -------
     Total earning assets...............   266,045     30,708    11.54    245,114     30,486    12.44    230,660     30,284  13.13
                                                      -------                        -------                        -------
Allowance for loan losses...............    (8,285)                        (8,222)                        (6,475)
Other assets............................    20,617                         21,392                         19,016
                                          --------                       --------                       --------
     Total assets.......................  $278,377                       $258,284                       $243,201
                                          ========                       ========                       ========

Liabilities and stockholders' equity:
 Deposits
      Savings...........................  $ 14,960        437     2.92   $ 14,739    $   457     3.10%  $ 15,585    $   495   3.18%
      Interest-bearing demand and
         money market  accounts.........    19,250        534     2.77     20,231        561     2.77     20,094        576   2.87
      Certificates of deposit...........   172,418     10,330     5.99    153,538      9,153     5.96    132,252      8,073   6.10
      Deposits collateralizing credit
         card loans.....................    20,618        290     1.41     26,243        359     1.37     32,574        882   2.71
                                          --------    -------            --------    -------            --------    -------
              Total interest-bearing
               deposits.................   227,246     11,591     5.10    214,751     10,530     4.90    200,505     10,026   5.00
     Other borrowed funds...............     2,285        178     7.79        823         81     9.84        200         12   6.00
                                          --------    -------            --------    -------            --------    -------
             Total interest-bearing
                  liabilities...........   229,531     11,769     5.13    215,574     10,611     4.92    200,705     10,038   5.00
Demand deposits.........................    15,215                         14,104                         15,835
Other liabilities.......................     8,113                          6,709                          6,417
Stockholders' equity....................    25,518                         21,897                         20,244
                                          --------                       --------                       --------
     Total liabilities and stockholders'
         equity.........................  $278,377                       $258,284                       $243,201
                                          ========                       ========                       ========
Interest rate spread (average yield less
   average rate)........................                          6.41%                          7.52%                        8.13%
                                                                 =======                        =======                      =======
Net interest income (interest income
   less interest expense)...............              $18,939                        $19,875                        $20,246
                                                      =======                        =======                        =======
Net interest margin (net interest
   income/total earning assets).........                          7.12%                          8.11%                        8.78%
                                                                 =======                        =======                      =======
----------

(1)  Includes nonaccrual loans.

     The Company's net interest income for the year ended December 31, 1998 was $18.9 million compared to $19.9 million during the year ended December 31, 1997, a decrease of $936,000, or 4.7%. The reduction in the Company's net interest income was driven by a $1.2 million, or 10.9%, increase in interest expense which offset a $222,000, or 0.7%, increase in interest income. Average loans outstanding increased by $3.7 million, or 1.8%, between the periods and the average yield decreased to 13.12% during the year ended December 31, 1998 compared to a 13.89% yield during the year ended December 31, 1997. This 77 basis point reduction in yield was primarily due to a $6.7 million, or 13.7%, decline in average credit card outstandings to $42.4 million with a 16.62% average yield for the year ended December 31, 1998 from $49.1 million with a 17.18% average yield for the year ended December 31, 1997. The Company also experienced a $3.6 million, or 13.4%, decline in average indirect automobile loans to $23.2 million with a 19.23% yield for 1998 from $26.8 million with a 19.42% average yield for 1997. By contrast, the increase in loan volume consisted of $14.2 million or 25.8% increase in residential construction and development loans, to $69.6 million with a yield of 11.65% during 1998 from $55.3 million with an average yield of 12.33% during 1997. Interest-bearing liabilities increased to $229.5 million during 1998 from $215.6 million during 1997 primarily as a result of an increase in certificates of deposit to $172.4 million at an average cost of 5.99% during 1998 from $153.5 million at an average cost of 5.96% during 1997 and a reduction of $5.6 million in deposits collateralizing credit card loans at an average cost of 1.41% during 1998. The decline in deposits collateralizing credit card loans is directly related to the decline in partially secured credit card loans. As a result of these factors, the Company's net interest margin decreased from 8.11% during 1997 to 7.12% during the year ended December 31, 1998. An increase in average mortgage loans held for sale of $7.8 million with an average yield of 7.53% during 1998 along with an increase of $2.1 million in interest-bearing bank balances and an increase of $6.9 million in treasury notes and agencies held to maturity contributed to a $20.9 million increase in interest-earning assets to $266.0 million for 1998 from $245.1 million for 1997.

     Net interest income for the year ended December 31, 1997 totaled $19.9 million, a $371,000, or 1.8%, decrease from the year ended December 31, 1996. The decline in net interest income reflects an increase in interest expense attributable to an increase in funding from certificates of deposit which helped increase overall interest expense by $573,000, or 5.70%, and offset a $202,000, or 0.7%, increase in interest income. The $6.3 million, or 19.4%, decrease in average deposits collateralizing credit card loans during the period contributed to the increased use of certificates for funding purposes. As partially secured credit card loans decline, the deposits collateralizing such loans are expected to also decline. Since the Bank pays lower rates on these deposits than on its other deposits, the Bank's cost of funds is expected to increase. The average volume of certificates of deposit increased $21.3 million, or 16.1%, to $153.5 million primarily as the result of deposits from the Bank's branch offices in Eldersburg and Leesburg which opened in 1996. Although the average volume of interest-earning assets increased by $14.5 million, or 6.3% between the periods, a significant portion of this increase ($10.5 million) occurred in the investment securities portfolio which has a lower yield than the loan portfolio. In addition, yields on the loan portfolio declined by 55 basis points putting additional pressure on the Company's net interest margin which declined to 8.11% during 1997 from 8.78% during 1996. The decline in portfolio yields was due to a decrease of $2.9 million, or 5.6%, to $49.1 million in credit card loans with an average yield of 17.18% during 1997 and a decrease of $1.7 million, or 6.0%, to $26.8 million in indirect automobile loans with an average yield of 19.42% during 1997. Average commercial loans grew by $9.7 million or 34.6% to $37.9 million in 1997. However, the average yield on commercial loans decreased to 11.97% in 1997 from 13.44% in 1996 primarily as a result of reduced accretion of discounts on purchased SBA loans.

     Provision for Loan Losses. The Company's provision for loan losses for the year ended December 31, 1998 was $5.2 million compared to $7.6 million for the year ended December 31, 1997, and $7.9 million in provisions during the year ended December 31, 1996. The Company charges provisions against income in an amount determined by management to be sufficient to maintain the allowance for loan losses at an amount deemed adequate for the risks inherent in the loan portfolio. Management performs detailed monthly reviews of the Company's loan portfolios to identify risks inherent in the loan portfolios and assess overall quality of the portfolios. In determining the adequacy of the allowance, management considers a number of factors including changes in the size and composition of the loan portfolio, historical loss experience, the present and prospective financial condition of borrowers, the estimated value of the underlying collateral, geographic concentrations, current and prospective economic conditions, delinquency experience and status of non-performing assets. During 1997 and 1996, loan loss provisions were increased in response to increased charge-offs and delinquencies in the Company's partially secured credit card and indirect automobile loan portfolios. Net charge-offs in the consumer loan portfolio totaled $1.8 million and $1.1 million during 1997 and 1996, respectively, compared to a net recovery of $41,000 in 1995. Net charge-offs in the credit card portfolio were $4.7 million and $3.4 million in 1997 and 1996, respectively. These trends, however, reversed in late 1997, due to tightened underwriting standards and lower balances in these portfolios, leading to lower provisions in 1998. Net charge-offs in the consumer and credit card portfolios declined to $969,000 and $3.4 million, respectively, during 1998. See "Business -- Non-Performing Assets and Allowance for Loan Losses."

     Noninterest Income. The Company has developed various sources of fee income to supplement its net interest income. The following table sets forth the Company's noninterest income for the periods indicated.


                                                Year Ended December 31,
                                                -----------------------
                                                 1998     1997    1996
                                                -------  ------  ------
                                                    (In thousands)

Service fees on deposits......................  $   441  $  408  $  323
Credit card processing income.................    3,674     316      52
Credit card fees, service charges and
   related income.............................    5,054   6,191   5,700
Gain on sale of SBA loans.....................      481     544     483
Gain on sale of mortgage loans held for sale..      814     756     322
Other operating income........................    1,131     870     743
                                                -------  ------  ------
          Total noninterest income............  $11,595  $9,085  $7,623
                                                =======  ======  ======


     Noninterest income for the year ended December 31, 1998 increased $2.5 million, or 27.6%, compared to the prior year due mainly to a $3.4 million, or 1,162.7%, increase in credit card processing income and a $261,000, or 30.0%, increase in other operating income. The declines in credit card fees, service charges and related income (which includes annual fees, interchange fees, premiums on credit life insurance and late charges) and the increase in processing income reflects the growth in the Company's credit card processing business. The bulk of the increase was attributable to a credit card marketing firm with which Key Operations began doing business in 1998. Other operating income increased primarily due to increased fee income from the construction and development lending activities at the holding company level.

     For the year ended December 31, 1997, the Company reported noninterest income of $9.1 million, an increase of $1.5 million, or 19.2%, over the $7.6 million in noninterest income reported during the year ended December 31, 1996. The increase in noninterest income during the 1997 fiscal year is primarily attributable to a $491,000, or 8.6%, increase in credit card fees, service charges and related income and a $434,000, or 134.8%, increase in gains on sales on mortgage loans held for sale. The increase in credit card fees, service charges and related income was due primarily to increased cardholder activity while the increase in gains on sales of mortgage loans reflects the Company's increased mortgage banking activity in the more favorable interest rate environment of 1997. The Company also experienced a $264,000, or 507.7% increase in credit card processing income as the Company began focusing on this activity as an alternative to credit card issuance.

     Noninterest Expense. The following table sets forth the Company's noninterest expense for the periods indicated.

                                               Year Ended December 31,
                                              -------------------------
                                               1998     1997     1996
                                              -------  -------  -------
                                                   (In thousands)

Salaries and employee benefits..............  $ 8,009  $ 6,952  $ 6,514
Occupancy and equipment, net................    1,876    1,545    1,450
Professional services.......................    1,919    1,494    1,092
Credit card related expenses................    3,968    2,584    2,443
Data processing.............................      524      402      359
Advertising.................................      485      733    2,618
Deposit insurance premiums..................      151      136    1,818
Loss on sale of real estate and investment
   securities...............................      177      443       44
Provision for REO losses....................       45       64       30
Other.......................................    2,535    2,335    2,582
                                              -------  -------  -------
          Total noninterest expense.........  $19,689  $16,688  $18,950
                                              =======  =======  =======

     For the year ended December 31, 1998, noninterest expense increased $3.0 million, or 18.0%, compared to the prior year primarily due to a $1.4 million, or 53.6%, increase in credit card related expenses, a $1.1 million, or 15.2% increase in salaries and employee benefits expense and a $425,000, or 28.4%, increase in professional services expense. The increase in credit card related expenses is primarily attributable to expenses related to higher processing related volume. The increase in salaries and benefits expense was attributable to increased staffing in the lending area. The increase in professional services expense includes approximately $400,000 in increased legal fees attributable to a legal challenge to the use of the Bank's name as well as other increased professional service fees related to the expansion of the Bank's operations net occupancy and equipment expense increased $331,000, or 21.4%, due to the opening of a new branch, the remodeling of Key Operations' offices and expenses related to equipment upgrades. Noninterest expense was also affected by a $200,000, or 8.6%, increase in other noninterest expense which includes increases in a variety of miscellaneous expense categories. The increase in these expense categories were partially offset by $248,000, or 33.8%, decrease in advertising expense and a $266,000, or 60.0% decline in loss on sale of real estate and investment securities due to a write down of $256,000 in 1997. Advertising expense decreased due to de-emphasizing partially secured credit card issuance which had required significant marketing expense. Total noninterest expenses are also expected to increase in future periods due to the proposed new bank subsidiaries, future branching, product expansion and the increased cost of operating as a public company.

     Total noninterest expense declined $2.3 million, or 11.9%, to $16.7 million for the year ended December 31, 1997 compared to $19.0 million for the prior year. The decline in noninterest expense was primarily attributable to a $1.9 million, or 72.0%, reduction in advertising expense and a $1.7 million, or 92.5% decline in premiums for federal deposit insurance. The declines in these expense categories were more than sufficient to offset a $438,000, or 6.7%, increase in salaries and employee benefit expense, a $402,000, or 36.8%, increase in professional services expense, a $399,000, or 906.8%, increase in loss on sale of real estate and investment securities and a $141,000, or 5.8%, increase in credit card related expense. Advertising expense fell to $733,000 compared to $2.6 million during 1996 as the result of the reduced costs resulting from the Company's decision to de-emphasize the origination of partially secured credit card loans. Federal deposit insurance expense declined to $136,000 during 1997 compared to $1.8 million during 1996. The lower deposit insurance premium during 1997 was attributable to the imposition of a one-time special assessment of $1.3 million on the Bank during 1996. Like all SAIF-insured institutions, the Bank was required to pay a special assessment to the FDIC to help recapitalize the SAIF. As a result of the SAIF recapitalization, the Bank's deposit insurance assessment rate declined from 23 basis points during 1996 to 6.4 basis points during 1997. Salaries and employee benefit expense for 1997 totaled $7.0 million compared to $6.5 million during 1996, reflecting increased staffing in the Company's lending operations. Professional services expense increased to $1.5 million for 1997 compared to $1.1 million in 1996 due to increased expense for outside collections and legal services. The loss on real estate and investment securities for 1997 was $443,000 compared to $44,000 in 1996. Approximately $256,000 of the loss on investment securities was recognized when management established a plan to sell certain mutual funds included in investments available for sale. Other noninterest expense for 1997 was $2.3 million compared to $2.6 million for 1996. The decrease in other expense reflects decreases in a variety of other expense items.


     Income Taxes. The Company provided $1.9 million for income taxes for the year ended December 31, 1998 and $1.8 million for income taxes for the year ended December 31, 1997 despite higher net income during the 1998 period. The proportionately lower income tax expense during 1998 was due to the recognition of tax benefits related to the Company's investments in federal agency securities that are exempt from state taxation and restructuring its operations among several states. As a result of the restructuring, the Company determined in 1998 that it had a state tax accrual of $207,000 that was no longer required. The Company provided $1.8 million for income taxes during 1997 compared to a $210,000 tax benefit during 1996. The tax benefit recorded during 1996 was attributable to the recapture of approximately $700,000 in provisions for deferred taxes related to pre-1987 bad debt tax provisions. The Company determined that these provisions were no longer required after enactment of the Tax Reform Act of 1996 which eliminated the requirement for recapture into income of pre-1987 excess bad debt reserves upon a conversion from a thrift charter.

Sensitivity to Market Risk

     Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management monitors and manages its inherent risk exposure.

     The Company's profitability is affected by fluctuations in interest rates. A sudden and sustained change in interest rates may adversely impact the Company's earnings to the extent that the yields on interest-sensitive assets and interest-sensitive liabilities do not change at the same speed, to the same extent, or on the same basis. The Company monitors the impact of changes in interest rates between assets and liabilities through the use of a model which generates estimates of the change in the Company's market value of its portfolio equity ("MVPE") over a range of interest rate scenarios. MVPE is the computed discounted cash flows, adjusted for amortization, prepayments and decay factors, of the Bank's assets, liabilities and off-balance-sheet-contracts. The base MVPE is shocked through +400 basis points to estimate the Bank's sensitivity to
                        -
rate exposure. The following tables sets for the Bank's MVPE sensitivity through a +400 basis points rate shock in terms of both dollar and percent
          -
change from base MVPE at December 31, 1998.


Change in Interest Rates               Market Value of Portfolio Equity at December 31, 1998
                                       ------------------------------------------------------
in Basis Points (Rate Shock)              Dollar Amount          Percent Change from Base
------------------------------         --------------------  --------------------------------
                                         (In thousands)

  + 400.......................               $44,409                            11.90%
  + 300.......................                43,348                             9.23
  + 200.......................                42,288                             6.56
  + 100.......................                40,987                             3.28
  Base........................                39,686                             0.00
  - 100.......................                38,852                            (2.10)
  - 200.......................                38,019                            (4.20)
  - 300.......................                36,689                            (7.55)
  - 400.......................                35,359                           (10.90)


     As the above table illustrates, the market value of the Company's portfolio equity is expected to increase in the event of an increase in market interest rates and to decline in the event of a decline in interest rates. The degree of decline in the event of a decrease in rates would not be great as the gain in the event of a rate rise. In either event, the Bank would continue to be "well-capitalized" with the meaning of the regulations of the FDIC. The lower market value of portfolio equity in a rate decline reflects in part the assumption in the model that the Bank's funding costs will not decline below a minimum level. Management believes that its interest rate risk profile is appropriate in view of the low current level of interest rates and the potential for increases in interest rates.

     Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling requires the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. Accordingly, although the MVPE measurements provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's MVPE and will differ from actual results.

Year 2000 Readiness Disclosure

     The "Year 2000 Problem" refers to the inability of some computer systems to recognize the Year 2000. Many existing computer programs and systems were originally programmed with six digit date fields that used only two digits to identify the calendar year. With the impending millennium, these programs and computers may recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, the Bank and its operations may be significantly affected by the Year 2000 Problem due to the nature of financial information. Software, hardware, and equipment both within and outside the Bank's direct control and with which the Bank electronically or operationally interfaces (e.g. third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) are likely to be affected by this problem. If computer systems are not adequately changed to identify the Year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on the date field information, such as interest, payment or due dates and other operating functions, will generate results which could be significantly misstated, and the Bank would experience a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     In addition, equipment such as telephones, copiers, vaults and elevators may be controlled by "embedded" computer chips which may also be affected by the Year 2000 problem. When the Year 2000 arrives, systems, including some of those with embedded chips, may not work properly because of the way they store date information. They may not be able to deal with the date 01/01/00, and may not be able to deal with operational "cycles" such as "do X every 100 days." Thus, even non-information technology systems may affect the normal operations of the Bank upon the arrival of the Year 2000.

     Under certain circumstances, failure to adequately address the Year 2000 Problem could adversely affect the viability of the Bank's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Year 2000 Problem could result in a significant adverse impact on the Bank's products, services and competitive condition.

     The Company has been assessing possible effects of the Year 2000 problem in connection with its technology investments and operations. A Year 2000 plan has been approved by the board of directors and a management committee has been examining Year 2000 issues for the past two years. The Company's Year 2000 plan calls for the identification of all systems that could be affected by the Year 2000 problem, the systematic assessment of their Year 2000 readiness and the institution of appropriate remedial measures and contingency planning. As part of its Year 2000 plan, the Company has ranked its various computer systems according to their importance to the continued functioning of the Bank. Assessment procedures range from actual testing for the Company's most mission critical systems to seeking written self assessments from individual borrowers. Based on these assessments, the Company has instituted appropriate remedial measures which include software upgrades and the replacement of vendors and hardware where necessary. The Company's Year 2000 plan includes contingency and back-up plans for mission-critical systems. As of December 31, 1998, the Company had spent approximately $667,000 on Year 2000 issues, including $482,000 on computer hardware and software, $83,000 on communications and the remaining $162,000 in personnel expense.

     The committee has reviewed all of the Company's internal hardware and software and assessed its outside vendors, including third party vendors and is taking appropriate steps to ensure that these systems and vendors are Year 2000 compliant. The Company has obtained letters from all of its identified vendors regarding their Year 2000 compliance. The Company has obtained upgrades from vendors who did not certify their compliance and has done compliance testing on the others. Before acquiring new software, the Company requires formal certification of Year 2000 compliance. The Company has replaced a portion of the computers used by the Bank and has hired consultants for Year 2000 review and contingency planning.

     The Company has relied on separate outside data processors for the Bank and for its Key Operations credit card subsidiary. The Bank has tested its current data processor and based on the testing results, believes that it is Year 2000 compliant. The Company, however, will convert the Bank from its current outside data processor to an in-house system that has been certified as Year 2000 compliant. This conversion is anticipated to be completed in July 1999. Key Operations has converted to a new data processor. All testing has been internal with the processor's staff and is 76-99% complete. Key Operations will conduct client testing of their processor in April 1999. The Company has tested all other systems material to its operation, including third party service providers, and believes that they are now Year 2000 prepared. The Company is analyzing the readiness of its commercial loan customers and considers Year 2000 readiness when underwriting new loans.

     The Company has developed extensive contingency plans for various operating systems. For short-term disruptions to its account processing systems, the Bank will record transactions off-line until the systems are operating again. Visa/Mastercard will conduct stand-in processing for Key Operation's processor. In the event of longer-term disruptions of mission critical systems, the Company has prepared for the possible conversion to alternate vendors. For less critical systems, the Company believes that it can manually process items such as paychecks for a short period of time and move to alternate vendors in the event of a longer disruption.

     The Year 2000 problem creates risk for the Company from unforeseen problems in its own computer systems and from problems at third parties. Such failures of the Company and/or third parties' computer systems could have a material impact on the Company's ability to conduct business. While the Company has taken and is continuing to take steps to ensure that the systems in which it relies are Year 2000 compliant, there can be no assurance that the Company has identified all potential sources of Year 2000 problems or that the failure of a system or a third party vendor will not disrupt the Company's operations.

Liquidity and Capital Resources

     The principal business activity of the Company is the Bank. The Company also engages in limited lending activities funded with borrowings. The Company's principal sources of liquidity are cash on hand and dividends received from the Bank. The Bank is subject to various regulatory restrictions on the payment of dividends.

     The Bank's principal sources of funds for investments and operations are net income, deposits from its primary market area, principal and interest payments on loans, interest received on investment securities and proceeds from maturing investment securities. Its principal funding commitments are for the origination or purchase of loans and the payment of maturing deposits. Deposits are considered a primary source of funds supporting the Bank's lending and investment activities.

     In the normal course of its business, the Bank makes commitments to lend money to customers, including commitments to make future advances on residential construction and development loans and to extend credit on credit cards. At December 31, 1998, the Company had approximately $125.6 million in such lending commitments. The Company anticipates that it will be able to fund these commitments from cash on hand, other liquid assets and loan repayments. In addition to its lending commitments, the Company expects that it will need to make certain capital commitments in connection with the chartering of a new banking subsidiary in Northern Virginia. The new bank will require an initial capitalization of $5.0 to $6.0 million which the Company will fund out of the net proceeds from the

Offerings. The Company anticipates making an additional capital commitment of approximately $5.0 million to $6.0 million to establish a credit card bank in Delaware through the acquisition of an existing bank charter.

     The Bank's most liquid assets are cash and cash equivalents, which are cash on hand, amounts due from financial institutions, federal funds sold, repurchase agreements, and any other investment with an original maturity of 90 days or less. The levels of such assets are dependent on the Bank's operating financing and investment activities at any given time. The variations in levels of cash and cash equivalents are influenced by deposit flows and anticipated future deposit flows.

     The Bank's cash and cash equivalents, as of December 31, 1998, totaled $13.6 million, a decrease of $8.5 million, or 38.5%, from the December 31, 1997 total of $22.2 million. The decrease in cash and cash equivalents during the year ended December 31, 1998 was principally driven by loan growth. Cash and cash equivalents as of December 31, 1997 were $22.2 million, an increase of $8.2 million, or 58.2%, from the December 31, 1996 total of $14.0 million.

     The Bank may draw on a $26.0 million line of credit from the FHLB of
Atlanta.   Borrowings under the line are secured by a blanket lien on the Bank's qualifying residential mortgage loans and securities. As of December 31, 1998, $2.0 million was outstanding under this line of credit.

Recently Adopted Accounting Standards

     In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred as derivatives), and for hedging activities. SFAS No. 133 requires that an entity reorganize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this Statement should be as of the beginning of an entity's fiscal quarter on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application is encouraged, but is permitted only as of the beginning of any fiscal quarter that begins after issuance of SFAS No. 133. It should not be applied retroactively to financial statements of prior periods. Management has not determined when it will adopt the provisions of SFAS No. 133 but believes that it will not have a material effect on the Company's financial position or results of operations.

Impact of Inflation and Changing Prices

     The consolidated financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, nearly all of the Company's assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                                    BUSINESS

     The Company was incorporated and became the holding company for the Bank in 1990. The principal business of the Company is the Bank. The Bank was originally founded as federally chartered savings association in 1961. In 1976, the Bank converted from the mutual to the stock form in one of the first such conversions undertaken by a federal thrift. In 1996, the Bank converted to a Maryland trust company charter (although the Company is not currently approved to exercise trust powers) and the Company became a registered bank holding company. The Bank's deposits are insured to applicable limits by the SAIF administered by the FDIC and it is a member of the FHLB of Atlanta. The Bank currently operates from seven branch offices in suburban Baltimore and one branch office in Leesburg, Virginia.

In addition, the Bank's credit card processing subsidiary, Key Operations Center, Inc., maintains offices in Havre de Grace, Maryland.

     The Bank engages in various types of lending primarily in Central Maryland and Northern Virginia, which include construction, development, small business, automobile subprime lending, and mortgage banking. The Bank also operates a nationwide credit card lending operation, which issues both partially secured and unsecured credit cards to borrowers.

     The Company has been organized along lending areas with each lending area run by a senior officer who is given substantial responsibility for their business area and who is compensated in part based on the profitability of their division. The Company currently concentrates on five main areas:


     . Residential Construction and Development Lending. The Bank has focused on residential construction and development lending since its founding. At December 31, 1998, the total outstanding balances on the Bank's construction and development loans approximated $84.7 million, net of loans in process. In addition to serving Central Maryland, the Bank makes development and construction loans in Northern Virginia through its Leesburg office and in Delaware. Since residential construction and development loans generally have relatively short terms and bear floating rates of interest, they reduce the Company's exposure to the risk that increases in market interest rates will make these loans unprofitable. These loans are repaid as the lots or houses are sold which helps limit the Bank's exposure to an individual borrower or project. The Company believes that development and construction lending are areas in which its expertise and local orientation give it an advantage over larger banks. See "Business -- Lending Activities."

     . Credit Card Lending and Operations. At December 31, 1998, the Bank had a $47.0 million portfolio of partially secured and unsecured credit card loans to customers around the country and expects that credit card lending will continue to contribute to the Company's future profitability. See "Business --Lending Activities." Over the past several years, the high returns on partially secured lending to subprime borrowers have attracted many new competitors into this market. Many of these competitors have offered credit cards to subprime borrowers on much easier terms than the Bank and the Bank reduced the collateral requirements for its cards to remain competitive. After experiencing declining profitability as a result of increased origination costs and increased charge-offs, the Bank de-emphasized the issuance of partially secured credit cards in favor of purchasing portfolios and processing credit cards for others. In 1998, the Company purchased an $8.0 million portfolio of credit cards secured by junior liens on residential real estate and purchased an additional $4.5 million portfolio in January 1999. Through its Key Operations Center, Inc. subsidiary, the Bank offers credit card processing services to a variety of bank and non-bank partners. Using the underwriting and servicing expertise gained from its partially secured credit card portfolio, the Bank concentrates on servicing the subprime sector and believes that its processing activities can provide noninterest income without the credit risk that comes with direct lending. See "Business --Credit Card Processing."

     . Small Business Lending. The Bank offers a full range of commercial loans including term loans, lines of credit, asset-based financing and SBA guaranteed loans. At December 31, 1998, the Company's commercial loan portfolio totaled $45.8 million. Management believes that the consolidation in the Mid-Atlantic banking industry has created significant opportunities for a community-oriented bank that can offer prompt and responsive service to the small business customer. In order to reach out to this customer base, the Bank has placed a commercial loan officer in each of its branches. During 1997 and 1996, the Bank was the largest originator of SBA guaranteed loans in the SBA Baltimore Region. Management believes that the Bank's SBA lending expertise gives it an additional advantage in reaching the small business borrower who is not being served by larger banks while allowing the Bank to reduce its credit risk through SBA guarantees. The

          Bank also profits from sales of the guaranteed portion of the loan in the secondary market. See "Business -- Lending Activities."

     . Subprime Automobile Lending. The Bank began offering automobile financing to subprime borrowers in 1988 and currently serves the subprime automobile loan market throughout metropolitan Baltimore and Washington, D.C. and Northern Virginia. At December 31, 1998, the Company's subprime automobile loan portfolio totaled $22.5 million. The Bank mainly originates its automobile loans through automobile dealers who take the application from the customer and send it to the Bank for approval. The Bank competes in this area through marketing and responsive service while using disciplined pricing and underwriting procedures to control credit risk. The Bank is evaluating an extension of its business into automobile leasing to increase financing opportunities for the Bank. See "Business --Lending Activities."

     . Mortgage Banking. The Bank originates FHA/VA and conventional loans for resale in the secondary market. For the year ended December 31, 1998, the Company originated $115.3 million in mortgage loans for sale in the secondary market. The Bank seeks to minimize credit and interest rate risk while maximizing profitability by promptly selling loans on an individual loan basis. The Bank currently does not service these loans after the sale. See "Business -- Lending Activities."

     The Company's and the Bank's executive offices are located at 7F Gwynns Mill Court, Owings Mills, Maryland and their telephone number is (410) 363-7050.

Market Area

    The Bank currently conducts its commercial banking operations through seven branch offices serving suburban Baltimore and one branch office in Leesburg, Virginia. From these offices the Bank serves its customers, the majority of whom own businesses or reside in the areas surrounding the branch offices located in Central Maryland and Northern Virginia. The Bank's primary market areas for deposits are the areas surrounding the Bank's branch offices in Baltimore, Harford and Anne Arundel counties in Maryland and Loudoun County in Northern Virginia. The Bank's primary market areas for loan originations are the Central Maryland counties of Baltimore, Anne Arundel, Howard, Harford, Carroll, Charles, Montgomery, Frederick, Prince Georges and Northern Virginia. During the 1990s, the primary market areas for loan originations of the Bank have been characterized by high economic growth and development and strong employment, which has enabled the Bank to maintain a high volume of lending in its business lines of residential construction and development lending, small business lending, subprime automobile lending and residential mortgage lending. In addition to the traditional commercial banking activities, the Bank also has a nationwide credit card operation.

    The Central Maryland economy depends on manufacturing, service industries, wholesale/retail trade, technology and communications industries, and federal and local government. The diversification of the regional economy followed a decline in the manufacturing industry, which previously dominated the economy. Similar to national trends, most of the job growth in the Bank's market area has come from service-related industries. The median household income in each of the counties in the Bank's Central Maryland market area exceeds the national median household income of $33,482, according to Maryland Department of Business & Economic Development statistics. In Baltimore County, there are 19,334 businesses, six of which are Fortune 500 companies, and over 300,000 workers. Baltimore County currently maintains 36 percent of the regional manufacturing base. The population of Baltimore County is 713,600 residents, and is expected to grow by approximately 20,000 residents by the year 2000, according to U.S. Bureau of the Census. As in Baltimore County, the U.S. Bureau of the Census projects continued population growth by the year 2000 as follows: Anne Arundel County, 4.3%, Carroll County, 7.2%, Charles County, 10.9%, Frederick County, 15.9%, Harford County, 8.4%, Howard County, 16.3%, Montgomery County, 6.1%, and Prince Georges County, 5.6%. According to the Maryland Department of Business & Economic Development, there are 11,042 businesses and over 138,000 workers in Anne Arundel County, and 3,396 businesses and 34,617 workers, with approximately 14% of those workers employed in manufacturing jobs, in Carroll County. Harford and Howard counties have over 4,100 and 6,100 businesses, respectively, with workforces in excess of 41,900 and 88,300, respectively, according to Maryland Department of Business & Economic Development statistics.

    The Bank's branch office is and the proposed new bank will be located in Loudoun County, Virginia, one of the fastest growing counties in the United States. According to census figures, the 1997 population of Loudoun county was approximately 133,000 persons, an increase of 55% since 1990 compared to population growth of 9% in the Washington, D.C. metropolitan area as a whole during the same period. Among counties with more that 10,000 residents, Loudoun
County's 7.7% growth rate for 1996-97 ranked eighth in the nation.   This county
is experiencing significant growth as a result of the expansion of the Dulles International Airport technology corridor and the influx of "high-tech" companies from Fairfax County. The Loudoun County market is predominately residential with a healthy mix of retail, service activities and light industry.

    Loudoun County is the fastest growing area of Northern Virginia. Several large high-tech companies such as MCI/WorldCom, America Online and Alcatel Data Networks currently have or plan to build their headquarters in Loudoun County, giving rise to accelerated residential building and retail development in the area. More than 4,000 housing sites are in various stages of future development in the area.

Lending Activities

    General. The Bank concentrates its portfolio lending activities primarily in the areas of residential construction and development lending, commercial lending and indirect automobile lending. Although the Bank originates residential mortgage loans, substantially all of these originations are sold into the secondary market on an individual loan, servicing released basis. The Bank maintains a significant portfolio of partially secured and unsecured credit card loans but is not aggressively pursuing new partially secured credit card issuance at the current time.

    The Company's loan portfolio grew $28.1 million in 1998 after experiencing a $7.3 million decline in 1997. Since December 31, 1996, the composition of the loan portfolio has shifted as construction and development lending and commercial lending have assumed greater importance in the Company's lending activities. At December 31, 1998, construction and development loans (net of loans in process) totaled $84.7 million (36.82% of the portfolio), compared to $60.6 million (30.14% of the portfolio), at December 31, 1997 and $54.4 million (26.04% of the portfolio) at December 31, 1996. Commercial loans (which include the unsold portions of SBA loans) have grown from $35.2 million (16.85% of the portfolio) at December 31, 1996 to $45.8 million (19.91% of the portfolio) at December 31, 1998. The increases in both of these portfolios reflect the Company's efforts to gain market share among the small and medium-sized borrowers who are not being served by the super-regional banks that have acquired many of the Company's community bank competitors as well as continuing favorable economic conditions that have led to an increase in loan demand during this period. The growth in these portfolios has been partially offset by declines in residential mortgage and indirect automobile loan portfolios. The Company's partially secured credit card portfolio has declined from $43.8 million ( 20.96% of the portfolio) at December 31, 1996 to $35.6 million (15.48%, of the portfolio) at December 31, 1998 notwithstanding the purchase of a $8.0 million portfolio of credit card loans secured by junior liens on residential real estate in 1998. The attrition in this portfolio reflects the Company's strategic decision to de-emphasize this product in the face of declining margins for subprime credit cards in general. The indirect subprime automobile loan portfolio declined from $29.9 million (14.34% of the portfolio) at December 31, 1996 to $22.5 million (9.78% of the portfolio) at December 31, 1998 as the result of the adoption of tighter underwriting standards after the Company experienced an unacceptable level of charge-offs in this portfolio.

    Set forth below is selected data relating to the composition of the Bank's loan portfolio by type of loan at the dates indicated.


                                                                           At December 31,
                                      --------------------------------------------------------------------------------------------
                                            1998                1997              1996               1995              1994
                                      -----------------  -----------------  -----------------  -----------------  ----------------
                                       Amount      %      Amount      %      Amount      %      Amount      %      Amount      %
                                      --------   ------  --------   ------  --------   ------  --------   ------  --------   -----
                                                                        (Dollars in thousands)
Real estate mortgage:
    Permanent one- to four-family
      residential (1)...............  $ 25,749   11.20%  $ 30,257   15.04%  $ 32,357   15.50%  $ 32,663   17.18%  $ 37,570   22.96%
    Residential construction and
      development (2)...............    84,665   36.82     60,643   30.14     54,368   26.04     58,576   30.82     48,170   29.44
Commercial loans....................    45,777   19.91     38,080   18.92     35,179   16.85     21,637   11.38     13,208    8.07
Consumer loans:
    Indirect automobile.............    22,488    9.78     24,251   12.05     29,931   14.34     22,433   11.80     11,969    7.32
    Other consumer loans............     4,254    1.85      2,506    1.25      1,486    0.71      3,016    1.59      3,293    2.01
Credit card loans:
    Partially secured accounts (3)..    35,591   15.48     35,164   17.48     43,761   20.96     39,782   20.93     38,214   23.35
    Unsecured.......................    11,392    4.96     10,315    5.12     11,681    5.60     11,970    6.30     11,209    6.85
                                      --------  ------   --------  ------   --------  ------   --------  ------   --------  ------
                                       229,916  100.00%   201,216  100.00%   208,763  100.00%   190,077  100.00%   163,633  100.00%
                                                ======             ======             ======             ======             ======
Less:
  Unearned loan fees................       502                343                316                491                521
  Allowance for loan losses.........     8,457              8,024              8,254              5,658              5,267
                                      --------           --------           --------           --------           --------
  Loans receivable, net.............  $220,957           $192,849           $200,193           $183,928           $157,845
                                      ========           ========           ========           ========           ========

--------------------------

(1)  Does not include loans held for sale.

(2) Shown net of loans in process of $72.0 million, $51.9 million, $45.6 million, $32.6 million and $31.2 million at December 31, 1998, 1997, 1996, 1995 and 1994, respectively.
(3) Secured by savings accounts and, at December 31, 1998, junior liens on residential real estate.


Loan Maturity Schedule

     The following table sets forth certain information at December 31, 1998 regarding the dollar amount of loans maturing in the Bank's portfolio based on their contractual terms to maturity, including scheduled repayments of principal. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The table does not include any estimate of prepayments which significantly shorten the average life of mortgage loans and may cause the Bank's repayment experience to differ from that shown below.


                                               Due Within  Due Over One    Due Over
                                                One Year   to Five Years  Five Years   Total
                                               ----------  -------------  ----------  --------
                                                               (In thousands)
Real estate mortgage:
  Permanent one- to four-family residential..    $  5,201        $ 6,803     $13,745  $ 25,749
  Residential construction and development...      55,457         28,908         300    84,665
Commercial loans.............................      16,543         15,011      14,223    45,777
Consumer loans...............................       2,014         23,995         733    26,742
Credit card loans............................      46,983             --          --    46,983
                                                 --------        -------     -------  --------
     Total...................................    $126,198        $74,717     $29,001  $229,916
                                                 ========        =======     =======  ========


     The following table sets forth at December 31, 1998, the dollar amount of all loans due one year or more after December 31, 1998 which have predetermined interest rates and have floating or adjustable interest rates.


                                               Predetermined    Floating or
                                                   Rate       Adjustable Rates
                                               -------------  ----------------
                                                       (In thousands)
Real estate mortgage:
  Permanent one- to four-family residential..        $15,848           $ 4,700
  Residential construction and development...             --            29,208
Commercial loans.............................          2,000            27,234
Consumer loans...............................         24,580               148
Credit card loans............................             --                --
                                                     -------           -------
       Total.................................        $42,428           $61,290
                                                     =======           =======

     Residential Construction and Development Lending. The Bank offers residential construction and development financing to small and medium sized builders and developers in Central Maryland, Northern Virginia and Delaware. Historically, the Bank has not lent to individuals for construction of houses to be occupied by the borrower. Construction and development lending to builders and developers has been a principal business focus of the Bank since its founding in 1961. Management believes that its market knowledge and ability to quickly respond to financing requests give it a competitive advantage in serving this market. The Bank was one of the first financial institutions in Maryland to structure construction and development loans as revolving lines of credit rather than closed-end financings. This structure provides the builder/developer with a financing commitment for an entire project while limiting the Bank's exposure to the amount necessary to finance a single phase of the project. The revolving line of credit also reduces documentation costs since it is not necessary to prepare new loan documentation for each phase of the project.

     Construction loans are made for up to 12-month terms to builders in amounts equal to 80% or less of the estimated value of the property upon completion. Substantially all of the Company's construction loans bear floating rates of
interest tied to the prime rate.   Such loans are secured by the property under
construction. In addition, the Bank generally obtains guarantees from the borrower. Construction loans may be structured as either term loans or lines of credit. In either case, proceeds are only disbursed after certification by in-house personnel that specified stages of construction have been completed. Generally, the Bank finances construction of houses for which the builder already has a binding sales contract with a pre-qualified borrower. For larger single-family subdivisions, the Bank will finance a model home and a limited number of houses for which the builder does not have pre-existing sales contracts. In all cases, however, the Bank limits the number of unsold houses which it will finance. For townhouse developments the first block of 4-to-6 units will be financed before sales contracts have been signed but any additional units must be pre-sold. Generally, the Bank has a limit of $400,000 on the value of an individual house on which it will finance construction. At December 31, 1998, the Bank's current largest commitment on any construction loan was $4.0 million. In limited circumstances, the Company may make construction loans that do not meet the lending criteria of the Bank due to loan-to-value ratios or other considerations. At December 31, 1998, the Company had approximately $1.7 million and the Bank had $44.1 million in construction loans, net of loans in process.

     Development loans are extended to finance the acquisition and development of unimproved land into building lots and subdivisions. Typically, development loans are made for a term of 18 to 24 months to developers. Loan amounts are limited to 75% or less of the value of the property upon completion. Loans bear floating rates of interest tied to the prime rate. The Bank requires guarantees from borrowers for nearly all development loans. Development loans may also be structured as either term loans or lines of credit. Regardless of the structure of the loan, however, proceeds are only disbursed after certification by in-house personnel that specified stages of the development are completed. At December 31, 1998, the largest funding commitment on a development loan was $3.5 million. In limited circumstances, the Company may make development loans that do not meet the Bank's lending criteria due to loan-to-value ratios or other considerations. At December 31, 1998, the Company had approximately $900,000 and the Bank had approximately $38.0 million in development loans, net of loans in process.

     Construction lending is generally considered to carry a higher level of risk than permanent mortgage financing because of the uncertainty of both completion and of the value of the collateral upon completion. Repayment of such loans is also dependent on the successful completion of the project and can be adversely affected by market conditions and other factors not within the control of the Bank or the borrower. The Bank seeks to control its risks by tying the amount advanced to the completion of construction and monitoring subcontractors to ensure that loan proceeds are applied appropriately. In addition, the Bank concentrates on construction of moderately priced homes which can usually be sold more easily than more expensive houses.

     Because of their longer term, development loans carry greater risk than construction loans. While the Bank does not extend development financing unless the developer has received an initial governmental approval of the project, a significant amount of time may be required to obtain all necessary remaining permits. During this period, the Bank is exposed to the risk that changing market conditions or governmental requirements may affect the economic viability of the project or that building moratoriums may be imposed. The Bank controls these risks by only extending development financing to developers with substantial financial resources or with whom it has had previous experience. In addition, a substantial portion of the Bank's development lending involves developments for which the developer has pre-existing purchase commitments from a homebuilding firm.

     Credit Card Lending. The Bank became involved in credit card lending in 1982 when it first introduced its secured credit card. Since that time, the Bank has marketed credit cards to subprime borrowers across the nation. Although the Bank has de-emphasized partially secured credit card issuance as a business line, credit card balances continue to represent a substantial portion of the portfolio and are expected to continue to be a significant contributor to future income. At December 31, 1998, the Bank's total outstanding credit lines under credit cards were $76.3 million of which $47.0 million was outstanding. At December 31, 1998, the Bank held approximately 87,000 in partially secured and unsecured credit card accounts. For partially secured credit cards, the Bank requires the customer to maintain a minimum deposit of $350 in the Bank. The Bank does not pay interest on the account unless the customer maintains a balance of $750 or more. The line of credit under the card is equal to 150% of the amount of the deposit up to a maximum of $3,000. The Bank currently charges an annual percentage rate of 19.4% and an annual fee of $35 on partially secured cards and an annual percentage rate of 17.9%, for unsecured credit cards.

     In addition to income from interest on outstanding balances and annual fees charged to cardholders, the Bank recognizes income from merchant processing fees and interchange fees in connection with credit card transactions. When a credit customer uses a credit card to purchase goods or services, the participating merchant deposits the transaction ticket with a merchant processing bank which deducts a merchant processing fee from the amount credited to the participating merchant's account. The merchant processing bank then forwards the transaction to the issuer bank which deducts an interchange fee from the amount credited to the merchant processor bank.

     The Company is in negotiations to purchase a national bank with approximately $2.0 million in assets which consist primarily of government securities. If these negotiations are successful, the Company would relocate this bank in Delaware and move certain credit card activities to the new banking subsidiary. The Company believes that Delaware offers a more flexible operating environment for a consumer credit organization than the states in which the Bank currently operates. The Company anticipates that the total costs of acquiring the bank and capitalizing it to a level that would support its planned activities would be $5.0 to $6.0 million.

     The Company intends to maintain partially secured credit card portfolio volume primarily through portfolio purchases but continues to seek to originate unsecured credit card loans. In addition, the Company intends to use its credit card expertise to grow its processing business. See " -- Credit Card Processing."

     Commercial Lending. The Bank offers a full range of commercial lending services including lines of credit, working capital loans, term loans for acquisition or improvement of assets, financing of receivables and other asset-based lending. The Bank's commercial loan customers are generally borrowers with less than $2.0 million in sales and are diversified as to industry. The Bank's average commercial loan is approximately $100,000. The Bank initially built its commercial loan portfolio with performing pools of SBA and small business loans purchased at a discount from the RTC or FDIC. Such loans were primarily originated by banks and thrifts in California, Connecticut and Maryland. At December 31, 1998, the Bank had approximately $21.5 million of such loans in portfolio.

     The Bank is continuing to expand its commercial lending activities beyond SBA lending. In particular, the Bank expects to expand its asset-based financing which consists primarily of receivables financing. Commercial lending exposes the Bank to various risks which include the quality of the borrower's management and a number of economic and other factors which induce business failures and depreciate the value of business assets pledged to secure the loan, including competition, insufficient capital, product obsolescence, changes in the cost of production, environmental hazards, weather, changes in laws and regulations and general changes in the marketplace. Receivables financing exposes the Bank to the additional risk that in order to recover on its collateral, the Bank will be required to collect on the receivable from customers of the borrower.

     Approximately half of the Bank's commercial lending activities involve the origination of loans guaranteed by the SBA. During the years ended December 31, 1997 and 1996, the Bank originated $14.6 million and $13.4 million, respectively, in SBA loans making it the largest SBA lender in the SBA Baltimore District for those two years. During the year ended December 31, 1998, the Bank originated $8.1 million in SBA loans.

     Under the SBA's 7(a) Loan Guaranty Program in which the Bank participates, the SBA guarantees loans of up to $750,000. For loans of $100,000 or less, the guarantee amount is 80% of the loan amount and for larger loans, the guarantee is 75% of the loan amount. The maximum loan term varies with the purpose of the loan and can range up to 25 years for loans for acquisitions of fixed assets. The average term of the Bank's SBA loans, however, is seven years. Interest may be fixed or floating. The maximum permissible interest rate on loans of seven years or more is limited to 275 basis points over the lowest prime lending rate published in the Wall Street Journal on the first day of each calendar quarter. For loans of less than seven years, the maximum interest rate is 225 basis points over the lowest published prime rate. The SBA charges a fee for the guarantee which may be passed on to the borrower. In the event of default by the borrower, any losses resulting therefrom are shared pari passu between the Bank and the SBA. If the SBA establishes that any resulting loss is attributable to substantial deficiencies in the manner in which the loan was originated, documented or funded by the Bank, the SBA may seek recovery of funds from the Bank.

     The Bank participates in the SBA's Preferred Lender Program pursuant to which the Bank is qualified to approve a loan with an SBA guarantee without submitting an application to the SBA for credit review. The Bank is required to notify the SBA of the approved loan along with the submission of pertinent SBA documents. The Preferred Lender Program is the SBA's highest designation and has the most stringent requirements.

     The Bank's practice has been to sell the guaranteed portions of the SBA loans which it originates into the secondary market and retain the unguaranteed portion in its portfolio. The Bank continues to service the loan for investors. At December 31, 1998, the Bank was servicing $36.3 million in SBA loans for investors and had approximately $35.6 million in commercial loans in portfolio which were originated as SBA loans.


     Consumer Lending. The Bank's current principal consumer lending focus is the origination of automobile loans through arrangements with dealers. Although the Bank has engaged in indirect subprime automobile lending since 1988, this lending did not represent a major business line until 1994 when the Bank sought to significantly expand this business. From 1994 to 1996, the indirect automobile loan portfolio grew from approximately $11.9 million to $29.9 million as the Bank implemented new underwriting parameters and increased the number of dealerships with which it had relationships. As a result of adverse trends in the portfolio, however, the Bank tightened its underwriting standards in the fourth quarter of 1996. This tightening reduced originations and led to a shrinkage of the portfolio as existing loans have run off. At December 31, 1998, the Bank had $22.5 million in such loans outstanding or 84.1% of its consumer loan portfolio. The Bank's automobile lending involves subprime borrowers seeking financing for the purchase of a new or used car. Currently, the Bank will generally not finance purchases of cars more than seven years old or with excessive mileage or lend to first-time buyers.

     Indirect automobile loans are initiated by the dealers who transmit a completed credit application to the Bank. The Bank performs a credit evaluation of the borrower and confirms the loan value of the collateral and, if the Bank's underwriting requirements are met, advises the dealer that the application is accepted. Prior to funding the loan, the Bank will verify employment, insurance and residence information and that the representations in the application and sales contract are correct. The Bank withholds a portion of the proceeds of the loan from the dealer as a reserve for losses.

     The Bank currently has relationships with nearly 200 dealers in the Washington-Baltimore area of which 50 to 60 are currently active. The indirect automobile loan market is extremely competitive and exposes the Bank to significant credit risks as well as risks of loss from misrepresentations regarding borrowers or collateral. The Bank seeks to control these risks by thoroughly investigating dealers prior to entering into a relationship and confirming data with borrowers prior to funding.

     In order to increase available financing alternatives, the Bank is considering an expansion into indirect automobile finance leasing. Payments on the lease would be structured to allow the Bank to recoup the depreciation of the vehicle based on pre-determined residual value of the vehicle at the end of the lease term plus an imputed interest component.

     Permanent One- to Four-Family Residential Mortgage Lending. The Bank's residential mortgage lending activities consist primarily of the origination of loans for resale in the secondary market. Approximately 74% of the loans originated by the Bank are either partially guaranteed by the VA or insured by the FHA. Loans are originated by the Bank's commissioned loan officers who call on realtors and builders throughout Central Maryland and Northern Virginia. The majority of the Bank's residential mortgage originations involve first-time home buyers and the average loan amount is approximately $112,000. Loans are sold on an individual loan basis with servicing released. The Bank has generally sold mortgages to private investors rather than to the FNMA or FHLMC.

Credit Administration

     The Bank's lending activities are subject to written policies approved by the Board of Directors to ensure proper management of credit risk. Loans are subject to a well defined credit process that includes credit evaluation of borrowers, establishment of lending limits and application of lending procedures, including the holding of adequate collateral and the maintenance of compensating balances, as well as procedures for on-going identification and management of credit deterioration. The Bank regularly reviews its portfolio to identify potential underperforming credits, estimate loss exposure and to ascertain compliance with the Bank's policies. For significant problem loans, management review consists of evaluation of the financial strengths of the borrower and the guarantor, the related collateral, and the effects of economic conditions.

     Decisions on loan applications are based upon assessments of the borrower's ability to repay the loan, the viability of the loan and the adequacy
of the value of the property that will secure the loan.   Construction and
development loans of $750,000 or less must be approved by an internal loan committee consisting of the President, the Senior Vice President for Construction Lending and a director. If a construction or development loan exceeds $750,000 (or the Bank's total exposure to the borrower would exceed $1.25 million), the loan must be approved by a committee consisting of the members of the internal loan committee and three additional directors. Commercial loans of up to $100,000 must be approved by the Senior Vice President for Commercial Lending and the Chairman, President or Executive Vice President of the Bank. Commercial loans between $100,000 to $250,000 must be approved by the Senior Vice President for Commercial Lending and any two of the Chairman, President and Executive Vice President, and loans between $250,000 and $750,000 must be approved by a majority of the Board Loan Committee, consisting of four directors. All commercial loans in excess of $750,000 must be approved by either the Executive Committee or the Board of Directors.

     The Bank's legal lending limit is currently $5.0 million. Loans made to officers, directors or principal shareholders are approved pursuant to credit administration policies in place for comparable loans to the general public and are reviewed on a regular basis by the Board of Directors of the Bank.

Non-Performing Assets and Allowance for Loan Losses

     Due to the risks inherent in the Bank's lending activity, the Bank has established stringent collection procedures for efficient recovery of overdue payments or defaults by borrowers under the Bank's various loan programs. The Bank personally contacts any borrower who is five days overdue in his or her payment on an automobile loan. Generally, the Bank will repossess the automobile after 60 days. After repossession, the Bank encourages borrowers to become current on their loans and to redeem their repossessed automobile. Historically, about 25% of the borrowers will redeem their repossessed automobiles. If the borrower does not redeem, the Bank will resell the repossessed automobile either at auction or through selected dealers.

     The Bank has established similar collections procedures for credit card customers who are sent notices 15 and 30 days after their accounts become delinquent. After 45 days, the customer is contacted by telephone. The Bank pursues deficiency judgments against both credit card and automobile loan customers. The Bank also has collection procedures for delinquency or default on construction, development and small business loans, which include a telephone call to the borrower from the loan officer or a collection specialist between five and 29 days after the payment was due. If these collection procedures fail, the matter is referred for appropriate legal action within 60 days.

     For loans other than credit card loans, the Company generally stops accruing interest after borrowers have been past due 90 days or more unless the loan is well-secured and in the process of collection. Unsecured credit cards accrue interest up to 155 days, and partially secured credit cards accrue up to 180 days. After the 180/th/ day, the deposit of a borrower for a partially secured credit card will revert to the Bank.

     The following table sets forth the amount of the Bank's nonaccrual loans
and accruing loans 90 days or more past due at the dates indicated.   At each of
the dates indicated, the Bank did not have any troubled debt restructurings within the meaning of Statement of Financial Accounting Standards No. 15.


                                                                     At December 31,
                                                  --------------------------------------------
                                                   1998     1997     1996     1995      1994
                                                  -------  -------  -------  -------   -------
                                                                 (Dollars in thousands)
Loans accounted for on a nonaccrual basis: (1)
  Real estate:
    Permanent one- to four-family residential...  $2,395   $1,294   $  654   $  265     $  244
    Residential construction and
        development.............................   1,431    1,385    1,425    4,492      2,257
  Commercial loans..............................     798      122      365      104        497
  Consumer loans................................     104      212      260       98         48
  Credit card loans (2).........................       8      298      417       24         --
                                                  ------   ------   ------   ------     ------
    Total.......................................  $4,736   $3,311   $3,121   $4,983     $3,046
                                                  ======   ======   ======   ======     ======

Accruing loans which are contractually past
  due 90 days or more:
  Real estate mortgage:
    Permanent one- to four-family residential...  $   --   $   --   $   --   $   --     $   --
    Residential construction and
     development................................      --       --       --       --         --
  Commercial loans..............................      --       --       --       --         --
  Consumer loans................................      --       --       --       --         --
  Credit card loans (2).........................   1,878    1,552    1,823    1,236        986
                                                  ------   ------   ------   ------     ------
    Total.......................................  $1,878   $1,552   $1,823   $1,236     $  986
                                                  ======   ======   ======   ======     ======

Total nonperforming loans.......................  $6,614   $4,863   $4,944   $6,219     $4,032
                                                  ======   ======   ======   ======     ======

Percentage of total loans.......................    2.88%    2.42%    2.37%    3.28%      2.47%
                                                  ======   ======   ======   ======     ======
Other nonperforming assets (3)..................  $1,991   $2,895   $3,114   $1,513     $3,841
                                                  ======   ======   ======   ======     ======
Non-performing assets to total loans
  plus other non-performing assets..............    3.72%    3.81%    3.81%    4.05%      4.72%
                                                  ======   ======   ======   ======     ======
-------------------------

(1) Other than credit card loans, loans are considered nonaccrual loans after they have been past due 90 days or more. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the collectibility of the loan.
(2) The Bank has deposits partially securing the outstanding balance of these loans.
(3) Other nonperforming assets includes real property acquired by the Bank through foreclosure or personal property such as automobiles acquired through repossession. This property is carried at the lower of its fair value less estimated selling costs or the principal balance of the related loan, whichever is lower.

     Nonperforming loans at December 31, 1998 increased by $1.8 million, or 36.01% over December 31, 1997 primarily as a result of a $1.1 million, increase in non-accrual one- to four-family residential mortgages. The Company's non-accrual one- to four-family loans at December 31, 1998 were geographically dispersed and consisted of seasoned loans. The Company believes that these loans are well-secured and does not anticipate any material loss. During 1995, the Company's nonperforming loans increased primarily as the result of two construction loans with an aggregate amount outstanding of $1.9 million that were placed on nonaccrual. These loans involved separate borrowers in Harford County and the Company believes that the weaknesses in these loans related to the individual circumstances of the borrowers rather than to economic or market considerations.

      During the year ended December 31, 1998, gross interest income of $792,000 would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout this period. Interest on such loans included in income during the period amounted to $308,000.

     Loans which are not currently classified as nonaccrual, 90 days past due or restructured but where known information about possible credit problems of borrowers causes management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as nonaccrual, 90 days past due or restructured amounted to $1.2 million at December 31, 1998.

     Transactions in the allowance for credit losses during the last five fiscal years and most recent interim periods were as follows:



                                                           At or for the Year Ended December 31,
                                                   -----------------------------------------------------
                                                     1998       1997       1996       1995       1994
                                                   ---------  ---------  ---------  ---------  ---------
                                                                  (Dollars in thousands)
Allowance for loan losses
  beginning of period............................  $  8,024   $  8,254   $  5,658   $  5,267   $  4,362
                                                   --------   --------   --------   --------   --------
Charge-offs:
  Real estate mortgage:
     Permanent one- to four-family residential...  $    163   $    333   $     90   $     11   $    308
     Residential construction and development....       282        619        882        908        268
  Commercial loans...............................       211        713        297        835        229
  Consumer loans.................................     3,296      4,652      2,365        172        301
  Credit card loans..............................     6,764      9,002      7,412      5,257      4,816
                                                   --------   --------   --------   --------   --------
       Total loans charged-off...................    10,716     15,319     11,046      7,183      5,922
                                                   --------   --------   --------   --------   --------

Recoveries:
  Real estate mortgage:
     Permanent one- to four-family  residential..        11        132         63         35         82
     Residential construction and  development...       164        105        259        256        256
  Commercial loans...............................       154         72        206        200        139
  Consumer loans (1).............................     2,327      2,837      1,250        213        422
  Credit card loans (2)..........................     3,314      4,320      3,981      3,058      2,601
                                                   --------   --------   --------   --------   --------
        Total recoveries.........................     5,970      7,466      5,759      3,762      3,500
                                                   --------   --------   --------   --------   --------
        Net charge-offs..........................     4,746      7,853      5,287      3,421      2,422
                                                   --------   --------   --------   --------   --------
Provision for loan losses........................     5,179      7,623      7,883      3,812      3,124
                                                   --------   --------   --------   --------   --------
Valuation allowance related to acquired loans....        --         --         --         --        203
                                                   --------   --------   --------   --------   --------
Allowance for loans losses,  end of period.......  $  8,457   $  8,024   $  8,254   $  5,658   $  5,267
                                                   ========   ========   ========   ========   ========

Loans (net of premiums and discounts)
  Period-end balance.............................  $229,414   $200,873   $208,447   $189,586   $163,112
  Average balance during period..................   205,924    202,201    197,945    177,549    151,494
Allowance for loan losses as percentage
  of period-end loan balance.....................      3.69%      3.99%      3.96%      2.98%      3.23%
Percent of average loans:
  Provision for loan losses......................      2.52%      3.77%      3.98%      2.15%      2.06%
  Net charge-offs................................      2.30%      3.88%      2.67%      1.93%      1.60%
-------------------------

(1) Recoveries primarily consist of amounts realized from repossession and sale of vehicles securing the loans.

(2) For the years ended December 31, 1998, 1997, 1996, 1995 and 1994, the Company estimates that $2.8 million, $3.7 million, $3.4 million, $2.7 million and $2.3 million, respectively, of recoveries on credit card loans consisted of offsets against deposits pledged by borrowers to partially secure credit cards.

     The Company's net charge-offs decreased during 1998 due to decreased charge-offs in its partially secured credit card and consumer loan portfolios. This was done by increasing the credit standards in the indirect auto and credit card areas. In the prior four fiscal years, the Company's charge-offs increased due to the credit card and indirect auto portfolios. The charge-offs in the partially secured card portfolio came after the Company attempted to meet competition by reducing collateral requirements for the cards. The Company requires a deposit for its partially secured credit cards which is applied against any default. As charge-offs for these credit cards increase, so do the recoveries from the collateral. The increase in charge-offs in the consumer loan portfolio was principally the result of the expansion of indirect automobile lending and the Company's attempt to meet competition. In response to the unacceptable performance of this portfolio, management tightened its underwriting criteria and reduced the average amount advanced per vehicle, which attributed to lower charge-offs in 1998. The Company also ceased lending to first-time buyers.

     The following table presents information regarding the net charge-offs in each category of loan.

                                                         For the Year Ended December 31,
                                                   --------------------------------------------
                                                    1998     1997     1996      1995     1994
                                                   -------  -------  -------  --------  -------
                                                              (Dollars in thousands)
Net charge-offs:
  Real estate mortgage:
     Permanent one- to four-family  residential..  $  152   $  201   $   27   $   (24)  $  226
     Residential construction and development....     118      514      623       652       12
  Commercial loans...............................      57      641       91       635       90
  Consumer loans.................................     969    1,815    1,115       (41)    (121)
  Credit card loans..............................   3,450    4,682    3,431     2,199    2,215
                                                   ------   ------   ------   -------   ------
       Total.....................................  $4,746   $7,853   $5,287   $ 3,421   $2,422
                                                   ======   ======   ======   =======   ======

Net charge-offs to average loans outstanding:
  Real estate mortgage:
     Permanent one- to four-family residential...    0.59%    0.66%    0.08%    (0.06)%   0.52%
     Residential construction and development....    0.17     0.93     1.15      1.26     0.03
  Commercial loans...............................    0.14     1.69     0.32      3.71     0.84
  Consumer loans.................................    3.69     6.20     3.57     (0.19)   (1.11)
  Credit card loans..............................    8.13     9.53     6.59      4.54     4.68
                                                   ------   ------   ------   -------   ------
                 Total...........................    2.30%    3.88%    2.67%     1.93%    1.60%
                                                   ======   ======   ======   =======   ======


     Historically, the Company has recorded its most significant levels of charge-offs, both in dollar amount and as a percentage of loans outstanding, in its credit card and consumer loan portfolios. For the year ended December 31, 1998, the Company had $3.5 million in net charge-offs in the credit card portfolio (8.13% of average credit card loans outstanding) and $969,000 in net charge-offs (3.69% of consumer loans outstanding). These charge-off levels represent a decline from the previous year when the Company had $4.7 million in credit card loan charge-offs (9.53% of average credit card loans) and $1.8 million in net consumer loan charge-offs (6.20% of average consumer loans). The decline in each case was attributable to tightened lending standards. Net charge-offs in each of the other portfolios was less than 1.0% of average loans outstanding. Commercial loan charge-offs increased during 1997, due primarily to a $300,000 charge-off of a loan purchased as part of a pool from RTC. The Company attributes the decline in charge-offs in the residential construction and development loan portfolio during 1998 to the improved market for new homes.

     The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.



                                                                      At December 31,
                                          --------------------------------------------------------------------
                                                  1998                   1997                 1996
                                          --------------------  ----------------------  ----------------------
                                                   Percent of              Percent of              Percent of
                                                    Loans in                Loans in                Loans in
                                                  Category to             Category to             Category to
                                          Amount  Total Loans    Amount   Total Loans   Amount    Total Loans
                                          ------  ------------  --------  ------------  ------  --------------
                                                                  (Dollars in thousands)
Real estate mortgage:
 Permanent one- to four-family
    residential.........................  $  386     11.20%     $   453      14.95%     $  485       15.50%
 Residential construction and
    development.........................   2,057     36.82        1,639      30.02       1,594       26.04
Commercial loans........................   1,460     19.91          988      18.87       1,056       16.85
Consumer loans..........................   1,399     11.63        1,890      13.25       2,245       15.05
Credit card loans.......................   3,155     20.44        3,054      22.91       2,874       26.56
                                          ------   -------      -------    -------      ------     -------
   Total allowance for loan losses and
    other reserves......................  $8,457    100.00%     $ 8,024     100.00%     $8,254      100.00%
                                          ======   =======      =======    =======      ======     =======

                                                                            At December 31,
                                                  -------------------------------------------------------------
                                                           1995                                1994
                                                  --------------------------            -----------------------
                                                                Percent of                          Percent of
                                                                Loans in                            Loans in
                                                                Category to                         Category to
                                                  Amount        Total Loans             Amount      Total Loans
                                                  ------        -----------             ------      -----------
                                                                      (Dollars in thousands)
Real estate mortgage:
 Permanent one- to four-family
    residential.........................           $   483        17.18%               $   564          22.96%
 Residential construction and
  development...........................             1,561        30.82                  1,620          29.44
Commercial loans........................               617        11.38                    747           8.07
Consumer loans..........................               889        13.39                    369           9.33
Credit card loans.......................             2,108        27.23                  1,967          30.20
                                                   -------      -------                -------         ------
   Total allowance for loan losses
     and other reserves.................           $ 5,658       100.00%               $ 5,267         100.00%
                                                   =======      =======                =======         ======


Credit Card Processing

     Through its Key Operations subsidiary, the Bank offers credit card processing services to banks and non-bank lenders and marketers. Key Operations generally maintains customer files and transmits card payments and charges. for its bank clients. The Bank receives a monthly fee per account for these services while the participating bank retains ownership of the receivables and other fees generated by the credit card relationship. In the typical processing arrangement with a non-bank lender, the Bank serves as the issuing bank for the credit card and performs the same record-keeping services and may retain a portion of the receivables and other fees generated by the relationship in addition to receiving a service fee. The Bank also purchases credit card portfolios from other community banks from time to time. At December 31, 1998, Key Operations was processing approximately 236,000 credit card accounts including approximately 87,000 accounts for the Bank. Credit card processing revenue increased to $3.7 million for the year ended December 31, 1998 from $316,000 in 1997.

     The Company believes it will be able to grow its processing business through processing arrangements with other community banks and partnership arrangements with non-bank lenders. By growing its card business in this manner, the Bank believes that it can create more predictable revenues without the credit risk normally associated with the credit card issuances.

Investment Securities

     The Bank maintains a substantial portfolio of investment securities to provide liquidity as well as a source of earnings. The Bank's investment securities portfolio consists primarily of U.S. Treasury securities as well as securities issued by U.S. government agencies including mortgage-backed securities. The Bank has also invested in certain mutual funds which invest in adjustable-rate mortgage loans but is phasing out these investments through sales.

     The following table shows the composition of the investment portfolio by major category at the dates indicated.


                                                       At December 31,
                                                 -------------------------
                                                  1998     1997      1996
                                                 -------  -------   ------
                                                          (In thousands)

U.S. government and federal agency securities..  $24,548  $21,099  $ 5,986
Adjustable-rate mortgage mutual fund...........    1,612    4,707    8,811
Mortgage-backed securities:
    FHLMC......................................    1,645    1,930    2,785
    FNMA.......................................    1,689    3,308    2,871
Asset-backed securities........................    1,004       --       --
                                                 -------  -------  -------
      Total....................................  $30,498  $31,044  $20,453
                                                 =======  =======  =======


     The following table sets forth the scheduled maturities, market values and average yields for the Bank's investment securities and mortgage-backed securities portfolio at December 31, 1998.



                               One Year or Less    One to Five Years      Five to Ten Years     More than Ten Years
                             --------------------  -------------------- ----------------------  --------------------
                                        Weighted              Weighted               Weighted              Weighted
                             Amortized   Average   Amortized   Average   Amortized    Average   Amortized   Average
                               Cost       Yield      Cost       Yield       Cost       Yield      Cost       Yield
                             ---------  ---------  ---------  ---------  ----------  ---------  ---------  ---------
                                                                             (Dollars in thousands)
U.S. government and federal
   agency securities.......     $--        --%      $24,497      5.88%     $  --        --%        $   --        --%
Adjustable-rate mortgage
  mutual funds.............      --        --            --        --         --        --          1,667      5.10
Mortgage-backed securities:
   FHLMC...................      69      4.97           691      6.00         --        --            903      6.07
   FNMA....................      --        --         1,684      6.58         --        --             --        --
Asset-backed securities....      --        --         1,000      6.35         --        --             --        --
                              -----                 -------                -----                  -------
      Total................     $69      4.97       $27,872      5.94      $  --        --         $2,570      5.44
                              =====                 =======                =====                  =======


                                                  Total Investment Portfolio
                                                ------------------------------

                                                                     Weighted
                                                Amortized  Market     Average
                                                  Cost      Value      Yield
                                                ---------  -------   ---------

U.S. government and federal
   agency securities.......                       $24,497  $24,548       5.88%
Adjustable-rate mortgage
  mutual funds.............                         1,667    1,612       5.10
Mortgage-backed securities:
   FHLMC...................                         1,663    1,645       5.99
   FNMA....................                         1,684    1,689       6.58
Asset-backed securities....                         1,000    1,004       6.35
                                                  -------  -------
      Total................                       $30,511  $30,498       5.90
                                                  =======  =======


     At December 31, 1998, the Bank had no investments in securities of a single issuer (other than the U.S. government securities and securities of federal agencies and government-sponsored enterprises) which aggregated more than 10% of stockholders' equity.

Deposits and Sources of Funds

     The funds needed by the Bank to make loans come from deposit accounts
solicited from the communities surrounding its branch offices.   Consolidated
total deposits were $257.0 million as of December 31, 1998. In addition, the Bank may borrow up to $26.0 million under a line of credit from the FHLB of Atlanta.

     Deposits. The Bank's deposit products include regular savings accounts (statements), money market deposit accounts, interest-bearing and non-interest-bearing checking accounts, IRA accounts and certificates of deposit accounts. The Bank varies service charges, terms and interest rates to target specific markets. Other products and services for deposit customers include automated teller machines, safe deposit boxes, money orders and travelers checks, night depositories, wire transfers and telephone banking.

     At December 31, 1998, approximately $18.8 million of deposits were collateral for partially secured credit cards. The Bank does not pay interest on funds deposited as collateral for the partially secured credit cards unless the deposit exceeds $750. The rate of interest paid on deposits exceeding $750 is 3.00%. For the year ended December 31, 1998, the average rate paid on these funds was 1.41%. The Company has recently de-emphasized its partially secured credit card lending, which is expected to result in a reduction in the balance of these savings accounts. Since the interest rates paid on these deposits are lower than on other savings deposits, the Company's overall cost of funds is expected to increase as the deposit accounts collateralizing partially secured credit card loans declines.

     The following table sets forth for the periods indicated the average balances outstanding and average interest rates for each major category of deposits.


                                                                  Year Ended December 31,
                                              ------------------------------------------------------------
                                                      1998                 1997               1996
                                              --------------------  ------------------  ------------------
                                                Average   Average   Average   Average   Average   Average
                                                Balance     Rate    Balance     Rate    Balance     Rate
                                              ----------  --------  --------  --------  --------  --------
                                                                       (Dollars in thousands)

Savings.....................................   $ 14,960     2.92%   $ 14,739     3.10%  $ 15,585     3.18%
Interest-bearing demand  and  money
  market  accounts..........................     19,250     2.77      20,231     2.77     20,094     2.87
Certificates of deposit.....................    172,418     5.99     153,538     5.96    132,252     6.10
Deposits collateralizing credit card loans..     20,618     1.41      26,243     1.37     32,574     2.71
                                               --------             --------            --------
     Total interest-bearing  deposits.......    227,246     5.10     214,751     4.90    200,505     5.00
Demand deposits.............................     15,215       --      14,104       --     15,835       --
                                               --------             --------            --------
     Total average deposits.................   $242,461     4.78    $228,855     4.60   $216,340     4.63
                                               ========             ========            ========


     The Bank obtains deposits principally through its network of seven branches. The Bank does not solicit brokered deposits. The Bank's principal deposit funding source are certificates of deposit which the Bank offers in maturities of up to 61 months. At December 31, 1998, the Bank had approximately $21.6 million in certificates of deposit and other time deposits of $100,000 or more. The following table provides information as to the maturity of all time deposits of $100,000 or more at December 31, 1998.

                                               Amount
                                           --------------
                                           (In thousands)

          Three months or less...........        $ 2,158
          Over three through six months..            860
          Over six through 12 months.....          8,680
          Over 12 months.................          9,914
                                                 -------
              Total......................        $21,612
                                                 =======

     Borrowings.   In addition to deposits, the Bank from time to time obtains advances from the FHLB of Atlanta of which it is a member. FHLB of Atlanta advances may only be used to provide funds for residential housing finance. The Bank's only advance outstanding matures in 2008 and bears a 5.51% fixed rate of interest until 2003 when it may be converted to a floating-rate obligation at the option of the FHLB of Atlanta. The FHLB advance is secured by a floating lien on the Bank's residential first mortgage loans and various federal government and agency securities. The Bank also obtains funds through reverse repurchase agreements with securities dealers but is not currently party to any such agreements.

     At December 31, 1998, the Company had $1.0 million in borrowings under various notes payable to directors and 5% stockholders and their related interests. These borrowings were used to finance loans at the holding company level. The notes are unsecured, bear interest rates of 9.0% to 10.0% and mature in 1999 and 2000. These loans replaced a line of credit from a commercial bank at a higher rate of interest. The Company intends to pay these notes as they mature. See "Management -- Certain Relationships and Related Transactions."

          The following table sets forth certain information regarding short-term borrowings by the Bank at the dates and for the periods indicated:


                                               At or for the Year Ended  December 31,
                                              -----------------------------------------
                                                   1998           1997         1996
                                              --------------  ------------  -----------
                                                           (In thousands)
Amounts outstanding at end of period:
  FHLB advances.............................         $2,000        $   --        $  --
  Notes payable.............................          1,000         1,000           --
Weighted average rate paid on:
  FHLB advances.............................           5.51%           --%          --%
  Notes payable.............................           9.70          9.60           --
Maximum amount of borrowings outstanding
  at any month end:
  FHLB advances.............................         $2,000        $   --        $  --
  Notes payable.............................          1,500         1,000           --
Approximate average amounts outstanding:
  FHLB advances.............................         $1,077        $   --        $  --
  Notes payable.............................          1,208         1,000           --
Approximate weighted average rate paid on:
  FHLB advances.............................           5.51%           --%          --%
  Notes payable.............................           9.86          9.60           --

Competition

     The Bank faces intense competition in each of its business lines from a variety of other financial services providers including many which have substantially greater resources than the Bank. As a community bank, the Bank must compete against other banks, thrifts and credit unions for deposits and must increasingly compete against alternative investment vehicles such as stock, bonds and mutual funds for funds. The Bank seeks to meet its competition by offering competitive rates and customer convenience. The Bank competes for construction and development loans primarily with other community banks. The Bank competes on the basis of its substantial expertise in this area, long-standing relations with builders and developers and its reputation for responsive service. In competing for commercial loan customers, the Bank faces competition not just from other banks, but increasingly from nontraditional lenders such as commercial finance companies and national credit card issuers. The Bank seeks to compete against these firms with its SBA lending expertise, array of services, personal service and convenience. In the area of credit card issuance and processing, the Bank must compete against a variety of bank and non-bank lenders including organizations that are not subject to the same regulatory restrictions as the Bank. The Bank seeks to compete in this area on the basis of its expertise in the subprime area and its accessability to a variety of partners. In indirect automobile lending, the Bank must compete against banks and finance companies and other specialty lenders. The Bank competes in this area principally through its relations with dealers and fast and responsive service. In the area of mortgage banking, the Bank competes against numerous other mortgage banking companies primarily on the basis of its relations with realtors, builders and other parties involved in the home-buying process.

Employees

     At December 31, 1998, the Company and its subsidiaries had 275 full-time equivalent employees.

Properties

     The following table shows the location and certain additional information regarding the offices of the Company and its subsidiaries at December 31, 1998.

                              Year   Owned or                                  Year    Owned or
Location                     Opened   Leased   Location                       Opened   Leased
--------                     ------  --------  --------                      --------  ------

Administrative Offices:
Executive Offices              1997  Leased    Perry Hall Branch                 1976  Leased
7F Gwynns Mill Court                           8639 Belair Road
Owings Mills, MD  21117                        Baltimore, MD  21236

Residential Lending            1998  Leased    Ellicott City Branch              1983  Owned
9D Gwynns Mill Court                           9450 Baltimore National Pike
Owings Mills, MD  21117                        Ellicott City, MD  21042

Consumer Lending               1982  Leased    Eldersburg Branch                 1996  Owned
8607 Liberty Road                              1438 Liberty Road
Randallstown, MD  21133                        Eldersburg, MD  21784

Key Operations Center          1986  Owned     Bel Air Branch                    1996  Owned
626 Revolution Street                          203 N. Main Street
Havre de Grace, MD  21078                      Bel Air, MD  21014

Branch Offices:
Randallstown Branch            1961  Owned     Leesburg Branch                   1996  Leased
8601 Liberty Road                              1031 Edwards Ferry Road, NE
Randallstown, MD  21133                        Leesburg, VA  20176

Jumpers Hole Branch            1979  Owned     Cockeysville Branch               1998  Leased
8108 Jumpers Hole Road                         9940 York Road
Pasadena, MD  21122                            Cockeysville, MD  21030


Legal Proceedings


     On May 20, 1997, KeyCorp, a $67 billion bank holding company headquartered in Cleveland, Ohio, filed a suit against the Bank in the United States District Court for the Northern District of Ohio, Eastern Division, alleging that the Bank's use of the name "Key Bank and Trust" and the Bank's use of its service mark infringes on the trademarks of KeyCorp. In response, the Bank filed a counterclaim asserting that KeyCorp has infringed upon the Bank's name and service mark, and has petitioned to cancel KeyCorp's federally registered mark. In their respective actions, both the Bank and KeyCorp seek monetary damages equal to three times the other's profits since the first use of the name, as well as other monetary and consequential damages. The case is still pending. The Bank believes that the claims by KeyCorp are without merit and it intends to vigorously defend this suit and pursue its counterclaim.

     In the ordinary course of its business, the Bank is involved in various other legal actions. None of the foregoing litigation is expected to have a material effect on the operations of the Bank.


                           SUPERVISION AND REGULATION

Regulation of the Company

     General. The Company is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "BHCA"). As such, the Company is registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and subject to Federal Reserve Board regulation, examination, supervision and reporting requirements. As a bank holding company, the Company furnishes the Federal Reserve Board with annual and quarterly reports of its operations at the end of each period and furnishes such additional information as the Federal Reserve Board may require pursuant to the BHCA. The Company may also be inspected by Federal Reserve Board examiners.

     Under the BHCA, a bank holding company must obtain the prior approval of the Federal Reserve Board before (i) acquiring direct or indirect ownership or control of any voting shares of any bank or bank holding company if, after such acquisition, the bank holding company would directly or indirectly own or control more than 5% of such shares; (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company.

     Effective September 29, 1995, the Riegle-Neal Interstate Banking and Branching Efficiency of 1994 (the "Riegle-Neal Act") amended provisions of the BHCA and authorized the Federal Reserve Board to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve Board may not approve the acquisition of a bank that has not been in existence for a minimum of five years (regardless of any longer minimum period specified by the statutes of the host state). The Reigle-Neal Act also prohibits the Federal Reserve Board from approving such an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Reigle-Neal Act does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state wide concentration limit contained in the Reigle-Neal Act. Under Maryland law, a bank holding company is prohibited from acquiring control of any bank if the bank holding company would control more than 30% of the total deposits of all depository institutions in the State of Maryland unless waived by the Commissioner of Financial Regulation (the "Commissioner").

     Additionally, beginning on June 1, 1997, the federal banking agencies may approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks opted out of the Reigle-Neal Act by adopting a law, which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Such a law must have been enacted after the date of enactment of the Reigle-Neal Act and prior to June 1, 1997. The State of Maryland did not pass such a law during this period. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions will also be subject to the nationwide and statewide insured deposit concentration amounts described above.

     The BHCA also prohibits, with certain exceptions, a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of a company that is not a bank or a bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The activities of the Company are subject to these legal and regulatory limitations under the BHCA and the Federal Reserve Board's regulations thereunder. Even if a specific activity has previously been approved by the Federal Reserve Board, the Federal Reserve Board may still order a holding company or its subsidiaries to terminate any activity, or to terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that the continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that holding company.

     Capital Adequacy. The Federal Reserve Board requires bank holding companies to maintain specified minimum ratios of capital to total assets and capital to risk-weighted assets. See "Regulation of the Bank -- Capital Adequacy."

     Dividends and Distributions. The Federal Reserve Board can prohibit the payment of dividends by bank holding companies if such payment would constitute an unsafe or unsound practice. The Federal Reserve Board has stated that a bank holding company should pay cash dividends only to the extent that the company's net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the company's capital needs, asset quality, and overall financial condition.

     Bank holding companies must notify the Federal Reserve Board of any purchase or redemption of their outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such transactions during the preceding 12 months, is equal to 10% or more of the bank holding company's consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would violate any law, regulation, Federal Reserve Board order, directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. Bank holding companies whose capital ratios exceed the thresholds for "well capitalized" banks on a consolidated basis are exempt from the foregoing requirement if they were rated composite 1 or 2 in their most recent inspection and are not the subject of any unresolved supervisory issues.

Regulation of the Bank

     General. As a state-chartered bank with deposits insured by the FDIC but which is not a member of the Federal Reserve System (a "state non-member bank"), the Bank is supervised by the Commissioner and the FDIC. The Commissioner and FDIC regularly examine the operations of the Bank, including its capital adequacy, reserves, loans, investments and management practices. These examinations are for the protection of the Bank's depositors and not its stockholders. In addition, the Bank must furnish quarterly and annual call reports to the Commissioner and FDIC. The FDIC has the power to remove officers and directors and to issue cease-and-desist orders to prevent a bank from engaging in unsafe or unsound practices or violating laws or regulations governing its business.

     The Bank's deposits are insured by the FDIC to the legal maximum of $100,000 for each insured depositor. The Federal Reserve Board and the FDIC regulate reserve requirements and disclosure requirements in connection with personal and mortgage loans and savings deposit accounts. In addition, the Bank is subject to numerous federal and state laws and regulations which impose specific restrictions and procedural requirements for the establishment of branches, investments, interest rates on loans, credit practices, the disclosure of credit terms and discrimination in credit transactions.

     Capital Adequacy. The Federal Reserve Board and the FDIC have established guidelines with respect to the maintenance of appropriate levels of capital by bank holding companies and state non-member banks, respectively. The regulations impose two sets of capital adequacy requirements: minimum leverage rules, which require bank holding companies and banks to maintain a specified minimum ratio of capital to total assets, and risk-based capital rules, which require the maintenance of specified minimum ratios of capital to "risk-weighted" assets.

     The Federal Reserve Board and the FDIC require bank holding companies and state non-member banks, respectively, to maintain a minimum leverage ratio of "Tier 1 capital" (as defined in the risk-based capital guidelines discussed in the following paragraphs) to total assets of 3.0%. Although setting a minimum 3.0% leverage ratio, the capital regulations state that only the strongest bank holding companies and banks, with composite examination ratings of 1 under the rating system used by the federal bank regulators, would be permitted to operate at or near such minimum level of capital. All other bank holding companies and banks must maintain a leverage ratio of at least 1% to 2% above the minimum ratio, depending on the assessment of an individual organization's capital adequacy by its primary regulator. Any bank or bank holding company experiencing or anticipating significant growth is expected to maintain capital well above the minimum levels. In addition, the Federal Reserve Board has indicated that whenever appropriate, and particularly when a bank holding company is growing, seeking to engage in new activities or otherwise facing unusual or abnormal risks, it will consider, on a case-by-case basis, the level of an organization's ratio of tangible Tier 1 capital (after deducting all intangibles) to total assets in making an overall assessment of capital.

     The risk-based capital rules of the Federal Reserve Board and the FDIC require bank holding companies and state non-member banks, respectively, to maintain minimum regulatory capital levels based upon a weighting of their assets and off-balance sheet obligations according to risk. Risk-based capital is composed of two elements: Tier 1 capital and Tier 2 capital. Tier 1 capital consists primarily of common stockholders' equity, certain perpetual preferred stock (which must be noncumulative with respect to banks), and minority interests in the equity accounts of consolidated subsidiaries; less all intangible assets, except for certain purchased mortgage servicing rights and credit card relationships. Tier 2 capital consists of, subject to certain limitations, the allowance for losses on loans and leases; perpetual preferred stock that does not qualify as Tier 1 capital and long-term preferred stock with an original maturity of at least 20 years from issuance; hybrid capital instruments, including mandatory convertible debt securities; subordinated debt and intermediate-term preferred stock; and net unrealized gains on equity securities.

     The risk-based capital regulations assign balance sheet assets and credit equivalent amounts of off-balance sheet obligations to one of four broad risk categories based principally on the degree of credit risk associated with the obligor. The assets and off-balance sheet items in the four risk categories are weighted at 0%, 20%, 50% and 100%. These computations result in the total risk-weighted assets. The risk-based capital regulations require all banks and bank holding companies to maintain a minimum ratio of total capital (Tier 1 capital plus Tier 2 capital) to total risk-weighted assets of 8%, with at least 4% as Tier 1 capital. For the purpose of calculating these ratios: (i) Tier 2 capital is limited to no more than 100% of Tier 1 capital; and (ii) the aggregate amount of certain types of Tier 2 capital is limited. In addition, the risk-based capital regulations limit the allowance for loan losses includable as capital to 1.25% of total risk-weighted assets.

     FDIC regulations and guidelines additionally specify that state non-member banks with significant interest rate risk may be required to maintain higher risk-based capital ratios. The federal banking agencies, including the FDIC, have proposed a system for measuring and assessing a bank's interest rate risk. The federal banking agencies, including the FDIC, have stated their intention to propose a rule establishing an explicit capital charge for interest rate risk based upon the level of a bank's measured interest rate risk exposure after more experience has been gained with the proposed measurement process. Federal Reserve Board regulations do not specifically take into account interest rate risk in measuring the capital adequacy of bank holding companies.

     The FDIC has issued regulations which classify state non-member banks by capital levels and which authorize the FDIC to take various prompt corrective actions to resolve the problems of any bank that fails to satisfy the capital standards. Under such regulations, a well-capitalized bank is one that is not subject to any regulatory order or directive to meet any specific capital level and that has or exceeds the following capital levels: a total risk-based capital ratio of 10%, a Tier 1 risk-based capital ratio of 6%, and a leverage ratio of 5%. An adequately capitalized bank is one that does not qualify as well-capitalized but meets or exceeds the following capital requirements: a total risk-based capital ratio of 8%, a Tier 1 risk-based capital ratio of 4%, and a leverage ratio of either (i) 4% or (ii) 3% if the bank has the highest composite examination rating. A bank not meeting these criteria is treated as undercapitalized, significantly undercapitalized, or critically undercapitalized depending on the extent to which the bank's capital levels are below these standards. A state non-member bank that falls within any of the three undercapitalized categories established by the prompt corrective action regulation will be subject to severe regulatory sanctions. As of December 31, 1998, the Bank was "well-capitalized" as defined by the FDIC's regulations.

     Branching. With the approval of the Commissioner, Maryland banks may establish branches within the State of Maryland without geographic restriction and may establish branches in other states by any means permitted by the laws of such state or by federal law. The Reigle-Neal Act authorizes the FDIC to approve interstate branching de novo by state banks, only in states which specifically allow for such branching. Pursuant to the Reigle-Neal Act, the appropriate federal banking agencies have adopted regulations which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations are designed to ensure that interstate branches operated by an out-of-state bank in a host state are also helping to meet the credit needs of the communities which they serve.

     Dividend Limitations. Maryland banks may only pay dividends from undivided profits or, with the prior approval of the Commissioner, their surplus in excess of 100% of required capital stock. The Maryland Financial Institutions Code further restricts a Maryland bank from declaring a stock dividend on its shares of capital stock unless its surplus is equal to at least 20% of the outstanding capital stock as increased. If the surplus fund does not equal the amount of capital stock, the Maryland bank shall annually transfer to surplus at least 10% of its net earnings until the surplus is 100% of its capital stock as increased. In addition, the Bank is prohibited by federal statute from paying dividends or making any other capital distribution that would cause the Bank to fail to meet its regulatory capital requirements. Further, the FDIC is authorized to prohibit the payment of dividends by a state non-member bank when it determines such payment to be an unsafe and unsound banking practice.

     Deposit Insurance. The Bank pays assessments based on a percentage of its insured deposits to the FDIC for insurance of its deposits by the SAIF. Under the Federal Deposit Insurance Act, the FDIC is required to set semi-annual assessments for SAIF-insured institutions to maintain the designated reserve ratio of the SAIF at 1.25% of estimated insured deposits or at a higher percentage of estimated insured deposits that the FDIC determines to be justified for that year by circumstances raising a significant risk of substantial future losses to the SAIF.

     Under the risk-based deposit insurance assessment system adopted by the FDIC, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Institutions are assigned to one of three capital groups -- "well capitalized, adequately capitalized or undercapitalized." Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and other information the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund.

     For a period of time, institutions with SAIF-assessable deposits, like the Bank, were required to pay higher deposit insurance premiums than institutions with deposits insured by the Bank Insurance Fund ("BIF") also administered by the FDIC. In order to recapitalize the SAIF and address the premium disparity, the Deposit Insurance Funds Act of 1996 authorized the FDIC to impose a one-time special assessment on institutions with SAIF-assessable deposits based on the amount determined by the FDIC to be necessary to increase the reserve levels of the SAIF to the designated reserve ratio of 1.25% of insured deposits. Institutions were assessed at the rate of 65.7 basis points based on the amount of their SAIF-assessable deposits as of March 31, 1995. As a result of the special assessment the Bank incurred a pre-tax expense of $1,263,000 during the 1996 fiscal year.

     The FDIC has adopted a new assessment schedule for SAIF deposit insurance pursuant to which the assessment rate for well-capitalized institutions with the highest supervisory ratings is zero and institutions in the lowest risk assessment classification are assessed at the rate of 0.27% of insured deposits. Until December 31, 1999, however, SAIF member institutions will be required to pay assessments to the FDIC at the rate of 6.5 basis points to help fund interest payments on certain bonds issued by FICO, an agency of the federal government established to finance takeovers of insolvent thrifts. During this period, BIF members will be assessed for these obligations at the rate of 1.3 basis points. After December 31, 1999, both BIF and SAIF members will be assessed at the same rate for FICO payments.

     Transactions with Affiliates. A state non-member bank or its subsidiaries may not engage in "covered transactions" with any one affiliate in an amount greater than 10% of such bank's capital stock and surplus. All such transactions with all affiliates are limited to an amount equal to 20% of capital stock and surplus. All such transactions must also be on terms substantially the same, or at least as favorable, to the bank or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. An affiliate of a state non-member bank is any company or entity which controls, is controlled by, or is under common control with the state non-member bank. In a holding company context, the parent holding company of a state non-member bank (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the state non-member bank. The BHCA further prohibits a depository institution from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain limited exceptions.

     Loans to Directors, Executive Officers and Principal Stockholders. Loans to directors, executive officers and principal stockholders of a state non-member bank must be made on substantially the same terms as those prevailing for comparable transactions with persons who are not executive officers, directors, principal stockholder or employees of the Bank unless the loan is made pursuant to a compensation or benefit plan that is widely available to employees and does not favor insiders. Loans to any executive officer, director and principal stockholder together with all other outstanding loans to such person and affiliated interests generally may not exceed 15% of the bank's unimpaired capital and surplus for loans that are not fully secured and an additional 10% of the bank's unimpaired capital and surplus for loans that are fully secured by readily marketable collateral. All loans to such persons may not exceed the institution's unimpaired capital and unimpaired surplus. Loans to directors, executive officers and principal stockholders, and their respective affiliates, in excess of the greater of $25,000 or 5% of capital and unimpaired surplus (up to $500,000) must be approved in advance by a majority of the board of directors of the bank with any "interested" director not participating in the voting. State non-member banks are prohibited from paying the overdrafts of any of their executive officers or directors. In addition, loans to executive officers must be made on terms no more favorable than those offered other borrowers and are restricted as to type, amount and terms of credit.

                                   MANAGEMENT
Directors and Executive Officers

     Set forth below is information about the directors, executive officers and significant employees of the Company and the Bank including their name, age, positions with the Company and the Bank, the year they first became a director of the Company or the Bank and the year their current term as director of the Company or the Bank expires. Each director of the Company (other than Mr. Knight who first became a director in 1998) has been a director of the Company since its incorporation in 1990. Directors of the Company are divided into three classes with one class elected by stockholders annually for a three-year term.



                                                 Positions with the              Director   Current Term
Name                                Age(1)       Company and Bank                Since (2)   To Expire
----                                ------       -------------------             ---------  ------------

Bernard Dackman                       72         Chairman of the Board and           1961       2000
                                                  Director of the Company
                                                  and the Bank
David H. Wells, Jr.                   48         President, Chief Executive          1985       1999
                                                  Officer and Director of the
                                                  Company and the Bank
W. Benton Knight                      50         Director and Vice President of      1998       2001
                                                  the Company, Executive Vice
                                                  President of the Bank
Irwin R. Cohen                        74         Director of the Company             1961       2001
                                                  and the Bank
Joel Dackman                          45         Director of the Company             1985       2001
                                                  and the Bank
Jan Cohen Feldman                     43         Director of the Company             1985       2000
                                                  and the Bank
Philip Glazer                         72         Director and Vice Chairman of       1961       2001
                                                  the Company and the Bank
Marc S. Rosen                         44         Director of the Company             1985       2001
                                                  and the Bank
Morton Shapiro                        69         Director of the Company             1961       1999
                                                  and the Bank
Richard D. Sussman                    42         Director of the Company             1985       2000
                                                  and the Bank
Seymour Sussman                       71         Director of the Company             1961       1999
                                                  and the Bank
Ejner J. Johnson, Jr.                 40         Director of the Bank                1997       1999
J. Joseph McAleer, IV                 32         Director of the Bank                1997       1999
Steven M. Rosen                       40         Director of the Bank                1997       1999
Alan R. Silver                        41         Director of the Bank                1997       1999
-------------------------

(1)  At December 31, 1998.
(2)  Includes service as director of the Bank.

     Set forth below is information concerning the Company's and the Bank's directors. Unless otherwise stated, all directors have held the positions indicated for at least the past five years.

     Bernard Dackman is the Chairman of the Board of Directors of the Company and the Bank and has served in those capacities since their founding in 1990 and 1961, respectively. Mr. Dackman also serves as the Chairman of the Executive Committee and serves on the Compensation Committee of the Bank, as well as on the Board of Directors of Key Operations Center, Inc. Mr. Dackman is a partner with the law firm of Dackman, Heyman & Margolies, LLP in Baltimore, Maryland. Mr. Dackman is the father of Joel Dackman.

     David H. Wells, Jr. has been President of the Bank since 1985 and President of the Company since 1990. He also serves on the Board of Directors of Key Operations Center, Inc. Mr. Wells joined the Bank in 1981 after serving six years as Deputy Director of the Maryland Division of Savings and Loans. Mr. Wells, who is also an attorney, is a member of the Board of Directors of America's Community Bankers and also serves on the Strategic Planning and Audit and Finance Committees of that organization. Mr. Wells is also a member of the Board of Directors of the Maryland Bankers' Association and serves on its Government Relations Committee. Mr. Wells served as Chairman of the Maryland League of Financial Institutions from 1988 to 1990.

     W. Benton Knight is the Vice President and Treasurer of the Company and Executive Vice President and Chief Financial Officer of the Bank which he joined in 1984. Mr. Knight also serves on the Board of Directors of Key Operations Center, Inc. Prior to joining the Bank, Mr. Knight, who is a Certified Public Accountant, was manager of regulatory and SEC reporting for Mercantile Bancshares in Baltimore, Maryland.

     Irwin R. Cohen is President and Chief Executive Officer of R/C Theaters, Reisterstown, Maryland with which he has been affiliated since 1942. Mr. Cohen, who is also an attorney, is Chairman of the Construction and Development Loan Committee and serves on the Executive Committee and Compensation Committee. Mr. Cohen is the father of Jan Cohen Feldman.

     Joel Dackman is a self-employed Certified Public Accountant in Baltimore, Maryland. Mr. Dackman is Chairman of the Audit Committee and a member of the Construction and Development Loan Committee. Mr. Dackman is the son of Bernard Dackman.

     Jan Cohen Feldman is a legal assistant with ICMA Retirement Corporation, a pension fund management business located in Washington, D.C. Ms. Feldman serves on the Board of Directors of Key Operations Center, Inc. and is a member of the Community Reinvestment Committee of the Bank. Ms. Feldman is the daughter of Irwin R. Cohen.

     Philip Glazer is the Vice Chairman of the Board of Directors of the Company and the Bank. Mr. Glazer serves as Chairman of the Board of Directors of Key Operations Center, Inc. and is a member of the Executive Committee and Community Reinvestment Committee of the Bank. Mr. Glazer is retired.

     Marc S. Rosen is a partner with the law firm of Scanlan, Rosen & Shar, LLC, Baltimore, Maryland. Prior to forming his own law firm in 1990, Mr. Rosen was associated with the law firm of Whiteford, Taylor & Preston in Baltimore, Maryland. Mr. Rosen serves on the Executive Committee and the Compensation Committee of the Bank.

     Morton Shapiro is an attorney and real estate investor. He is President of Paul Shapiro and Sons, Inc., a real estate and property management firm in Baltimore, Maryland. Mr. Shapiro is a member of the Board of Directors of the Property Owners Association of Greater Baltimore. Mr. Shapiro serves on the Audit Committee of the Bank.

     Richard D. Sussman is an attorney with Northwestern Loan Company, a pawn brokerage in Baltimore, Maryland. Prior to joining Northwestern, Mr. Sussman was associated with the law firm of Weinberg & Green in

Baltimore, Maryland. Mr. Sussman, who serves on the Bank's Construction and Development Loan Committee, is the son of Seymour Sussman.

     Seymour Sussman is the President of Northwestern Loan Company, a pawn brokerage in Baltimore, Maryland. Mr. Sussman serves on the Executive Committee and Compensation Committee of the Bank. Mr. Sussman, who is the father of Richard Sussman, also serves on the Board of Directors of Valley Bank of Maryland (formerly Baltimore Savings and Loan Association, F.A.), Owings Mills, Maryland.

     Ejner J. Johnson, Jr. is Senior Vice President for fixed-income securities sales in the Baltimore office of Prudential Securities, Inc., a securities broker-dealer. Mr. Johnson serves on the Board of Directors of Key Operations Center, Inc, as well as on the Community Reinvestment Committee of the Bank.

     J. Joseph McAleer IV, is a principal in the firm of Monaghan, Tilghman & Hoyle, an insurance agency in Baltimore, Maryland. Prior to joining Monaghan, Tilghman & Hoyle in 1994, he was a Vice President with the Warner Companies, a financial and estate planning firm in Timonium, Maryland. Mr. McAleer serves on the Commercial Loan Committee of the Bank.

     Steven M. Rosen is a real estate attorney with the firm of Abramhoff, Neuberger & Linder, LLP in Baltimore, Maryland. Mr. Rosen serves on the Construction and Development Loan Committee of the Bank.

     Alan R. Silver is a Certified Public Accountant with the accounting firm of Silver & Silver, P.A in Owings Mills, Maryland. Mr. Silver is the President of Worthington Woods Homeowners Association and sits on the Board of Directors of Adat Chaim, Inc. Mr. Silver serves on the Audit Committee and Commercial Loan Committee of the Bank.

Executive Officers Who Are Not Directors

     The following sets forth information with respect to executive officers of the Bank who do not serve on the Boards of Directors of the Company or the Bank.




Name                      Age(1)  Positions with the Bank
----                      ------  -----------------------

William F. Ariano, Jr.     49     Vice President/Division Manager of Residential Lending
Ross L. Brown              41     Senior Vice President/Division Manager of Commercial Lending
Judith A. Frank            50     Vice President/Branch Administration/Division Manager of Retail Banking
George Harrison            40     Vice President/Division Manager of Consumer Lending
Thomas J. Juranich         48     Senior Vice President/President of Key Operations Center, Inc.
George G. Wachter          55     Senior Vice President/Division Manager of Construction Lending
-------------------------

(1)  At December 31, 1998.


     William F. Ariano, Jr. has been the Vice President of the Bank in charge of Residential Mortgage Lending since 1997. Prior to joining the Bank, Mr. Ariano was a Senior Loan Originator with B.F. Saul Mortgage Company in Baltimore, Maryland.

     Ross L. Brown has been the Senior Vice President of the Bank in charge of Small Business Lending since 1997 and previously had served as a Vice President in this capacity since 1991. Mr. Brown was named Financial Services Advocate of the Year by the Baltimore District of the Small Business Administration in 1996. Prior to joining the Bank, Mr. Brown was a Vice President in the small business lending division of Signet Bank in Baltimore, Maryland.

     Judith A. Frank has been the Vice President of the Bank in charge of branch administration since 1996 and an Assistant Vice President in this capacity since 1992. Prior to joining the Bank, Mrs. Frank had served in this capacity with Sharon Savings Bank, FSB in Baltimore, Maryland.

     George J. Harrison has been the Vice President of the Bank in charge of consumer lending since 1996. Prior to joining the Bank, Mr. Harrison ran three branch offices of Sun Star Acceptance, the sub-prime automobile lending subsidiary of NationsBank, and worked as Asset Remarketing Manager for both NationsBank and Maryland National Bank.

     Thomas J. Juranich became the President of Key Operations Center, Inc. in 1997 after having served as Vice President of that company since 1991. Mr. Juranich is also a Vice President of the Bank. Prior to joining the Bank, Mr. Juranich worked in branch administration for Long Island Savings Bank and in the credit card division of Chemical Bank.

     George G. Wachter has been the Senior Vice President of the Bank in charge of construction and development lending since 1994 and a Vice President in that capacity since 1990. Mr. Wachter has over 30 years experience in construction and development lending with several institutions in the Baltimore area.

Directors' Compensation

     Directors' Fees. Each director of the Company receives an annual retainer of $1,000. Non-employee directors of the Bank also receive an annual retainer of $15,000. In addition, the Chairman of the Bank's Board of Directors receives an annual fee of $30,000. Employee directors who serve on the Bank's Board of Directors do not receive any fees for their service. In addition to the fees paid to directors of the Company and the Bank, annual fees in the amount of $2,500 are paid to the chairmen of the Audit Committee and Construction and Development Loan Committee, and to the Chairman of the Board of Key Operations.

     Director Stock Option Plan. The Company has reserved 330,000 shares of Common Stock under the Key Capital Corporation 1998 Stock Option Plan for Directors ("Director Option Plan") for issuance pursuant to non-incentive stock options granted to non-employee directors and advisory directors of the Company and its affiliates. The purpose of the Director Option Plan is to advance the interests of the Company by providing directors of the Company and its
affiliates with the opportunity to acquire shares of Common Stock.   Each non-
employee director of the Company and the Bank has been granted a five-year option to purchase 5,500 shares of Common Stock at the final offering price in this Offering contingent upon completion of the Offering.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors of the Bank serves as the compensation committee for the Company's Board of Directors. The Compensation Committee periodically evaluates the compensation paid to directors, executive officers and other employees and recommends changes to compensation policy to the Bank's Board of Directors. During the year ended December 31, 1998, Irwin Cohen, Bernard Dackman, Marc Rosen and Seymour Sussman served on the Compensation Committee. Each of the members of the Compensation Committee has engaged in certain transactions with the Company during the last fiscal year. See " -- Certain Relationships and Related Transactions."

Executive Compensation

     The following table sets forth the compensation paid by the Company and the Bank to their chief executive officer and to the four most highly-compensated executive officers whose salary and bonus earned in the fiscal year ended December 31, 1998 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries (the "Named Executive Officers").

                                                                                              Long-Term
                                                   Annual Compensation                    Compensation Awards
                                          -----------------------------------------     ------------------------
                                                                                        Restricted    Securities
       Name and                                                      Other Annual         Stock       Underlying    All Other
   Principal Position           Year      Salary      Bonus         Compensation(1)      Award(s)      Options     Compensation
   ------------------           ----      ------      -----         ---------------     ----------    ----------   -------------

David H. Wells, Jr.             1998    $113,000    $63,865        $        --                -          16,500      $4,000  (2)
  President                     1997     105,000     53,597                 --                -          22,000       4,000
W. Benton Knight                1998     105,000     63,865                 --                -          13,750       4,000  (2)
  Executive Vice                1997      97,000     53,597                 --                -          16,500       3,000
  President
George G. Wachter               1998      90,000     57,483                 --                -           8,250       2,950  (2)
  Senior Vice President         1997      85,000     52,400                 --                -          11,000       2,767
Thomas J. Juranich              1998      80,000     35,343                 --                -           5,500       2,307  (2)
  Senior Vice President         1997      70,600      5,651                 --                -           5,500       1,525
Ross L. Brown                   1998      76,000     25,546                 --                -           8,250       2,031  (2)
  Senior Vice President         1997      70,000     24,145                 --                -          11,000       1,883
-------------------------

(1) Excludes certain personal benefits, the value of which in the aggregate did not exceed the lesser of $50,000 or 10% salary and bonus for any Named Executive Officer.
(2) "All Other Compensation" consists of 401(k) Plan matching contributions for Messrs. Wells, Knight, Wachter, Juranich and Brown in the amounts of $3,000, $3,000, $2,950, $2,307 and $2,031, respectively. Also includes
     $1,000 in director fees received by Mr. Wells and Mr. Knight for their service on the Company's board of directors.

     Option Grants in Last Fiscal Year.   The following table contains
information concerning the grant of stock options under the Company's Incentive Stock Option Plan (the "Option Plan") to the Chief Executive Officer and the Named Executive Officers during fiscal year 1998. No stock appreciation rights have been granted under the Option Plan.



                                                Individual Grants
                        -----------------------------------------------------
                                                                                Potential Realizable
                                                                                   Value at Assumed
                         Number of      % of Total                              Annual Rates of Stock
                        Securities        Options                                 Price Appreciation
                        Underlying      Granted to     Exercise                   for Option Term(2)
                          Options      Employees in    or Base     Expiration   -----------------------
Name                    Granted(1)     Fiscal Year      Price         Date        5%              10%
----                    ----------     ------------    -------     ----------   --------        -------
David H. Wells, Jr.         16,500      18.99%         $  *          12/31/03     54,698       $120,879
W. Benton Knight            13,750      15.82             *          12/31/03     45,581        100,733
George G. Wachter            8,250       9.49             *          12/31/03     27,349         60,440
Thomas J. Juranich           5,500       6.33             *          12/31/03     18,233         40,293
Ross L. Brown                8,250       9.49             *          12/31/03     27,349         60,440
-------------------------

* Exercise price will equal the final sales price for the Common Stock in this offering.
(1)  All options are immediately exercisable.
(2)  Assumes that exercise price will equal $12 per share.

     Year-End Option/SAR Values and Exercise of Options. The following table sets forth information concerning the number and potential realizable value at the end of 1998 of options held by the Chief Executive Officer and Named Executive Officers and the options such persons exercised during 1998.




                                                                     Number of Securities     Value of Unexercised
                                                                    Underlying Unexercised    In-the-Money Options
                                                                     Options at Year-End        at Year-End  (2)
                       Shares Acquired     Value                  --------------------------  ---------------------
Name                     on Exercise    Realized(1)  Exercisable  Unexercisable  Exercisable      Unexercisable
----                   ---------------  -----------  -----------  -------------  -----------  ---------------------

David H. Wells, Jr.         21,945       $59,850         104,500             --     $118,780      $     --
W. Benton Knight            16,500        45,000          79,750             --       89,085            --
George G. Wachter           11,000        30,000          52,250             --       59,390            --
Thomas J. Juranich              --            --          14,300             --        6,702            --
Ross L. Brown                3,300         9,000          33,550             --       27,767            --
-------------------------

(1) Based on the difference between the book value per share of the Common Stock on December 31, 1998 and the exercise price per share of the option.
(2) Calculated based on the product of (a) the number of shares subject to option times (b) the difference between the estimated market value of the underlying Common Stock at December 31, 1998 ($5.90 per share) and the exercise price of the options.

Certain Relationships and Related Transactions

     The Bank makes loans to executive officers and directors of the Company, and their affiliates, from time to time in the ordinary course of business. Loans are made to such persons on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated borrowers and the Bank does not believe that they involve more than the normal
risk of collectibility or present other unfavorable features.   At December 31,
1998, these loans consisted of outstanding credit card balances and were less than $60,000 in total.

     Dackman, Heyman & Margolies, LLP, a law firm of which Director Bernard Dackman is a partner, serves as general counsel to the Bank and receives fees from the Bank for its services. In addition, during the year ended December 31, 1998, Dackman, Heyman & Margolies, LLP, received $275,000 in fees for services rendered in connection with loan closings which were paid by borrowers.

     Scanlan, Rosen & Shar, LLC, a law firm in which Director Marc S. Rosen is a partner, represents the Bank in various litigation-matters. During the year ended December 31, 1998, Scanlan, Rosen & Shar, LLC, received $144,000 for litigation-related services.

     From time to time, the Company has borrowed funds from directors and principal stockholders to fund loans made by the Company to third parties.
These borrowings replaced a loan from another bank which was at a rate of 2% over the prime rate. The Company intends to repay these loans as they come due. The following table sets forth information on each such loan which was either made since January 1, 1998 or was outstanding at December 31, 1998.

                                                               Relation   Interest
   Date      Amount       Payee                    to Company    Rate     Maturity
   ----      ------       -----                    ----------  ---------  ---------

02/07/97    $400,000  Hopkins Bancorp, Inc.            A           10.0%  03/07/99
04/02/98     200,000  Hopkins Bancorp, Inc.            A           10.0   05/01/00*
04/07/98     200,000  Irwin R. Cohen                   B            9.0   05/07/99
04/07/98     200,000  Northwestern Loan Co., Inc.      C           10.0   05/07/00
04/14/98     100,000  Diversions, Inc.                 D            9.5   10/14/99
09/21/98     100,000  Diversions, Inc.                 D            9.5   03/21/00
-------------------------

*    Repaid on November 10, 1998.
A: Controlled by Alvin R. Lapidus, a beneficial owner of more than 5% of the Common Stock.
B:   Director
C:   Controlled by Seymour Sussman, a director of the Company.
D:   Controlled by the spouse of Morton Shapiro, a director of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table provides information as of December 31, 1998 concerning ownership of the Common Stock (which constitutes its only class of equity securities) by any individual or group known to the Company to be the beneficial owner of more than 5% of its Common Stock, each of its directors and Named Executive Officers, and all executive officers and directors as a group. Each person listed has sole voting and sole investment power with respect to the shares listed across from his name except as noted otherwise.




                                                                                                Anticipated
                                                                                                Common Stock        Percentage
                                                    Amount and Nature of          Percent        Purchases in      Following the
Name                                              Beneficial Ownership /1/      of Class /2/  the Offering /3,4/   Offering/ 4/
----                                              ------------------------      ------------  -------------------  -------------

Directors and Named Executive Officers:
Irwin R. Cohen /5/                                          552,200     /6/         12.18%
Bernard Dackman /5/                                         673,398                 14.85
Joel Dackman                                                 57,893                  1.28
Jan C. Feldman                                               14,410                     *
Philip Glazer /5/                                           433,972     /7/          9.57
W. Benton Knight                                            112,200     /8/          2.43
Marc S. Rosen                                                52,030     /9/          1.15
Morton Shapiro                                               17,600    /10/             *
Richard D. Sussman                                           87,670                  1.93
Seymour Sussman /5/                                         380,853                  8.40
David H. Wells, Jr. /5/                                     246,620    /11/          5.32
George G. Wachter                                            77,990    /12/          1.70
Thomas J. Juranich                                           14,300    /13/             *
Ross L. Brown                                                36,850    /14/             *

All directors and executive officers
  as  a group (18 persons)                                2,791,921    /15/         57.95

Other Beneficial Owners:
Estate of Charles G. Jules /5/                              282,788    /16/          6.24
Alvin Lapidus                                               309,892    /17/          6.84
Burton Rosen                                                364,628    /18/          8.04
-------------------------

* Less than 1.0% of shares outstanding.

/1/ For purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if he or she has or shares voting or investment power with respect to such Common Stock or has a right to acquire beneficial ownership at any time within 60 days from December
     31, 1998. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct, and the named individuals exercise sole voting and investment power over the shares of the Common Stock.

/2/ In calculating percentage ownership for a given individual or group of individuals, the number of shares of the Common Stock outstanding includes unissued shares subject to options exercisable within 60 days of December 31, 1998 held by that individual or group.

/3/  Based on an initial public offering price of $12.00 per share.

/4/  Assuming no exercise of Ryan, Beck's over-allotment option.

/5/ The address of the named individual is 7F Gwynns Mill Court, Owings Mills, Maryland.

/6/ Includes 165,000 shares held by Capital Industries, Inc. of which he is president and 112,200 shares held jointly. Excludes 14,410 shares held by his daughter Jan C. Feldman.

/7/ Includes 20,570 shares held jointly, 19,283 shares held by Associated Partners, Co., Inc., 163,438 shares held in an individual retirement account and 50,699 shares held by his spouse as to which he disclaims beneficial ownership.

/8/ Includes 32,450 shares held jointly. Includes 79,750 shares which Mr. Knight has the right to acquire pursuant to the exercise of options.

/9/   Includes 3,850 shares held jointly.

/10/  Includes 17,463 shares held jointly.

/11/ Includes 141,955 shares held jointly. Includes 104,500 shares which Mr. Wells has the right to acquire pursuant to the exercise of options.

/12/ Includes 25,740 shares held jointly and 52,250 shares that he has the right to acquire pursuant to the exercise of options.

/13/ Consists of shares that he has the right to acquire pursuant to the exercise of options.

/14/ Includes 3,300 shares held jointly and 33,500 shares which Mr. Brown has the right to acquire pursuant to the exercise of options.

/15/ Includes 284,350 shares which directors and executive officers have the right to acquire pursuant to the exercise of options.

/16/  Includes 78,540 shares held jointly.

/17/ Includes 153,846 shares held jointly and 2,200 shares held by spouse as to which he disclaims beneficial ownership. Does not include 174,306 shares held by Hopkins Bancorp, Inc. of which Mr. Lapidus is Chairman and as to which he disclaims beneficial ownership. Mr. Lapidus' address is 19707 Turnberry Way, Apt. 5E, North Miami Beach, Florida 33180.

/18/ Includes 179,564 shares held by spouse as to which he disclaims beneficial ownership. Mr. Rosen's address is 8204 Anita Road, Baltimore, Maryland 21208.

                          DESCRIPTION OF CAPITAL STOCK

General

     The Company is authorized to issue 20,000,000 shares of Common Stock. As of December 31, 1998, there were 4,533,265 shares outstanding and 180 stockholders of record. Upon the closing of the Offering, there will be 5,933,265 shares of Common Stock outstanding (assuming no exercise of Ryan Beck's over-allotment option). Each share of the Common Stock has the same relative rights as, and is identical in all respects with, each other share of Common Stock. The Common Stock is not subject to redemption and is not convertible into any other class of securities. Upon payment of the full purchase price therefor, the Common Stock will be fully paid and non-assessable. THE COMMON STOCK REPRESENTS NONWITHDRAWABLE CAPITAL, IS NOT AN ACCOUNT OF AN INSURABLE TYPE, AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

     Dividends. The Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Dividends." The holders of the Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor.

     Voting Rights. The holders of the Common Stock possess exclusive voting rights in the Company. Each holder of Common Stock is entitled to one vote per share. Stockholders are entitled to cumulate their votes in the election of directors. The classification of the Board of Directors, however, reduces the amount by which stockholders will be able to cumulate their votes in any election. Mergers, consolidations, share exchanges and sales of substantially all the Company's assets as well as amendments to its Articles of Incorporation require the approval of two-thirds of the outstanding shares. A majority of the votes cast is generally required for the approval of all other matters submitted to a vote of the stockholders except as described in " -- Certain Voting Requirements."

     Liquidation. In the event of any liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution in cash or in kind.

     Repurchase of Own Shares. The Company generally may repurchase its own shares, subject to certain restrictions under applicable state and federal banking and securities laws.

     Preemptive Rights. Holders of the Common Stock do not have preemptive rights with respect to any additional shares which may be issued by the Company. Any issuance of the Company's capital stock (other than an issuance of treasury stock or an issuance pursuant to a pro rata stock dividend) must be approved by the holders of not less than a majority of the outstanding shares of capital stock.

     Transfer Agent and Registrar. _____________________ will act as transfer agent and registrar for the Common Stock.

Certain Voting Requirements

     Amendments to Articles of Incorporation and Bylaws. The Company's Articles of Incorporation require the affirmative vote of at least 66-2/3% of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors for the approval of any amendment to Article XII (Removal of Directors), XIII (Indemnification), XIV (Limitations on Liability of Officers and Directors) and XVI (Amendments of Articles of Incorporation). In addition, the Articles of Incorporation provide that the following sections of the Bylaws may only be amended by the vote of not less than a majority of the outstanding shares of the capital stock of the Company: Article II Stockholders, Sections 3 (Special Meetings), 8 (Quorum), 10 (Voting) and 12(c) (Voting of Treasury Shares); Article III Board of Directors, Sections 2 (Number, Term and Election), 10 (Vacancies) and 11 (Removal of Directors); and Article XI Amendments.

     Removal of Directors. Under the Company's Articles of Incorporation, directors may only be removed for cause and only by the affirmative vote of the holders of at least 75% of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose. If less than the entire board of directors is to be removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors which such director is a part.

     Business Combinations. Under the Maryland General Corporation Law, mergers, consolidations and sales of substantially all of the assets of a Maryland corporation must generally be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of stock entitled to vote thereon. Maryland's Business Combination Statute, however, restricts certain transactions between a Maryland corporation (or its majority owned subsidiaries), and any person who, after the date the corporation has 100 or more beneficial owners of its stock, beneficially owns 10% or more of the corporation's outstanding voting stock, together with affiliates or associates thereof (an "Interested Stockholder"). For a period of five years following the date that a stockholder becomes an Interested Stockholder, Maryland's Business Combination Statute generally prohibits the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met): (i) mergers, consolidations or share exchanges; (ii) sales, leases, exchanges or other dispositions other than in the ordinary course of business or pursuant to a dividend, in any twelve-month period, of assets having an aggregate book value of 10% or more of the total market value of the outstanding stock of the corporation or of its net worth;
(iii) issuances or transfers by the corporation or any subsidiary thereof of any equity securities of the corporation or any subsidiary thereof having a market value of 5% or more of the total market value of the outstanding stock of the corporation; (iv) the adoption of a proposal or plan of liquidation or dissolution of the corporation in which anything other than cash will be received by the Interested Stockholder or any affiliate of any Interested Stockholder; (v) any reclassification of securities, or recapitalization of the corporation, or any merger, consolidation, or share exchange of the corporation with any of its subsidiaries which has the effect of increasing by 5% or more of the total number of shares, the proportionate amount of the outstanding shares of any class of equity securities of the corporation or any subsidiary thereof which is owned by an Interested Stockholder; and (vi) the receipt by any Interested Stockholder or any affiliate thereof of the benefit, directly or indirectly, (except proportionately as a stockholder) of any loan, advance, guarantee, pledge, or other financial assistance or any tax credit or other tax advantage provided by the corporation or any of its subsidiaries. After the five-year moratorium on business combinations has expired, a business combination must (i) be recommended by the board of directors and approved by
(a) 80% of the stockholders entitled to vote, and (b) two-thirds of the disinterested stockholders, or (ii) meet the rigorous fair price requirements of the business combination statute, or (iii) qualify for one of the statutory exemptions. This restriction does not apply if before such person becomes an Interested Stockholder, the Board of Directors approves the transaction in which the Interested Stockholder becomes an Interested Stockholder or approves the business combination, or a statutory exemption applies. A Maryland corporation may exempt particular interested stockholders from the requirements of the statute by resolution adopted by its board of directors prior to the date the Interested Stockholder became an Interested Stockholder.

     Control Share Acquisitions. The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third;
(ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions for shares acquired through descent or distribution, in satisfaction of a pledge or in a merger, consolidation or share exchange to which the corporation is a party. The control share acquisition statute applies to any Maryland corporation with 100 or more beneficial owners of its stock other than a close corporation or an investment company.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

     Unless the articles or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except for those which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provides otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The Company's Articles of Incorporation authorize the issuance of 20,000,000 shares of Common Stock. Upon completion of the Offering, there will be outstanding 5,933,265 shares of Common Stock (assuming no exercise of the over-allotment option).

     All shares of Common Stock issued in the Offering will be available for resale in the public market without restriction or further registration under the Securities Act, except for shares purchased by affiliates of the Company (in general, any person who has a control relationship with the Company), which shares will be subject to the resale limitations of Rule 144. After the Offering, 3,464,879 shares of Common Stock currently held by directors, executive officers and greater than 5% stockholders and any additional shares acquired by them will be treated as "control shares" and 478,467 additional shares of Common Stock issuable upon the exercise of options (including 71,500 options that will become effective upon the completion of this Offering) that the Company has granted or agreed to grant would be "restricted securities" within the meaning of Rule 144, and are eligible for sale in the public market in compliance with Rule 144. The Company intends to file a registration statement on Form S-8 under the Securities Act registering approximately 990,000 shares of Common Stock issuable upon the exercise of options granted or to be granted pursuant to its Stock Option Plans. Upon effectiveness of the registration statement, shares issued to nonaffiliates upon the exercise of the options generally will be freely tradeable without restriction or further registration under the Securities Act. All directors and executive officers and certain other stockholders of the Company have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of Ryan, Beck. The Company has agreed, subject to certain exceptions, that it will not offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Ryan, Beck.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell a limited number of shares provided that the person has owned the shares for at least one year. Sales, within any three-month period, may not exceed the greater of (i) one percent of the then outstanding shares of Common Stock, or (ii) if the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 must also comply with certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the three months preceding a sale by such person and who has beneficially owned the shares at least two years is entitled to sell them without regard to the volume, manner of sale, or notice requirements of Rule 144.

                                 THE OFFERINGS

     The Company proposes to offer a total of 1,400,000 shares of the Common Stock in two stages. In the first stage, the Company will offer 950,000 shares on a best efforts basis in the Community Offering. The Company intends to sell any shares which remain unsold at the close of the Community Offering (along with another 450,000 shares) to Ryan, Beck for resale in a firm commitment Public Offering. The Company will not issue any shares to subscribers in the Community Offering unless the Public Offering takes place. Subscribers in the Community Offering will pay the same price per share as purchasers in the Public Offering.

The Community Offering

     General. The Company is offering up to 950,000 shares of its Common Stock at a price between $10.00 and $12.00 per share in the Community Offering. The minimum purchase for the Community Offering is 100 shares and the maximum purchase is 14,000 shares. In its sole discretion, however, the Company may accept a subscription for a lesser or greater number of shares. Subscribers should be aware that beneficial ownership of more than 5% of the outstanding shares could obligate the beneficial owner to comply with certain reporting and disclosure requirements of federal and state banking and securities laws.

     Subscription orders will be accepted until _:_ _.m., Eastern time on _____________, 1999. See "Escrow Account and Release of Funds" below. The date the Community Offering terminates is referred to herein as the "Expiration Date."

     Subscriptions are binding on subscribers upon acceptance by the Company. Subscribers may not revoke subscriptions without the consent of the Company. In addition, the Company reserves the right to cancel subscriptions received at any time and for any reason until the proceeds of the Community Offering are released from the Escrow Account (as discussed in greater detail in "Escrow Account and Release of Funds" below). The Company reserves the right to reject any subscription, in whole or in part and in its sole discretion. In the event of an over-subscription, the Company may allocate shares among subscribers in its sole discretion. In determining which subscriptions to accept, in whole or in part, the Company may take into account the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, the Bank, and the Company's desire to have a broad distribution of stock ownership, and other considerations.

     In the event that the Company rejects, or subsequently elects to cancel, all of a subscription, the Company will refund the entire amounted remitted and no interest will be earned thereon. In the event that the Company rejects, or subsequently elects to cancel, part of a subscription, the Company will retain an amount equal the product of the number of shares for which the subscription is accepted multiplied by the per share price of the Common Stock and will refund the difference between such amount and the amount remitted.

     If the per share price of the Common Stock is set at less than $12.00 per share, the Company may, at its sole discretion, refund the difference between the amount remitted and the aggregate price of the Common Stock subscribed for or retain such amount and issue the additional number of whole shares of Common Stock which may be purchased with such amount.

     The Company reserves the right to terminate the Community Offering at any time.

     Escrow Account and Release of Funds. Subscription proceeds accepted by the Company for shares subscribed for in the Community Offering will be promptly deposited in an escrow account with __________ (the "Escrow Agent"), until the closing of the Public Offering. After the close of the Community Offering, the Escrow Agent will continue to hold the subscription proceeds of the Offering until the completion of the Public Offering. Certificates representing shares duly subscribed and paid for will be issued by the Company promptly after the completion of both the Offerings and escrowed funds are delivered to the Company. The Escrow Agent has not investigated the advisability of an investment in the shares and has not approved, endorsed, or passed upon the merits of an investment in the shares of Common Stock. Subscription proceeds held in the Escrow Account will not earn interest. If the above conditions are satisfied, the Escrow Account will be terminated by the Company, in which event the subscription amounts held in Escrow Account, and any interest earned thereon, will be paid to the Company.

     How to Subscribe. Shares may be subscribed for by delivering the Stock Order Form to the Stock Information Center, established by Ryan, Beck, on or before the Expiration Date. The address of the Stock Information Center is 7F Gwynns Mill Court, Owings Mills, Maryland 21117. Subscribers should retain a copy of their completed Stock Order Form for their records. The subscription price is due and payable when the Stock Order Form is delivered. Payment must be made in United States dollars by check, bank draft or money order drawn to the order of "_______________, as Escrow Agent for Key Capital Corporation," in the amount of $12.00 multiplied by the number of shares subscribed for. Funds also may be delivered to the Escrow Agent by wire transfer. Please call the Stock Information Center at (410) 363-7050 for wire transfer instructions.

     Prospectus Delivery and Procedure for Purchasing Shares. To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no Prospectus will be mailed any later than five days prior to the Expiration Date or hand delivered any later than two days prior to such date. Order forms will only be distributed with a Prospectus. Execution of the order form will confirm receipt of the Prospectus in accordance with Rule 15c2-8. The Company is not obligated to accept orders not submitted on original order forms. Order forms unaccompanied by an executed acknowledgment form will not be accepted. Payment by check, money order, bank draft or wire transfer must accompany the order and acknowledgment forms.

     Plan of Distribution. Under the Agency Agreement (the "Agency Agreement") which the Company has entered into with Ryan, Beck, the Company has retained Ryan, Beck as its exclusive financial adviser, to consult with and advise the Company with respect to the Community Offering and to provide assistance in connection with the sale of shares of Common Stock in the Community Offering. Ryan, Beck is a registered broker-dealer and is a member of the National Association of Securities Dealers, Inc.

     Among other things, Ryan, Beck will assist with administrative and marketing functions, such as (i) training the Company's employees and Stock Information Center (as defined below) staff regarding the mechanics of the Community Offering, (ii) answering investors' questions and participating in informational meetings for investors, (iii) coordinating Stock Information Center activities and organizing the sales effort, (iv) soliciting orders to purchase shares of Common Stock, and (v) maintaining records of all sales activity. Ryan, Beck will not have any obligation to purchase or accept any shares of Common Stock for its own account in the Community Offering.

     For these services, the Company will pay Ryan, Beck a marketing /management fee of 2.5% of the total dollar amount of Common Stock sold in the Community Offering. The Company, however, will not pay fees to Ryan, Beck for shares sold to directors, officers, employees or employee benefit plans of the Company or the immediate families of such persons.

     The Company will pay for all of its own expenses in connection with the Community Offering, such as legal, accounting, printing and filing fees and expenses. The Company also will reimburse Ryan, Beck for up to $10,000 of its itemized and reasonable out-of-pocket expenses, and will pay legal fees up to $60,000 plus associated expenses. The Company has agreed in the Agency Agreement to indemnify Ryan, Beck against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the Common Stock, including but not limited to liabilities under the Securities Act and under the Exchange Act.

     Offering materials for the Community Offering initially will be distributed to certain persons by mail. Additional copies will be available at the Company's executive offices ("Stock Information Center"). Officers and directors of the Company will be available to answer questions about the Community Offering and may also hold informational meetings for interested persons. Such officers and directors will not be permitted to make statements about the Offerings contemplated in this Prospectus unless such information is set forth in the Prospectus (or is incorporated herein by reference) nor may they render investment advice. The Common Stock will be offered in the Community Offering principally by the distribution of this Prospectus and through activities conducted at the Stock Information Center.

     Certain employees, officers or directors of the Company may participate or assist in the Community Offering. The assistance to be provided by employees in connection with the Offerings will consist of (i) assisting in the mailing of the Prospectus and other offering materials, (ii) staffing the Stock Information Center and responding to telephone inquiries of potential investors with regard to matters of ministerial nature, and (iii) maintaining records of all subscriptions and orders. In addition, officers and directors may attend informational meetings for potential investors and communicate with potential investors by telephone, in either case limiting any statements or discussions to the business and affairs of the Company and its prospects to the extent such information is included in this Prospectus. Each employee, officer and director who will assist in the Community Offering will be instructed not to make any recommendation respecting subscriptions or orders for the Common Stock.

Public Offering

     It is anticipated that all shares of Common Stock not subscribed for in the Community Offering plus an additional 450,000 shares will be sold to Ryan, Beck for resale in the Public Offering. It is anticipated that Ryan, Beck will purchase such shares at a market price less an underwriting discount. An underwriting agreement (the "Underwriting Agreement") between the Company and Ryan, Beck will not be entered into until immediately prior to the Public Offering. Subject to the conditions contained in the Underwriting Agreement, the Underwriting Agreement will require Ryan, Beck to purchase all shares of Common Stock that have not been subscribed for in the Community Offering plus an additional 450,000 shares. The Underwriting Agreement is expected to require the Company to pay to Ryan, Beck, a fee equal to 7% of the total dollar amount of purchases by Ryan, Beck, as underwriter.

     Among other things, Ryan, Beck will not be obligated to purchase any such shares if certain events occur which could have a material adverse effect upon the business or financial condition of the Company or Bank or on the banking-thrift industry or financial markets generally (all as more fully discussed in the Underwriting Agreement), and/or which, in the sole judgment of Ryan, Beck, make it impracticable or inadvisable to proceed with the Public Offering. Ryan, Beck may elect to waive any condition and purchase such amounts of the shares of Common Stock as it specifies by notice to the Company.

     Pursuant to the Underwriting Agreement, the Company will grant Ryan, Beck an option, exercisable not later than 30 days after the date of the Prospectus in the Public Offering, to purchase up to 15% of the shares offered in the Public Offering at the public offering price, less an agreed upon underwriting discount and commission, solely to cover over-allotments. To the extent that Ryan, Beck exercises this option, the Ryan, Beck will be obligated, subject to certain conditions, to purchase such additional shares.

     The Company, each of its directors and executive officers, and certain other stockholders of the Company have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this

Prospectus without the prior written consent of Ryan, Beck, except that the Company may issue shares of Common Stock upon the exercise of currently outstanding options.

     The Company will pay for all its expenses in connection with the Public Offering, such as legal, accounting, printing and filing fees and expenses. The Company also will reimburse Ryan, Beck for its itemized and reasonable out-of pocket expenses, which shall include legal fees and associated expenses, less any reimbursement of such amounts as discussed above under " -- Plan of Distribution." The Company will agree in the Underwriting Agreement to indemnify Ryan, Beck against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for Common Stock, including, but not limited to, liabilities under the Securities Act and under the Exchange Act.

     If Ryan, Beck creates a short position in the Common Stock in connection with the Public Offering, i.e., it sells a greater aggregate number of shares of Common Stock then is anticipated, Ryan, Beck may reduce the short position by purchasing shares of Common Stock in the open market. Ryan, Beck may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     Ryan, Beck may also impose a penalty bid on certain selling group members. This means that if Ryan, Beck purchases shares of Common Stock in the open market to reduce Ryan, Becks' short position or to stabilize the price of the Common Stock, it may reclaim the amount of the selling concession from the selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor Ryan, Beck makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor Ryan, Beck makes any representation that Ryan, Beck will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Ryan, Beck and dealers may engage in passive market making transactions in the shares of Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not nor bid for, or purchase, shares of Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed (i) 30% of its average daily trading volume in the Common Stock during a specified two month period, or (ii) 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Ryan, Beck and dealers are not required to engage in passive market making and may end passive market making activities at any time.

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price of the Common Stock will be determined by negotiations between the Company and Ryan, Beck. Among the factors considered in such negotiations are prevailing market and general economic conditions, the market capitalizations, trading histories and performance of other traded companies that the Company and Ryan, Beck believed to be comparable to the Company, the results of operations of the Company in recent periods, the current financial position of the Company and estimates of the business potential of the Company. Additionally, consideration was given to the general status of the securities market, the market conditions for new issues of securities and the demand for securities of comparable companies at the time the Offering was made.

     The Company has also applied to have Common Stock on the Nasdaq National Market under the symbol KCCO.

                                    EXPERTS

     The Consolidated Financial Statements of Key Capital Corporation and subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 have been included herein and in the Registration Statement on Form S-1 in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby has been passed on for the Company by Housley Kantarian & Bronstein, P.C., Washington, D.C. Certain matters will be passed on for Ryan, Beck by Thacher Proffitt & Wood, Washington, D.C.


                             ADDITIONAL INFORMATION

     The Company has filed a registration statement on Form S-1 with the Securities and Exchange Commission under the 1933 Act with respect to the Common Stock being offered hereby. This Prospectus is part of the Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. A copy of the Registration Statement may be examined without charge at the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Public Reference Section of the Commission upon payment of certain fees prescribed by the Commission. Copies of such materials may also be obtained from the website that the Commission maintains at http://www.sec.gov. Although the Prospectus contains a discussion of the material aspects of the documents filed as exhibits to the Registration Statement, statements contained in this Prospectus as the contents of any contract or other document are not necessarily complete and, in such instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     Since its inception, the Company has and intends to continue to make available to its stockholders annual reports containing financial information that has been examined and reported upon, with an opinion expressed by, an independent firm of certified public accountants.

                  KEY CAPITAL CORPORATION AND SUBSIDIARIES

                               Table of Contents

                       December 31, 1998, 1997 and 1996

                                                                                             PAGE
Independent Auditors' Report                                                                  F-1

Consolidated Financial Statements:
 Statements of Financial Condition                                                            F-2
 Statements of Income and Comprehensive Income                                                F-3
 Statements of Stockholders' Equity                                                           F-5
 Statements of Cash Flows                                                                     F-6

Notes to Consolidated Financial Statements                                                    F-8

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Key Capital Corporation:

We have audited the accompanying consolidated statements of financial condition of Key Capital Corporation and subsidiaries (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Key Capital Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.


Baltimore, Maryland
February 5, 1999, except as to note 19
     which is as of March 1, 1999

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                Consolidated Statements of Financial Condition

                          December 31, 1998 and 1997


                                                                                       1998                1997
                                                                               -------------------   -----------------
                                  Assets
Cash on hand and due from banks                                              $          4,632,607            7,008,538
Short-term investments (note 1)                                                         9,009,389           14,980,475
Securities purchased under agreements to resell (note 2)                                       --              187,518
Investment securities available-for-sale (note 3)                                      27,163,586           25,805,514
Mortgage-backed securities available-for-sale (note 3)                                  3,334,054            5,238,594
Loans receivable, net (notes 4 and 8)                                                 220,957,325          192,849,470
Mortgage loans held for sale                                                            9,099,184            4,775,250
Accrued interest receivable                                                             2,828,017            2,597,936
Investment in Federal Home Loan Bank stock, at cost (note 10)                             799,000              752,100
Other real estate owned and other foreclosed
    assets, net (note 5)                                                                1,990,915            2,894,827
Property and equipment, net (note 6)                                                    7,545,293            6,517,634
Prepaid expenses and other assets                                                       2,297,712            2,213,351
Deferred federal and state income taxes (note 9)                                        2,369,386            2,655,651
                                                                               ------------------- --------------------
             Total assets                                                    $        292,026,468          268,476,858
                                                                               =================== ====================

                           Liabilities and Stockholders' Equity

Liabilities:
    Deposits (note 7)                                                        $        257,023,645          235,684,160
    Notes payable (note 8)                                                              1,000,000            1,000,000
    Federal Home Loan Bank advances (note 8)                                            2,000,000                   --
    Advance payments by borrowers for taxes
       and insurance                                                                      427,091              333,663
    Accrued expenses and other liabilities                                              4,839,049            8,291,112
                                                                               ------------------- --------------------
                 Total liabilities                                                    265,289,785          245,308,935
                                                                               ------------------- --------------------

Stockholders' equity (notes 9, 10, 13, 14, 15 and 19):
    Common stock $1 par value per share:
       20,000,000 shares authorized; 4,533,265* and
       809,640 shares issued and outstanding, respectively                              4,533,265              809,640
    Additional paid-in capital                                                                 --              713,405
    Retained earnings                                                                  22,211,364           21,715,550
    Accumulated other comprehensive income                                                 (7,946)             (70,672)
                                                                               ------------------- --------------------
             Total stockholders' equity                                                26,736,683           23,167,923

Commitments (notes 4, 6 and 16)
             Total liabilities and stockholders' equity                      $        292,026,468          268,476,858
                                                                               =================== ====================

*   Reflects 5 1/2-for-1 common stock split declared March 1, 1999, described in note 19.

See accompanying notes to consolidated financial statements.

                                      F-2
                                                                     (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

          Consolidated Statements of Income and Comprehensive Income

                 Years ended December 31, 1998, 1997 and 1996


                                                                            1998                1997                 1996
                                                                     ----------------    ----------------     ----------------
Interest income:
  Loans receivable                                                 $     27,831,549          28,315,645           28,747,988
  Mortgage-backed securities                                                246,646             110,709              303,049
  Investment securities                                                   1,637,193           1,275,939              544,327
  Federal funds sold                                                        931,621             726,286              635,164
  Dividends on Federal Home Loan Bank stock                                  58,669              54,666               50,956
  Other                                                                       2,077               2,297                2,035
                                                                     ----------------    ----------------     ----------------
        Total interest income                                            30,707,755          30,485,542           30,283,519
                                                                     ----------------    ----------------     ----------------

Interest expense:
  Deposits:
    Certificates                                                         10,329,832           9,153,193            8,072,880
    NOW and money market deposit accounts                                   534,739             561,147              575,929
    Savings                                                                 437,033             456,422              494,493
    Collateralized savings accounts                                         289,664             358,433              882,599
                                                                     ----------------    ----------------     ----------------
                                                                         11,591,268          10,529,195           10,025,901
  Borrowed funds                                                            177,834              81,354               11,994
                                                                     ----------------    ----------------     ----------------
        Total interest expense                                           11,769,102          10,610,549           10,037,895
                                                                     ----------------    ----------------     ----------------

        Net interest income                                              18,938,653          19,874,993           20,245,624

Provision for loan losses (note 4)                                        5,178,532           7,623,136            7,883,024
                                                                     ----------------    ----------------     ----------------

        Net interest income after
        provision for loan losses                                        13,760,121          12,251,857           12,362,600
                                                                     ----------------    ----------------     ----------------
Noninterest income:
  Service fees on deposits                                                  440,580             408,312              322,608
  Credit card processing income                                           3,673,879             316,144               52,033
  Credit card fees, service charges
    and related income                                                    5,054,344           6,190,565            5,699,859
  Gain on sale of SBA loans                                                 481,478             544,069              483,228
  Gain on sale of mortgage loans held for sale                              813,960             755,916              322,447
  Other                                                                   1,130,773             869,605              743,191
                                                                     ----------------    ----------------     ----------------
        Total noninterest income                                         11,595,014           9,084,611            7,623,366
                                                                     ----------------    ----------------     ----------------

                                                                     (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

          Consolidated Statements of Income and Comprehensive Income

                 Years ended December 31, 1998, 1997 and 1996




                                                                           1998                1997                 1996
                                                                     ----------------    ----------------     ----------------
Noninterest expense:
  Salaries and employee benefits                                   $      8,009,457           6,952,333            6,514,297
  Credit card related expenses                                            3,968,004           2,583,948            2,442,893
  Federal Deposit Insurance
     Corporation premiums (note 10)                                         150,836             135,602            1,817,779
  Professional services                                                   1,918,747           1,494,382            1,092,474
  Occupancy and equipment                                                 1,875,720           1,545,149            1,450,146
  Data processing expense                                                   524,171             402,370              359,380
  Loss on sale of other real estate owned, net                              159,989              48,803               43,606
  Loss on investment securities, net                                         17,776             393,621                   --
  Advertising expense                                                       485,301             732,648            2,617,584
  Provision for losses on other
     real estate owned (note 5)                                              44,667              64,000               30,000
  Other                                                                   2,534,607           2,335,219            2,581,888
                                                                     ----------------    ----------------     ----------------
         Total noninterest expense                                       19,689,275          16,688,075           18,950,047
                                                                     ----------------    ----------------     ----------------

         Income before income taxes                                       5,665,860           4,648,393            1,035,919

Income tax provision (benefit) (note 9)                                   1,897,740           1,813,386             (210,317)
                                                                     ----------------    ----------------     ----------------
         Net income                                                       3,768,120           2,835,007            1,246,236
                                                                     ----------------    ----------------     ----------------

Changes in accumulated other comprehensive
  income - unrealized holding gains/losses on
  securities available-for-sale                                              62,726             297,495               23,719
Less: reclassification adjustment for losses
  included in net income                                                         --            (181,599)                  --
                                                                     ----------------    ----------------     ----------------
         Total comprehensive income                                $      3,830,846           2,950,903            1,269,955
                                                                     ================    ================     ================

Earnings per common share (note 13)*:
  Basic                                                            $           0.84                0.64                 0.28
  Diluted                                                                      0.81                0.63                 0.28
                                                                     ================    ================     ================

* Reflects 5 1/2-for-1 common stock split declared March 1, 1999, described in note 19.

See accompanying notes to consolidated financial statements.

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                Consolidated Statements of Stockholders' Equity

             For the years ended December 31, 1998, 1997 and 1996

                                                                                     Accumulated           Total
                                                 Additional                             other              stock-
                                    Common         paid-in          Retained         comprehensive        holders'
                                    stock          capital          earnings            income             equity
                                ---------------- -------------- -----------------  -----------------  ----------------
Balance at
   December 31, 1995           $      405,162       1,145,622        18,525,678           (391,886)        19,684,576

Net income                                 --              --         1,246,236                 --          1,246,236
Other comprehensive
   income                                  --              --                --             23,719             23,719
Exercise of stock options                  10             164                --                 --                174
Stock split two-for-one               405,162        (405,162)               --                 --                 --
Dividends paid -
   $.55 per share                          --              --          (445,684)                --           (445,684)
                                ---------------- -------------- ----------------- -----------------  -----------------

Balance at
   December 31, 1996           $      810,334         740,624        19,326,230           (368,167)        20,509,021

Net income                                 --              --         2,835,007                 --          2,835,007
Other comprehensive
   income                                  --              --                --            297,495            297,495
Exercise of stock options               7,406         131,413                --                 --            138,819
Repurchase of stock                    (8,100)       (158,632)               --                 --           (166,732)
Dividends paid -
   $.55 per share                          --              --          (445,687)                --           (445,687)
                                ---------------- -------------- ----------------- -----------------  -----------------

Balance at
    December 31, 1997                 809,640         713,405        21,715,550            (70,672)        23,167,923

Net income                                 --              --         3,768,120                 --          3,768,120
Other comprehensive
    income                                 --              --                --             62,726             62,726
Exercise of stock options              11,190         183,954                --                 --            195,144
Issuance of stock                       3,400          71,512                --                 --             74,912
Dividends paid -
    $.65 per share                         --              --          (532,142)                --           (532,142)
5 1/2-for-1 common
    stock split (note 19)           3,709,035        (968,871)       (2,740,164)                --                 --
                                ---------------- ---------------- -----------------  -----------------  --------------

Balance at
    December 31, 1998          $    4,533,265              --        22,211,364             (7,946)        26,736,683
                                =============== ================ =================  =================  ===============

See accompanying notes to consolidated financial statements.

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

             For the years ended December 31, 1998, 1997 and 1996

                                                                                 1998             1997            1996
                                                                            ---------------- --------------- ---------------
Cash flows from operating activities:
    Net income                                                            $       3,768,120       2,835,007       1,246,236
    Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization                                              897,734         820,312         737,777
         Provision for losses on loans and other real estate owned                5,223,199       7,687,136       7,913,024
         Loss on investment securities, net                                          17,776         393,621              --
         Gain on sale of SBA loans                                                 (481,478)       (544,069)       (483,228)
         Loss on sale of other real estate owned, net                               159,989          48,803          43,606
         Deferred income taxes                                                      247,014         483,808      (2,110,283)
         Amortization of loan fees and premiums and discounts, net                 (989,578)     (1,103,024)     (1,287,703)
         Loan fees deferred                                                       1,233,848         925,413         656,271
         Sales of mortgage loans held for sale                                  111,818,086      46,780,466      29,305,914
         Gain on sale of mortgage loans held for sale                              (813,960)       (755,916)       (322,447)
         Originations of mortgage loans held for sale                          (115,328,060)    (49,759,750)    (26,958,350)
         (Increase) decrease in prepaid expenses and other assets                   (84,361)       (220,878)      1,579,923
         Increase in accrued interest receivable                                   (230,081)        (68,435)       (573,412)
         Increase (decrease) in accrued expenses and other liabilities           (3,452,063)      2,920,022         (97,132)
         Increase (decrease) in federal and state income taxes payable                   --        (271,607)        106,211
                                                                            ---------------- --------------- ---------------
         Net cash provided by operating activities                                1,986,185      10,170,909       9,756,407
                                                                            ---------------- --------------- ---------------

Cash flows from investing activities:
    Purchases of:
      Investment securities available-for-sale                                  (38,599,229)    (15,100,000)     (6,000,000)
      Mortgage-backed securities available-for-sale                                      --      (3,565,642)     (1,500,000)
    Maturities of investment securities available-for-sale                       30,080,000              --       1,000,000
    Proceeds from sales of investment securities available-for-sale               7,180,931       4,089,037              --
    Principal repayments of mortgage-backed
      securities available-for-sale                                               1,959,594       3,725,471       4,155,377
    Proceeds from sales of mortgage-backed
      securities available-for-sale                                                      --         269,224              --
    Loan disbursements net of principal repayments                              (32,878,589)    (14,357,656)    (37,220,497)
    Purchases of loans receivable                                                (7,419,192)       (467,366)     (3,242,488)
    Sales of loans receivable                                                     4,966,693      10,304,559       8,207,615
    Increase in investment in Federal Home Loan Bank stock                          (46,900)        (17,500)       (123,000)
    Costs capitalized to other real estate owned                                   (136,106)       (702,903)       (569,101)
    Proceeds from disposition of property and equipment                              11,845          11,731           8,896
    Purchases of property and equipment                                          (1,937,238)       (909,257)     (1,947,789)
    Proceeds from sales of other real estate owned                                1,513,587       2,366,513         882,533
    Proceeds from sales of other foreclosed assets                                1,613,057       2,683,234       6,318,160
                                                                            ---------------- --------------- ---------------
           Net cash used in investing activities                                (33,691,547)    (11,670,555)    (30,030,294)
                                                                            ---------------- --------------- ---------------

                                                                     (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

             For the years ended December 31, 1998, 1997 and 1996

                                                                                   1998             1997            1996
                                                                              ---------------- --------------- ---------------
Cash flows from financing activities:
    Net increase in savings accounts                                      $      21,339,485       9,246,938      14,228,466
    Increase (decrease) in advance payments by borrowers for
      taxes and insurance                                                            93,428        (115,472)         40,050
    Proceeds from issuance of stock and exercise of stock options                   270,056         138,819             174
    Repurchase of stock                                                                  --        (166,732)             --
    Increase in notes payable                                                            --       1,000,000              --
    Increase in Federal Home Loan Bank advances                                   2,000,000              --              --
    Dividends paid                                                                 (532,142)       (445,687)       (445,684)
                                                                            ---------------- --------------- ---------------
           Net cash provided by financing activities                             23,170,827       9,657,866      13,823,006
                                                                            ---------------- --------------- ---------------
           Net increase (decrease) in cash and cash equivalents                  (8,534,535)      8,158,220      (6,450,881)

Cash and cash equivalents at beginning of year                                   22,176,531      14,018,311      20,469,192
                                                                            ---------------- --------------- ---------------
Cash and cash equivalents at end of year                                  $      13,641,996      22,176,531      14,018,311
                                                                            ================ =============== ===============
Supplemental information:
    Interest paid on savings deposits and borrowed funds                  $      11,571,000      10,546,000      10,069,000
    Income taxes paid                                                             1,830,000       1,690,000       1,794,000
                                                                            ================ =============== ===============
Non-cash transactions:
    Transfers of balances from loans to other real estate owned, net      $         899,275       2,332,855       1,730,000
    Transfers of balances from loans to other foreclosed assets                   1,392,007       2,234,128       6,577,000
                                                                            ================ =============== ===============
    Loans to facilitate the sale of other real estate owned acquired
      through foreclosure                                                 $         367,746         516,500         726,000
                                                                            ================ =============== ===============
    Decrease in unrealized holding losses on securities available
      for sale, net of income tax effect                                  $          62,726         297,495          23,719
                                                                            ================ =============== ===============

    Retirement of property and equipment                                  $         159,184              --              --
                                                                            ================ =============== ===============

See accompanying notes to consolidated financial statements.

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A)  CONSOLIDATION

          The consolidated financial statements include the accounts of Key Capital Corporation (the Company) and its wholly owned subsidiary, Key Bank and Trust (the Bank) and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     (B)  BUSINESS

          The Bank provides a full range of banking services to individual and corporate customers through its subsidiaries and branch banks in Maryland and Virginia. The Bank is subject to competition from other financial institutions and providers of financial related services. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

          Effective October 1, 1996, the Bank converted from a federal savings and loan association (formerly Key Federal Savings Bank) to a Maryland commercial bank. In conjunction with the conversion of the Bank, the Company converted from a unitary savings and loan holding company to a bank holding company. Management's decision to convert to a commercial bank reflects the direction established by the Bank's business plan with respect to loan growth and the growing commercial orientation of the Bank.

     (C)  BASIS OF FINANCIAL STATEMENT PRESENTATION

          The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

          Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of other real estate owned and other foreclosed assets. In connection with the determination of the allowance and valuation, management obtains independent appraisals for significant properties and prepares fair value analyses where appropriate.

          Management believes that the allowances for losses on loans and other real estate owned and other foreclosed assets are adequate to absorb losses that relate to outstanding loans and other real estate owned and other foreclosed assets. While management uses currently available information and previous loss experience to recognize losses on loans, other real estate owned and other foreclosed assets, future additions to the allowances may be necessary based on

                                                              (Continuted)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996


          changes in economic conditions and their effect on borrowers, particularly in the Maryland and Virginia areas. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations.

     (D)  CASH AND CASH EQUIVALENTS

          Cash equivalents include short-term investments and securities purchased under agreements to resell. Generally, federal funds are purchased and sold for one-day periods. Securities purchased under agreements to resell have original maturities when purchased of three months or less.

          The Bank is required by the Federal Reserve System to maintain certain cash reserve balances based principally on deposit liabilities. At December 31, 1998 and 1997, the required reserve balances were $365,000 and $474,000, respectively.

     (E)  SHORT-TERM INVESTMENTS

          Short-term investments consist of Federal funds sold and interest-bearing overnight investment accounts of $1,300,000 and $7,709,389 at December 31, 1998 and $11,371,948 and $3,608,527 at December 31, 1997,
          respectively.

     (F)  INVESTMENT AND MORTGAGE-BACKED SECURITIES

          Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Debt and equity securities not classified as held-to-maturity and equity securities with readily determinable fair values are classified as trading securities if bought and held principally for the purpose of selling them in the near term. Trading securities are reported at fair value, with unrealized gains and losses included in earnings. Investments not classified as held-to-maturity or trading are considered available-for-sale and are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders' equity (net of tax effects) in other comprehensive income. Fair value is determined based on bid prices published in financial newspapers or bid quotations received from securities dealers.

          Premiums and discounts on investment and mortgage-backed securities are amortized over the term of the security using methods which approximate the interest method. Gain or loss on sale of investments available-for-sale is reflected in income at the time of sale using the specific identification method.


                                                               (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996

     (G)  GAIN ON SALE OF LOANS

          Mortgage loans held for sale are carried at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate basis. Non-refundable loan fees and direct costs associated with the origination of loans are deferred and netted against the outstanding loan balances. Mortgage loans are sold servicing released.

          The company sells participations representing the SBA-guaranteed portions of its SBA loans in the secondary market. In connection with such sales, the Company receives a cash premium related to the guaranteed portion being sold. A portion of the cash premium received from the sale of the guaranteed portion of the SBA loan is deferred as an unearned discount based on the relative fair value of the guaranteed and unguaranteed portions to the total loan and the remainder is recognized as income at the time of the sale. The resulting unearned discount is recognized in interest income using the interest method.

     (H)  OTHER REAL ESTATE OWNED AND OTHER FORECLOSED ASSETS

          Other real estate owned represents real estate acquired through foreclosure and are initially recorded at the lower of cost (principal balance of the former mortgage loan plus costs of obtaining title and possession) or estimated fair value less estimated costs to sell. After foreclosure, management periodically evaluates the carrying value and establishes a valuation allowance for declines in fair value, less estimated selling costs, below the initially recorded value. Revenue and expenses from operations are charged against income. Changes in the valuation allowance of other real estate owned are included in the provision for losses, while costs of improvements to the properties are capitalized.

          Other foreclosed assets represents repossessed automobiles in process of liquidation and is initially recorded at the lower of cost or estimated fair value based on wholesale auction values.

     (I)  PROPERTY AND EQUIPMENT

          Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are accumulated using the straight-line method over the estimated useful lives of the related assets or over the initial terms of the various leases as to leasehold improvements. Additions and betterments are capitalized and charges for repairs and maintenance are expensed when incurred. The related cost and accumulated depreciation or amortization are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

                                                                     (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996

     (J)  LOAN FEES

          Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized in interest income using a method that approximates the interest method. Amortization of loan fees is discontinued for non-accrual loans.

     (K)  BANKCARD FEES AND ORIGINATION COSTS

          Bankcard fees are assessed on an annual basis and are recognized as noninterest income over a one-year period from the date of assessment on a straight-line basis. Costs of origination are generally recognized as noninterest expense as incurred.

     (L)  CREDIT CARD PROCESSING INCOME

          Credit card processing fees are assessed on a monthly basis and are recognized as noninterest income as the services are performed. Approximately $2,800,000 of the credit card processing income earned during 1998 was attributable to a single customer.

     (M)  CREDIT CARD LOANS

          Credit card loans arise primarily under open-end revolving credit accounts and are either partially secured by collateral or are fully unsecured loans and are made based on the borrower's creditworthiness, including such factors as income, other indebtedness and credit history. These accounts have various billing and payment structures, including varying minimum payment levels and finance charge rates.

          Uncollectible accounts are generally charged off against the allowance automatically at the beginning of the billing cycle in which the customer's balance is deemed to be more than 180 days past due for secured cards and 155 days past due for unsecured cards.

     (N)  AMORTIZATION OF DISCOUNTS AND PREMIUMS ON LOANS

          Discounts and premiums on loans are amortized over the estimated remaining lives of the purchased loans using a method that approximates the interest method. Discounts and premiums on purchased credit card portfolios are amortized over the estimated remaining life of the portfolio using the interest method.

                                                                     (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996

     (O) PROVISION FOR LOSSES ON LOANS RECEIVABLE, RESERVE FOR LOAN LOSSES AND NONREFUNDABLE DEALER RESERVES

          Provisions for losses on loans receivable are charged to income, based on management's judgment with respect to the risks inherent in the portfolio. Such judgment considers a number of factors including changes in the size and composition of the portfolio, historical loss experience, the present and prospective financial condition of borrowers, the estimated value of underlying collateral, geographic concentrations, current and prospective economic conditions, delinquency experience and status of nonperforming assets. Additionally, accrual of interest on potential problem loans is excluded from income when, in the opinion of management, suspension of the accrual is warranted.

          A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if the Company expects to collect all amounts due, including interest past due. The Company generally considers a period of delay in payment to include delinquency up to 90 days.

          In accordance with Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS No. 114) and No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition Disclosures (SFAS No. 118), the Company measures impairment (i) at the present value of expected cash flows discounted at the loan's effective interest rate; (ii) at the observable market price; or (iii) at the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through a valuation allowance and a corresponding charge to provision for loan losses.

          SFAS No. 114 does not apply to larger groups of smaller-balance homogeneous loans such as consumer installment, residential mortgage loans and credit card loans. These loans are collectively evaluated for impairment. The Company's impaired loans are therefore comprised primarily of commercial loans, including commercial mortgage loans, and real estate development and construction loans. In addition, impaired loans are generally loans which management has placed in nonaccrual status since loans are generally placed in nonaccrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past due.

          The Bank recognizes interest income for impaired loans consistent with its method for nonaccrual loans. Specifically, interest payments received are recognized as interest income or, if the ultimate collectibility of principal is in doubt, are applied to principal.

                                                                     (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996

          The Company purchases loans receivable from dealers at various discounts under the Company's available financing plans. The Company's accounting treatment for such discounts follows guidelines analogous to the treatment prescribed in AICPA Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans. A significant portion of this discount represents anticipated credit loss and, based upon projected loss experience, is allocated to the nonrefundable dealer reserves. The remaining portion of the discount, if any, is recorded as unearned discount. The Company stratifies its loans receivable by quarter of purchase and among the Company's various financing plans (referred to as "pools") to evaluate the adequacy of the nonrefundable dealer reserves allocated to such pools. If the nonrefundable dealer reserves associated with an individual pool of loans receivable are estimated to be deficient, based on an analysis of historical loss experience for that pool, current levels of repossessed assets, and other appropriate considerations, the Company evaluates the sufficiency of its allowance for credit losses to absorb such deficiency and, if considered necessary, records an additional provision for credit losses in the amount of the estimated deficiency. If the nonrefundable dealer reserves associated with an individual pool of installment contracts receivable are estimated to exceed expected future credit losses for that pool, such excess is accreted into interest income over the remaining life of the respective pool, using a method that approximates the interest method. There has been no excess to date.

          Prior to January 1, 1998, the Company purchased loans receivable from dealers under contracts for which the dealer reserve was refundable. The Company stratified its loans receivable by dealer to evaluate the adequacy of the refundable dealer reserve. These reserves were used to absorb credit losses associated with that dealer. Amounts from each dealer are maintained in a savings account held by the Bank. The balance of refundable dealer reserves was $344,034 and $481,559 at December 31, 1998 and 1997, respectively.

          Management believes that the combined balance of the nonrefundable dealer reserves and allowance for credit losses is adequate to absorb losses inherent in the loans receivable portfolio. However, unforeseen changes in economic and other factors could have a significant impact on the estimates and assumptions used by management to determine the adequacy of the nonrefundable dealer reserves and allowance for credit losses, which could result in future provisions for credit losses and could adversely impact operating results.

     (P)  STOCK-BASED COMPENSATION

          The Company uses the intrinsic value method to account for stock-based employee compensation plans. Under this method, compensation cost is recognized for awards of shares of common stock to employees only if the estimated market price of the stock at the grant dates (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. Information concerning the pro forma effects of using an optional fair value-based method to account for the stock-based employee compensation plan is provided in note 14.

                                                                     (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996

     (Q) TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES

          In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS No. 125). SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and requires, among other things, that the Company record at fair value, assets and liabilities resulting from a transfer of financial assets. In December 1996, SFAS No. 127 was issued which deferred the effective date of certain provisions of SFAS No. 125 related to repurchase agreements, securities lending and similar transactions until January 1, 1998. The Company adopted the currently effective portions of SFAS No. 125 as of January 1, 1997. Adoption did not have a material impact on the Company's financial statements.

     (R)  COMPREHENSIVE INCOME

          Effective January 1, 1998 the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income are to be reported in an annual financial statement that is displayed with the same prominence as other financial statements. This statement stipulates that comprehensive income reflect the change in equity of an enterprise during a period of transactions and other events and circumstances from nonowner sources. Comprehensive income will thus represent the sum of net income and other accumulated comprehensive income. The accumulated balance of other accumulated comprehensive income is required to be displayed separately from retained earnings and additional paid-in capital in the statement of financial position. The adoption of SFAS No. 130 resulted primarily in the Company reporting unrealized holding gains and losses on available-for-sale securities in other comprehensive income.

     (S)  INCOME TAXES

          Deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized, with certain exceptions, for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. The effects of changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

                                                                     (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996

     (T)  NEW ACCOUNTING STANDARDS

          In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred as derivatives), and for hedging activities. SFAS No. 133 requires that an entity reorganize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this Statement should be as of the beginning of an entity's fiscal quarter on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No.
          133. Earlier application is encouraged, but is permitted only as of the beginning of any fiscal quarter that begins after issuance of SFAS No. 133. It should not be applied retroactively to financial statements of prior periods. Management has not determined when it will adopt the provisions of SFAS No. 133 but believes that it will not have a material effect on the Company's financial position or results of operations as the Company is currently not involved in such activities.

     (U)  RECLASSIFICATIONS

          Certain amounts have been reclassified to conform to the 1998 presentation.

(2)  SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     The Bank purchases securities under agreements to resell. The amounts advanced under the agreements represent short-term loans and are reported separately in the statement of financial condition. The securities underlying the agreements are book entry securities which are delivered by appropriate entry in the Bank's account maintained at a commercial bank, under a written custodial agreement that explicitly recognizes the Bank's interest in the securities. There were no agreements outstanding at December 31, 1998. At December 31, 1997, agreements outstanding totaled $187,518. Securities purchased under agreements to resell averaged $111,000 and $259,000 during 1998 and 1997, respectively. The maximum amounts outstanding at any month-end were $690,000 and $606,000 during 1998 and 1997, respectively.

                                                                     (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996


(3)  INVESTMENTS AND MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

     The following tables summarize the Company's investment and mortgage-backed securities available-for-sale at December 31:

                                                                            1998
                                    -----------------------------------------------------------------------------------
                                      Amortized              Gross unrealized              Fair           Carrying
                                                        ----------------------------
                                         cost              gains          losses          value            amount
                                    ---------------     ------------    ------------  ---------------  ----------------
Investment securities:
    U.S. government
       and federal
       agencies                   $     24,496,928           51,261              --       24,548,189        24,548,189
    Asset-backed securities              1,000,000            3,750              --        1,003,750         1,003,750
    Adjustable rate
       mortgages -
       mutual funds                      1,667,150               --         (55,503)       1,611,647         1,611,647
                                    ---------------     ------------    ------------  ---------------  ----------------
                                  $     27,164,078           55,011         (55,503)      27,163,586        27,163,586
                                    ===============     ============    ============  ===============  ================

                                                                          1997
                                    -----------------------------------------------------------------------------------
                                      Amortized              Gross unrealized              Fair           Carrying
                                                        ----------------------------
                                         cost              gains          losses          value            amount
                                    ---------------     ------------    ------------  ---------------  ----------------

Investment securities:
    U.S. government
       and federal
       agencies                   $     21,097,915              800              --       21,098,715        21,098,715
    Adjustable rate
       mortgages -
       mutual funds                      4,741,216               --         (34,417)       4,706,799         4,706,799
                                    ---------------     ------------    ------------  ---------------  ----------------
                                  $     25,839,131              800         (34,417)      25,805,514        25,805,514
                                    ===============     ============    ============  ===============  ================

                                     F-16                            (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996

                                                                           1998
                                            --------------------------------------------------------------------
                                               Amortized       Gross unrealized         Fair         Carrying
                                                             ----------------------
                                                 cost          gains      losses        value         amount
                                            ---------------- ----------------------  ------------- -------------
Mortgage-backed securities:
    Federal Home Loan
       Mortgage Corporation                 $     1,662,666     4,318      (21,787)     1,645,197      1,645,197
    Federal National
       Mortgage Association                       1,683,841     5,016           --      1,688,857      1,688,857
                                            ---------------- ---------   ----------  ------------- -------------
                                            $     3,346,507     9,334      (21,787)     3,334,054      3,334,054
                                            ================ =========   ==========  ============= =============

                                                                           1997
                                            --------------------------------------------------------------------
                                               Amortized       Gross unrealized         Fair         Carrying
                                                             ---------------------
                                                 cost           gains      losses       value         amount
                                            ---------------  ---------------------   ------------   ------------
Mortgage-backed securities:
    Federal Home Loan
       Mortgage Corporation                 $     1,981,092        --      (50,903)     1,930,189      1,930,189
    Federal National
       Mortgage Association                       3,338,807        --      (30,402)     3,308,405      3,308,405
                                            ---------------  --------   ----------   ------------   ------------
                                            $     5,319,899        --      (81,305)     5,238,594      5,238,594
                                            ===============  ========   ==========   ============   ============

Investments securities at December 31 mature as follows:

                                                           1998                               1997
                                             -------------------------------    --------------------------------
                                               Amortized           Fair            Amortized           Fair
                                                  cost            value              cost             value
                                             --------------   --------------    ---------------    -------------
Due after one through
    five years                               $   25,496,928       25,551,939    $    21,097,915       21,098,715
                                             ==============   ==============    ===============    =============

Contractual maturities of mortgage-backed securities are as follows at December 31:

                                                           1998                               1997
                                               --------------------------------  ------------------------------
                                                  Amortized          Fair          Amortized           Fair
                                                    cost             value            cost            value
                                               ---------------   -------------   --------------    ------------
Due within one year                            $        68,826          68,923               --              --
Due after one through
    five years                                       2,374,733       2,384,067        4,189,087       4,139,365
Due after ten years                                    902,948         881,064        1,130,812       1,099,229
                                               ---------------   -------------   --------------    ------------
                                               $     3,346,507       3,334,054        5,319,899       5,238,594
                                               ===============   =============   ==============    ============

Contractual maturities do not consider anticipated prepayments of mortgage-backed securities.

                                                                 (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996

     The proceeds from the sales of securities available for sale and the gross realized gains and losses were $7,180,931, $1,097 and $18,873, respectively, for the year ended December 31, 1998. The proceeds from the sales of securities available for sale and the gross realized gains and losses were $4,358,261, $722 and $394,343, respectively, for the year ended December 31, 1997. In 1997, the gross realized losses included $256,000 recognized when management established a plan to sell certain mutual funds included in investment securities available-for-sale.

(4)  Loans Receivable

     Loans receivable are summarized as follows at December 31:

                                                                   1998               1997
                                                            -----------------   ----------------
     Loans secured by mortgages on real estate:
         Conventional residential                           $      25,749,104         30,256,994
         Residential construction and development                 156,672,441        112,542,416
                                                            -----------------   ----------------
                 Total mortgage loans                             182,421,545        142,799,410

     Commercial                                                    45,777,134         38,079,673
     Consumer                                                      26,742,097         26,757,040
     Credit card loans:
         Partially secured                                         35,591,576         35,164,730
         Unsecured                                                 11,391,802         10,314,822
                                                            -----------------   ----------------
                                                                  301,924,154        253,115,675

     Less:
         Undisbursed portion of loans in process -
            construction and development                           72,007,924         51,899,031
         Unearned loan fees                                           501,887            343,418
         Allowance for loan losses                                  8,457,018          8,023,756
                                                            -----------------   ----------------
                 Loans receivable, net                      $     220,957,325        192,849,470
                                                            =================   ================

     A substantial portion of the Company's loans receivable are mortgage loans secured by residential and commercial real estate properties. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Company generally does not lend more than 80% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of this ratio. In addition, the Company generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multi-family residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.


                                                                (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996


Conventional residential lending is generally considered to involve less risk than other forms of lending although repayment of these loans is dependent to some extent on economic and market conditions in the Company's primary lending area. Multi-family residential, commercial real estate and construction loans generally entail greater risks than residential mortgage lending. The loans typically involve larger loan balances and repayments are generally dependent on the operations of the related properties or the financial condition of the borrower or guarantor. Accordingly, repayments of such loans are more susceptible to adverse conditions in the real estate market or in the economy in general. Consumer loans generally are secured auto loans and are made based on an evaluation of the collateral and the borrower's creditworthiness, including such factors as income, other indebtedness and credit history. Lending in this area may involve special risks, including decreases in the value of collateral and transaction costs associated with foreclosure and repossession. Repayments of consumer loans are dependent to some extent on national and regional economic and market conditions. Credit card loans are either partially secured by collateral (savings accounts and real estate) or are fully unsecured loans and are made based on the borrower's creditworthiness, including such factors as income, other indebtedness and credit history. Lending in this area may involve special risk as the loans are generally partially or totally unsecured. The non-real estate secured commercial loans are mainly business loans secured by a variety of business or personal assets. Repayments of such loans are susceptible to adverse national and regional economic and market conditions and to deterioration in the financial condition of the borrower or guarantor.

Commitments to extend credit are agreements to lend to customers, provided that terms and conditions established in the related contracts are met. The Company had the following contractual commitments to extend credit, exclusive of undisbursed loans in process at December 31, 1998:

                                                     Fixed         Floating
                                                      rate           rate
                                                  -----------     ----------
Mortgage loans                                    $ 4,806,000     17,360,000
Commerical loans                                           --      1,100,000
                                                  ===========     ==========

Commitments for mortgage loans generally expire in 90 days. The Company had commitments to sell loans of $12,757,000 and $9,090,000 at December 31, 1998 and 1997, respectively. The Company had commitments to purchase credit card loans of approximately $4,000,000 at December 31, 1998. The Company had no commitments to purchase loans at December 31, 1997.

As of December 31, 1998 and 1997 the Company was servicing participations sold and loans for the benefit of others of approximately $107,019,000 and $57,272,000, respectively.

Loans in arrears three months or more (non-accrual loans) or in process of foreclosure were approximately $4,736,000 and $3,311,000 at December 31, 1998 and 1997, respectively.

                                                                     (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                        December 31, 1998 1997 and 1996


Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized are summarized below for the years ended December 31:

                                                                          1998           1997           1996
                                                                      -------------  -------------  -------------
Interest income that would have been recorded                       $    792,218         558,518        402,763
Interest income recognized                                              (307,774)       (266,996)      (177,143)
                                                                      -------------  -------------  -------------
            Interest income foregone                                $    484,444         291,522        225,620
                                                                      =============  =============  =============

Included in the Company's nonaccrual loans above are certain impaired loans as defined SFAS No. 114. Impaired loans and the allocated valuation allowances at December 31 were as by follows:

                                                                 1998                        1997
                                                      ---------------------------   ----------------------------
                                                           Loan         Valuation      Loan         Valuation
                                                         balance        allowance     balance       allowance
                                                      ---------------  -------------------------  --------------
Impaired with valuation allowance                    $     171,220        91,815        132,000          93,000
Impaired without valuation allowance                            --            --             --              --
                                                      ---------------  ----------   ------------  --------------
                                                     $     171,220        91,815        132,000          93,000
                                                      ===============  ==========   ============  ==============



The allocated valuation allowance for impaired loans at December 31, 1998 and 1997, and activity related thereto for the years ended December 31, 1998 and 1997, is included in the allowance for loan losses summary.

The average recorded investment in impaired loans and the amount of interest income recognized for the years ended December 31 were as follows:


                                                                            1998          1997           1996
                                                                        ----------   ------------  --------------
Average recorded investment in impaired loans                          $   86,000        170,000       1,725,000
Interest income recognized during impairment                                   --         16,000              --
                                                                        ==========   ============  ==============

                                     F-20
                                                                     (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                        December 31, 1998,1997 and 1996

    An analysis of the allowance for losses for the years ended December 31, 1998 and 1997 is as follows:

    Balance at December 31, 1995                                          $   5,657,619

      Provision for loan losses                                               7,883,024
      Recoveries                                                              5,758,689
      Charge-offs                                                           (11,045,020)
                                                                          -------------
    Balance at December 31, 1996                                              8,254,312

      Provision for loan losses                                               7,623,136
      Recoveries                                                              7,466,071
      Charge-offs                                                           (15,319,763)
                                                                          -------------
    Balance at December 31, 1997                                              8,023,756

      Provision for loan losses                                               5,178,532
      Recoveries                                                              5,970,218
      Charge-offs                                                           (10,715,488)
                                                                          -------------
    Balance at December 31, 1998                                          $   8,457,018
                                                                          =============


    Recoveries in the analysis of the allowance for losses includes amounts recaptured from secured credit cards, refundable dealer reserves and liquidation of the related collateral.


(5) Other Real Estate Owned and Other Foreclosed Assets

    Balances are summarized as follows at December 31:

                                                                                 1998            1997
                                                                            -------------   -------------
    Other real estate owned acquired through foreclosure                    $   1,763,925       2,442,164
    Other foreclosed assets                                                       226,990         452,663
                                                                            =============   =============
                                                                            $   1,990,915       2,894,827
                                                                            =============   =============

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996

     Activity in the allowance for losses on other real estate owned and other foreclosed assets for the years ended December 31 is as follows:

                                           1998          1997          1996
                                        -----------   -----------   ----------

Balance at beginning of period          $        --            --           --
Provision for losses                         44,667        64,000       30,000
Charge-offs, net of recoveries              (44,667)      (64,000)     (30,000)
                                        -----------   -----------   ----------
         Balance at end of period       $        --            --           --
                                        ===========   ===========   ==========

(6)  PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows at December 31:

                                                                                         Estimated
                                                       1998              1997          useful lives
                                                  ---------------   ---------------   ----------------
Land                                              $     1,626,955         1,626,955                 --
Buildings and improvements                              4,139,193         4,008,472      25 - 40 years
Leasehold improvements                                  1,212,022           848,837       5 - 10 years
Furniture, fixtures and equipment                       6,383,199         5,110,896       5 - 10 years
                                                  ---------------   ---------------   ----------------
            Total, at cost                             13,361,369        11,595,160

Less accumulated depreciation and amortization          5,816,076         5,077,526
                                                   --------------   ---------------
            Property and equipment, net           $     7,545,293         6,517,634
                                                   ==============   ===============

At December 31, 1998, the Company was obligated under noncancellable operating leases for the main office and branch offices. The leases expire on various dates through 2007 and have aggregate minimum lease payments as follows for the years ending December 31:

          1999                              $    284,206
          2000                                   277,643
          2001                                   223,259
          2002                                    95,475
          2003                                    24,583
          Thereafter                              66,666
                                            ============

                                     F-22
                                                                     (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996


       Total rent expense was approximately $286,000, $194,000 and $193,000 for 1998, 1997 and 1996, respectively.


(7)    DEPOSITS

       Savings accounts are summarized as follows at December 31:

                                                   1998                                        1997
                               --------------------------------------------  --------------------------------------------
                                Weighted                                        Weighted
                Type of          average                                        average
                account           rate             Amount            %           rate            Amount            %
     ----------------------------------------  ----------------  ----------  -------------  -----------------  ----------
     Certificates of deposit     6.13%           $ 185,086,041      72.0%         6.35%       $ 162,691,945       69.0%
     Non-certificate:
         Savings                 2.68%              15,237,145       5.9          2.92%          15,044,847        6.4
         Demand deposits         0.00%              16,942,284       6.6          0.00%          13,674,522        5.8
         Interest bearing
            demand and
            money market
            accounts             2.74%              20,983,710       8.2          2.85%          21,428,392        9.1
         Deposits
            collateralizing
            credit card loans    1.42%              18,774,465       7.3          1.35%          22,844,454        9.7
                                               ----------------  ----------                 -----------------  ----------

     Total non-certificate                          71,937,604      28.0                         72,992,215       31.0
                                               ----------------  ----------                 -----------------  ----------

                                                 $ 257,023,645     100.0%                     $ 235,684,160      100.0%
                                               ================  ==========                 =================  ==========

                                                           1998                           1997
                                              ------------------------------   ----------------------------
                                                     Amount            %            Amount            %
                                              ------------------  ----------   ----------------  ----------
     Certificate accounts maturing:
         Under 12 months                      $ 110,675,171          59.8%     $  87,564,938         53.8%
         12 months to 24 months                  50,926,812          27.5         36,027,866         22.1
         24 months to 36 months                   8,596,539           4.6         24,811,294         15.3
         36 months to 48 months                   5,823,974           3.2          7,686,445          4.7
         48 months to 60 months                   8,805,681           4.8          5,496,028          3.4
         Over 60 months                             257,864           0.1          1,105,374          0.7
                                              ------------------  ----------   ----------------   ---------

                                              $ 185,086,041         100.0%     $ 162,691,945        100.0%
                                              ==================  ==========   ================  ==========

                                     F-23                         (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1996 and 1996

       Certificates of $100,000 or more were approximately $21,612,000 and $19,010,000 as of December 31, 1998 and 1997.


(8)    BORROWED FUNDS

       The Company enters into sales of mortgage-backed securities with agreements to repurchase under fixed-coupon reverse repurchase agreements. Such agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The securities underlying the agreements are book-entry securities. The securities are delivered by appropriate entry into the counterparties' accounts maintained at the Federal Reserve Bank of New York. For the mortgage-backed securities, the dealers may have sold, loaned or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Company substantially identical securities at the maturities of the agreements. All agreements generally mature within 30 days. At December 31, 1998 and 1997, there were no agreements to repurchase.

       There were no borrowings under reverse repurchase agreements during the years ended December 31, 1998 and 1997.

       Under a blanket floating lien security agreement with the Federal Home Loan Bank (FHLB), the Company is required to maintain, as collateral for its advances, qualifying first mortgage loans and securities in an amount equal to 100% of the advances. At December 31, 1998, the Company had $2,000,000 in FHLB advances outstanding which are due June, 2008. These advances have an interest rate of 5.51% at December 31, 1998. There were no FHLB advances outstanding at December 31, 1997.

       In connection with a repurchase of the Company stock and other lending and investing activities, the Company borrowed from related parties. Interest rates and maturities on these notes payable are as follows:

               Due Date                           1998            1997
       ------------------------               ------------    ------------
       9.00% due March 1998                    $      --         200,000
       9.50% due September 1998                       --         400,000
       10.00% due March 1999                     400,000         400,000
       9.00% due May 1999                        200,000              --
       9.50% due October 1999                    100,000              --
       9.50% due March 2000                      100,000              --
       10.00% due May 2000                       200,000              --

                                                                    (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996


(9)    INCOME TAXES

       The income tax provision (benefit) is summarized as follows for the years ended December 31:

                                                             1998             1997             1996
                                                        --------------   --------------  ---------------
       Current:
         Federal                                       $  1,627,212       1,088,587         1,569,128
         State                                               23,514         240,991           330,838
                                                       ---------------   --------------  ---------------
                                                          1,650,726       1,329,578         1,899,966
                                                       ---------------   --------------  ---------------

       Deferred:
         Federal                                            143,736         396,116        (1,727,787)
         State                                              103,278          87,692          (382,496)
                                                       --------------   --------------  ---------------
                                                            247,014         483,808        (2,110,283)
                                                       --------------   --------------  ---------------
                                                       $  1,897,740       1,813,386          (210,317)
                                                       ==============   ==============  ===============

       SFAS No. 109 Accounting for Income Taxes continues the exception for providing a deferred tax liability on bad debt reserves for tax purposes of banks, such as the reserve that arose in fiscal years beginning before December 31, 1987. Such bad debt reserve for the Bank amounted to approximately $3,650,000 with an income tax effect of approximately $1,384,000 at December 31, 1998. This bad debt reserve could become taxable for income tax return purposes under certain conditions.

       In years prior to 1996, deferred taxes were provided on a portion of the bad debt reserve. As a result of Federal tax legislation enacted during 1996, it was determined that the deferred tax provision of approximately $700,000 was no longer required.

                                     F-25
                                                                     (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996

       The net deferred tax asset as of December 31, 1998 and 1997 consists of total deferred tax assets of approximately $3,039,048 and $3,145,542 and total deferred tax liabilities of approximately $669,662 and $489,891, respectively. The tax effects of temporary differences between the financial reporting basis and income tax basis of assets and liabilities that are included in the net deferred tax asset as of December 31 relate to the following:

                                                          1998         1997
                                                        --------     --------
       Bad debt reserve                               $ 2,695,116    2,460,038
       Deferred fees                                      289,296      395,000
       Loans receivable                                  (354,361)    (262,336)
       Depreciation                                      (175,900)    (146,838)
       Goodwill                                            49,726       42,911
       FHLB stock                                         (79,268)     (80,717)
       Unrealized holding losses on debt securities
         available-for-sale                                 4,999       44,250
       Other, net                                         (60,222)     203,343
                                                      -----------    ---------

            Net deferred tax asset                    $ 2,369,386    2,655,651
                                                      ===========    =========

       In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is based on consideration of available evidence, including tax planning strategies and other factors. Based on consideration of the above factors, management believes that no valuation allowance is required at December 31, 1998 and 1997.

       A reconciliation between the income tax provision and the amount computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% is as follows for the years ended December 31:

                                                1998        1997       1996
                                               ------      ------     ------
       Federal income tax provision
         at the statutory rate              $ 1,926,392   1,580,454    352,212
       State income taxes, net of
         Federal income tax benefit             177,038     216,931    (34,094)
       Tax bad debt reserve adjustment,
         net of state income taxes                               --   (548,261)
       Reversal of state income taxes no
         longer required                       (206,986)         --         --
       Other                                      1,296      16,001     19,826
                                            -----------   ---------   --------

            Income tax provision (benefit)  $ 1,897,740   1,813,386   (210,317)
                                            ===========   =========   ========

       As a result of restructuring its operation among several states, the Company determined in 1998 that it had a state tax accrual that was no longer required.

                                     F-26
                                                                     (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996


(10) REGULATORY MATTERS

     The Federal Deposit Insurance Corporation, through the Savings Association Insurance Fund, insures deposits of accountholders up to $100,000. The Bank pays an annual premium to provide for this insurance. The Bank is also a member of the Federal Home Loan Bank System (FHLB) and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta equal to at least 1% of the unpaid principal balances of its residential mortgage loans, .3% of its total assets or 5% of its outstanding advances from the FHLB, whichever is greater. FHLB stock is carried at cost and purchases and sales of stock are made directly with the FHLB at par value.

     During 1996, the Bank expensed approximately $1,300,000 as a one time assessment resulting from the federally mandated recapitalization of the Savings Association Insurance Fund (SAIF). The assessment was required of substantially all SAIF insured depository institutions.

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as defined in the regulations and as set forth in the table below, as defined) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject, and is categorized as well capitalized.

                                                                     (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996



     The Bank's actual capital amounts and ratios are also presented in the table (in thousands).

                                                                                                   To Be Well
                                                                                               Capitalized Under
                                                                        For Capital            Prompt Corrective
                                                 Actual              Adequacy Purposes         Action Provisions
                                          Amount        Ratio       Amount       Ratio        Amount        Ratio
                                        ------------------------- ------------------------  -------------------------
     As of December 31, 1998:
        Tier 1 core capital (a)          $ 23,285       8.32%       $11,200        4.00%     $ 13,999       * 5%
        Tier 1 risk-based capital (b)      23,285      10.38          8,976        4.00        13,463       * 6%
        Total risk-based capital (b)       26,157      11.66         17,951        8.00        22,439       *10%
                                        =========== ============  =========== ===========  ============ ============

     As of December 31, 1997:
        Tier 1 core capital (a)            20,832       7.84         10,635        4.00        13,294       * 5%
        Tier 1 risk-based capital (b)      20,832      10.89          7,654        4.00        11,481       * 6%
        Total risk-based capital (b)       23,295      12.17         15,308        8.00        19,135       *10%
                                       ============ ============  =========== ===========  ============ ============
     ---------------------------------------------------------------------------------------------------------------

     (a)  Percentage of capital to average assets

     (b)  Percentage of total capital to risk-weighted assets

*  Greater than.

(11) RELATED PARTY TRANSACTIONS

     A director, who is also a major shareholder of the Company, is a member of the law firm which serves as general counsel for the Bank. The law firm received $7,500 in the years ended December 31, 1998 and 1997, respectively, as a retainer. In addition, the firm regularly performs loan closing services for borrowers from the Company. The law firm received approximately $267,000, $214,000, and $280,000 from borrowers for legal services rendered in connection with loan closings for the years ended December 31, 1998, 1997 and 1996, respectively. Another director is a member of a law firm which received approximately $144,000, $80,000, and $9,000 in the years ended December 31, 1998, 1997 and 1996, respectively, as payment for litigation-related legal services.

                                     F-28                        (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996


(12)   EMPLOYEE BENEFIT PLAN

       The Company adopted a 401(k) plan for all qualified employees effective January 1, 1986. Qualified employees are all employees of the Company who have completed twelve months of employment with at least 1,000 hours of service, as defined in the Plan. The Company may make a discretionary matching contribution. Historically, the Company has made a matching contribution equal to 50% of each participant's contribution; however, the matching percentage was applied only to salary reductions up to 4% of the participant's annual compensation. The Company may also elect to make a discretionary contribution to the Plan each Plan year. The expense recognized by the Company related to anticipated plan contributions for the year ended December 31, 1998, 1997 and 1996 was approximately $62,000, $47,000, and $56,000, respectively.

(13)   COMMON STOCK

       The Company adopted SFAS No. 128, Earnings Per Share, (SFAS No. 128) during the year ended December 31, 1997. SFAS No. 128 establishes revised standards for computing and presenting earnings per share (EPS) data. It requires dual presentation of "basic" and "diluted" EPS on the face of the statements of income and reconciliation of the numerators and denominators used in the basic and diluted EPS calculations. As required by SFAS No. 128, EPS data for prior periods presented have been restated to conform to the new standard.

       Basic EPS is calculated by dividing net income by the weighted-average number of common shares outstanding for the applicable period. Diluted EPS is calculated after adjusting the numerator and the denominator of the basic EPS calculation for the effect of all dilutive potential common shares outstanding during the period. Information related to the calculation of net income per share of common stock is summarized as follows for the years ended December 31:

                                                                              Year ended December 31,
                                                                   ----------------------------------------------
                                                                       1998            1997            1996
                                                                   --------------  --------------  --------------
Net income used in EPS calculation                                $    3,768,120       2,835,007       1,246,236
                                                                   --------------  --------------  --------------

Weighted-average shares outstanding - basic                            4,478,298       4,460,715       4,456,821
Dilutive securities - options                                            196,891          72,067          55,539
                                                                   --------------  --------------  --------------
Adjusted weighted-average shares used in EPS
    computation - diluted                                              4,675,189       4,532,782       4,512,360
                                                                   ==============  ==============  ==============

                                     F-29                      (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996


(14) STOCK OPTION PLAN

     Under the terms of the Company's qualified stock option plan, options may be granted (to a maximum of 660,000* shares) to officers and certain key employees for the purchase of the Company's common stock. These options were issued at the estimated market price at the grant dates. Options expire five years from the date of grant and are exercisable from the time of grant.

     A summary of changes in stock options outstanding to officers and certain key employees is as follows for the years ended December 31:


                                                    Number of          Exercise               Average
                                                     shares             prices              exercise price
                                                  ------------  ---------------------     ------------------
     Balance at December 31, 1995                     46,800        $17.44 to $24.24              $20.60
                                                  ------------  ---------------------     ------------------

     Granted                                          16,200                  $26.27              $26.27
     Expired                                              --                      --                  --
     Exercised                                           (10)                 $17.44              $17.44
                                                  ------------  ---------------------     ------------------
     Balance at December 31, 1996                     62,990        $17.44 to $26.27              $22.06
                                                  ------------  ---------------------     ------------------

     Granted                                          15,600                  $29.44              $29.44
     Expired                                              --                      --                  --
     Exercised                                        (7,406)       $17.44 to $20.12              $18.76
                                                  ------------  ---------------------     ------------------

     Balance at December 31, 1997                     71,184        $17.44 to $29.44              $24.02
                                                  ------------  ---------------------     -------------------

     Granted                                          15,800                  $12.00              $12.00
     Expired                                          (1,800)       $17.44 to $24.24              $20.60
     Exercised                                       (11,190)                 $17.44              $17.44
     5 1/2-for-1 common stock split                  332,973
                                                  ------------  ---------------------     ----------------

     Balance at December 31, 1998*                   406,967        $ 3.66 to $12.00              $ 6.19
                                                  ------------  ---------------------     ----------------

     Exercisable at December 31, 1998*               406,967        $ 3.66 to $12.00              $ 6.19
                                                  ============  =====================     ================

     The options issued during 1998 were at the estimated market price of the stock offering to the public and are subject to change based upon the final stock offering price.

     *Reflects 5 1/2-for-1 common stock split declared on March 1, 1999, described in note 19.

                                     F-30                           (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996


During 1998, the Company approved a non-incentive stock option plan for directors. Under the terms of the plan, options may be granted (to a maximum of 330,000* shares) to non-employee directors and advising directors of the Company for the purchase of the Company's common stock. These options were issued at the estimated market price at the grant dates. Options expire five years from the date of grant and are exercisable from the time of grant. During 1998, 71,500* options were granted to directors at the market price of the stock offering to the public provided the Company completes its planned public offering during 1999.

The options outstanding are summarized as follows at December 31:

                                                      1998*
-----------------------------------------------------------------------------------------------------------------
                                                                                          Options exercisable
----------------------------------------------------------------------------          ---------------------------
                                          Weighted               Weighted                             Weighted
   Option                                  average                average                              average
    price          Number                 remaining              exercise                Number       exercise
  per share       of shares           contractual life             price               of shares        price
--------------  -------------    ----------------------------   ------------          ------------   ------------
  $  3.66             62,667               1 year                  $ 3.66                  62,667      $  3.66
     4.41             82,500               2 years                   4.41                  82,500         4.41
     4.78             89,100               3 years                   4.78                  89,100         4.78
     5.35             85,800               4 years                   5.35                  85,800         5.35
    12.00             86,900               5 years                  12.00                  86,900        12.00
--------------  -------------    ----------------------------   ------------          ------------   ------------
                     406,967             3.2 years                 $ 6.19                 406,967       $ 6.19
                =============    ============================   ============          ============   ============

                                                      1997
-----------------------------------------------------------------------------------------------------------------
                                                                                         Options exercisable
----------------------------------------------------------------------------          ---------------------------
                                          Weighted               Weighted                             Weighted
   Option                                  average                average                              average
    price          Number                 remaining              exercise               Number        exercise
  per share      of shares            contractual life             price               of shares        price
--------------  -------------    ----------------------------   ------------          ------------   ------------

  $ 17.44             11,790               1 year                  $ 17.44                 11,790      $ 17.44
    20.12             11,994               2 years                   20.12                 11,994        20.12
    24.24             15,600               3 years                   24.24                 15,600        24.24
    26.27             16,200               4 years                   26.27                 16,200        26.27
    29.44             15,600               5 years                   29.44                 15,600        29.44
--------------  -------------    ----------------------------   ------------          ------------   ------------
                      71,184             3.2 years                 $ 24.02                 71,184      $ 24.02
                =============    ============================   ============          ============   ============


*Reflects 5 1/2-for-1 common stock split declared on March 1, 1999, described in note 19.

                                                                     (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996

     The Company applies the intrinsic value method in accounting for issuance of options to purchase its stock and, accordingly, no compensation cost has been recognized for the issuance of options. Had the Company determined compensation cost using a fair value-based method for options granted in 1998, 1997 and 1996, the Company's net income or earnings per share amounts would have been the pro forma amounts indicated below:


                                                                1998              1997             1996
                                                           --------------    --------------   --------------
     Net income:
      As reported                                          $    3,768,120        2,835,007         1,246,236
      Pro forma                                                 3,717,720        2,768,207         1,184,836

     Net income per common share - basic:
      As reported                                                    0.84             0.64              0.28
      Pro forma                                                      0.83             0.62              0.27

     Net income per common share - diluted:
      As reported                                                    0.81             0.63              0.28
      Pro forma                                                      0.80             0.61              0.26
                                                           ==============   ==============     =============


     The weighted average fair values of options granted during 1998, 1997 and 1996 were $50,000, $67,000, and $62,000 on the dates of grant. The fair values of options granted were calculated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1998, 1997 and 1996: risk-free interest rate of 6.0%; expected volatility of 15%; dividend yield and expected dividend growth rate of 4.0% in all years; and expected lives of five years and expected forfeitures of 0% for all years.


(15) RESTRICTIONS ON RETAINED EARNINGS

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1998, approximately $8,195,000 of retained earnings were available for dividend declaration without prior regulatory approval.


(16) FINANCIAL INSTRUMENTS

     The Company is a party to financial instruments with off-balance-sheet (statement of financial condition) risk in the normal course of business. These financial instruments include mortgage and commercial loan commitments, undisbursed lines of credit, standby letters of credit and commitments to purchase loans. These instruments involve, to various degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

                                     F-32                        (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contract amount of the financial instrument. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments for off-balance-sheet financial instruments as it does for on-balance-sheet financial instruments. Financial instruments with off-balance-sheet risk are as follows at December 31:

                                                                       Contract amount
                                                                        (in thousands)
                                                                   -------------------------
                                                                      1998          1997
                                                                   -----------   -----------
     Commercial loan commitments                                 $      1,100           400
     Mortgage loan commitments                                         22,166        23,856
     Undisbursed lines of credit (primarily credit cards)              29,388        29,727
     Secured standby letters of credit                                  6,165         3,745
     Unsecured standby letters of credit                                  520           466
                                                                   ===========   ===========

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but generally may include cash, marketable securities, and property.

     The undisbursed lines of credit primarily relate to unused and open-ended credit card lines of credit. The credit risk involved in extending the consumer lines of credit is essentially the same as that involved in extending loans to customers.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Company holds collateral supporting those commitments when deemed necessary.

(17) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value assumptions, methods and estimates are set forth below for the Company's financial instruments as of December 31, 1998 and 1997.

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996



The carrying value and estimated fair value of financial instruments is summarized as follows at December 31:


                                                             1998                                  1997
                                            -------------------------------------- -----------------------------------
                                                 Carrying              Fair            Carrying            Fair
                                                  amount              value             amount            value
                                            -------------------- ----------------- ----------------- -----------------
Assets:
    Cash on hand and due
       from banks                            $     4,632,607         4,633,000         7,008,538         7,009,000
    Short-term investments                         9,009,389         9,009,000        14,980,475        14,980,000
    Securities purchased under
       agreements to resell                               --                --           187,518           188,000
    Investment securities
       available-for-sale                         27,163,586        27,164,000        25,805,514        25,806,000
    Mortgage-backed
       securities
       available-for-sale                          3,334,054         3,334,000         5,238,594         5,239,000
    Loans receivable                             220,957,325       224,120,000       192,849,470       213,249,000
    Mortgage loans held
       for sale                                    9,099,184         9,099,000         4,775,250         4,775,000
    Accrued interest receivable                    2,828,017         2,828,000         2,597,936         2,598,000
    Federal Home Loan
       Bank Stock                                    799,000           799,000           752,100           752,000

Liabilities:
    Savings accounts                             257,023,645       258,998,000       235,684,160       237,450,000
    Notes payable                                  1,000,000         1,000,000         1,000,000         1,000,000
    Advances payments
       by borrowers for
       taxes and insurance                           427,091           427,000           333,663           334,000
                                            ==================== ================= ================= =================

CASH AND SHORT-TERM INVESTMENTS - For cash, short-term investments consisting of Federal funds sold and interest-bearing overnight investment accounts and securities purchased under agreements to resell, the carrying amount is a reasonable estimate of fair value.

INVESTMENTS AND MORTGAGE-BACKED SECURITIES - The fair value of investments in U.S. Government and Federal agencies, equity securities and mortgage-backed securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

FEDERAL HOME LOAN BANK STOCK - The fair value of Federal Home Loan Bank stock is estimated to be equal to its carrying amount given it is not a publicly traded equity security, it has an adjustable dividend rate, and all transactions in the stock are executed at the stated par value.

                                     F-34                       (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996


LOANS RECEIVABLE - Fair values are estimated for portfolios of loans with similar financial characteristics. Mortgage loans are segregated by type, including but not limited to residential, commercial, and construction. Consumer and commercial loans are segregated by type, including automobile loans, boat loans, timeshares, savings secured, personal unsecured, deeds of trust and commercial loans. Credit cards are segregated by secured and unsecured cards. Each loan category may be segmented, as appropriate, into fixed and adjustable interest rate terms, ranges of interest rates, performing and nonperforming, and repricing frequency.

The fair value of each loan portfolio is calculated by discounting both scheduled and unscheduled cash flows through the remaining contractual maturity using the rate that the Company would charge under current conditions to originate similar financial instruments. Unscheduled cash flows take the form of estimated prepayments and are generally based upon anticipated experience derived from current and prospective economic and interest rate environments. For certain types of loans, anticipated prepayment experience is based on published tables from securities dealers and actual prepayment speeds experienced by the Company.

The fair value of significant classified mortgage loans is based on recent external appraisals of related real estate collateral or estimated cash flows discounted using a rate commensurate with the credit risk associated with those cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

SAVINGS ACCOUNTS AND ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE - The fair value of deposits with no stated maturity, such as passbook savings, NOW accounts, collateralized savings and money market accounts and advance payments by borrowers for taxes and insurance are equal to the amount payable upon demand as of December 31. The fair value of certificates of deposit is based on the lower of redemption (net of penalty) or discounted value of contractual cash flows. Discount rates for certificates of deposit are estimated using the rates currently offered by the Company for deposits of similar remaining maturities.

NOTES PAYABLE - The principal balance of the notes payable approximates fair value based on borrowing rates currently available to the Company for loans with similar terms and remaining maturities.

COMMITMENTS TO EXTEND CREDIT - The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The fair value of commitments to extend credit is estimated to equal the commitment amount. See note 16 and note 4 to the consolidated financial statements for the amount of such instruments.

                                                                     (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996

      LIMITATIONS - Fair value estimates are made at a specific point in time, based on relevant market and financial instrument information. These estimates also include judgments regarding future economic conditions, expected loss and risk assessments. Not included was any estimate of a premium or discount that could result from offering for sale at one time the company's entire holdings of a financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect estimates.

(18)  CONTINGENCIES

      On May 20, 1997, KeyCorp, a $67 billion bank holding company headquartered in Cleveland, Ohio, filed a suit against the Bank in the United States District Court for the Northern District of Ohio, Eastern Division, alleging that the Bank's use of the name "Key Bank and Trust" and the Bank's use of its service mark infringes on the trademarks of KeyCorp. In response to the suit filed by KeyCorp, the Bank filed a counterclaim asserting that KeyCorp has infringed upon the Bank's name and service mark, and has petitioned to cancel KeyCorp's federally registered mark. In their respective actions, both the Bank and KeyCorp seek monetary damages equal to three times the other's profits, as well as other monetary and consequential damages. The case is still pending. The Bank believes that the claims by KeyCorp are without merit and it intends to vigorously defend this suit.

      The Company is also a defendant in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial condition or results of operations of the Company.

(19)  STOCK SPLIT

      On March 1, 1999, the Board of Directors authorized a 5 1/2-for-1 common stock split, distributable March 15, 1999 to stockholders of record on March 1, 1999. All per share amounts, weighted-average shares outstanding used in the earnings per share calculation and data as to outstanding and exercisable common stock options at December 31, 1998, have been adjusted for the common stock split.

                                                                     (Continued)

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996


(20) FINANCIAL INFORMATION OF PARENT COMPANY

     The following is financial information of Key Capital Corporation (parent company only) as of and for the years ended December 31:

     STATEMENTS OF FINANCIAL CONDITION

                                                                                     1998             1997
                                                                                ---------------  ---------------
                                          Assets

     Cash on hand and due from banks                                         $         151,009          657,749
     Securities purchased under agreements to resell                                   300,000          187,518
     Loans receivable, net                                                           3,497,047        2,416,772
     Accrued interest receivable                                                        41,354           29,813
     Investment in subsidiaries                                                     23,604,964       20,928,369
     Prepaid expenses and other assets                                                 274,340           26,500
     Deferred federal and state income taxes                                            84,026           49,086
                                                                                ---------------  ---------------
            Total assets                                                     $      27,952,740       24,295,807
                                                                                ---------------  ---------------

                       Liabilities and Stockholders' Equity

     Notes payable                                                           $       1,000,000        1,000,000
     Accrued expenses and other liabilities                                            129,924           47,768
     Federal and state income taxes payable                                             86,133           80,116
                                                                                ---------------  ---------------
            Total liabilities                                                        1,216,057        1,127,884
                                                                                ---------------  ---------------

     Common stock *                                                                  4,533,265          809,640
     Additional paid-in capital                                                             --          713,405
     Retained income - substantially restricted                                     22,211,364       21,715,550
     Accumulated other comprehensive income                                             (7,946)         (70,672)
                                                                                ---------------  ---------------
            Total liabilities and stockholders' equity                       $      27,952,740       24,295,807
                                                                                ===============  ===============

     * Reflects 5 1/2-for-1 common stock split declared March 1, 1999, described in note 19.

                                     F-37                            (Continued)

                   KEY  CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996



STATEMENTS OF INCOME

                                                                       1998              1997
                                                                     ---------        ---------
Interest income:
     Loans receivable                                               $   548,032         351,799
     Federal funds sold                                                  29,763          11,920
     Other                                                                5,734          14,149
                                                                     ----------       ---------
                Total interest income                                   583,529         377,868
                                                                     ----------       ---------

Interest expense - borrowed money                                       119,061          81,354

Provision for loan losses                                                94,997          97,810

Other expenses                                                          118,407          22,899
                                                                     ----------       ---------
                Income before income taxes                              251,064         175,805

Income tax provision                                                     96,813          68,145
                                                                     ----------       ---------

                Income before equity in net income of
                   wholly owned subsidiaries                            154,251         107,660
                                                                     ----------       ---------
Equity in income of subsidiaries                                      3,613,869       2,727,347
                                                                     ----------       ---------
                Net income                                          $ 3,768,120       2,835,007
                                                                     ==========       =========

                   KEY CAPITAL CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996

STATEMENTS OF CASH FLOWS

                                                                          1998              1997              1996
                                                                      ------------      ------------       ------------
Cash flows from operating activities:
    Net income                                                        $    3,768,120         2,835,007         1,246,236
    Adjustments to reconcile net income to net
       cash provided by operating activities:
         Equity in net income of subsidiaries                             (3,613,869)       (2,727,347)       (1,061,620)
         Provision for loan losses                                            94,997            97,810            86,371
         Deferred income taxes                                               (34,940)          (49,086)               --
         Increase in accrued interest receivable                             (11,541)          (29,813)               --
         (Increase) decrease in prepaid expenses
            and other assets                                                (247,840)           40,293           121,128
         Increase in accrued expenses and other liabilities                   82,156            44,006             3,450
         Increase in federal and state income taxes payable                    6,017               680            25,537
                                                                        -------------       -----------       -----------
            Net cash provided by operating
               activities                                                     43,100           211,550           421,102
                                                                        -------------       -----------       -----------

Cash flows from investing activities:
    Dividend received from subsidiaries                                    1,000,000           750,000           500,000
    Loan disbursements net of principal repayments                        (1,175,272)         (853,780)       (1,355,332)
                                                                        -------------       -----------       -----------

            Net cash used in operating activities                           (175,272)         (103,780)         (855,332)
                                                                        -------------       -----------       -----------

Cash flows from financing activities:
    Proceeds from exercise of stock options                                  270,056           138,819               174
    Repurchase of stock                                                           --          (166,732)               --
    Increase in notes payable                                                     --         1,000,000                --
    Dividends paid                                                          (532,142)         (445,687)         (445,684)
                                                                        -------------       -----------       -----------

            Net cash provided by (used in)
               financing activities                                         (262,086)          526,400          (445,510)
                                                                        -------------       -----------       -----------

            Net increase (decrease) in cash and
               cash equivalents                                             (394,258)          634,170          (879,740)

Cash and cash equivalents at beginning of year                               845,267           211,097         1,090,837
                                                                        -------------       -----------       -----------

Cash and cash equivalents at end of year                              $      451,009           845,267           211,097
                                                                        =============       ===========       ===========

                                    GLOSSARY
Allowance for Loan Losses       Funds set aside on the Company's books to absorb
                                probable losses on loans

Bank                            Key Bank and Trust, the Maryland trust company that is the principal subsidiary of the Company

Basis Point                     One one-hundredth of a percentage point

Commissioner                    The Commissioner of Financial Regulation for the
                                State of Maryland

Community Offering              The best efforts offering of 950,000 shares of the
                                Common Stock being undertaken by the Company prior to the firm commitment Public Offering

Company                         Key Capital Corporation

Conventional Loan               A mortgage loan that is neither insured by the Federal
                                Housing Administration nor guaranteed by the Veterans' Administration

Credit Card Processing          The administrative services performed by Key Operations
                                for its clients, including the issuance of credit cards to their customers, maintenance of records, tracking card charges, billing, receipt and posting of payment, mailing of delinquency notices and other services.  The exact services performed for any particular client will depend on the terms of the agreement between the customer and Key Operations

Credit Risk                     The risk that a borrower will not pay back what they owe

Debt-to-Income Ratio            A ratio calculated by adding up the amount which a
                                borrower is required to pay each month on their outstanding debt, rent and other obligations and dividing by their monthly income

Development Loan                A loan used to finance the development of unimproved land
                                into buildable lots

FDIC                            The Federal Deposit Insurance Corporation, a federal agency which insures the Bank's deposit accounts up to applicable limits

FHA                             The Federal Housing Administration, a federal agency
                                which insures the repayment of principal and interest by borrowers on residential mortgages which meet its criteria

FHLB of Atlanta                 The Federal Home Loan Bank of Atlanta, one of the
                                twelve FHLBs established by the U.S. Government to lend money to member financial institutions to make residential mortgage loans

FHLMC                           The Federal Home Loan Mortgage Corporation, a government-
                                sponsored enterprise which buys residential mortgages from lenders

FNMA                            The Federal National Mortgage Association, a government-
                                sponsored enterprise which buys residential mortgages from lenders

Indirect Automobile Loan        An automobile loan for which the application has
                                been taken by an automobile dealer and sent to the Bank for approval


Interest Rate Risk              The risk that changes in market interest rates will
                                result in a narrowing of the Company's net interest spread.  When interest-
                                bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income.  Conversely, when interest-earning assets mature or reprice more quickly than interest-
                                bearing liabilities, falling interest rates could result in a decrease in net interest income.

Key Operations                  Key Operations Center, Inc., a subsidiary of the Bank
                                engaged in credit card processing

Net Interest Income             The difference between the interest earned on loans and
                                other interest-earning assets and the interest paid on deposits and other interest-bearing liabilities

Net Interest Margin             A ratio calculated by dividing net interest income by
                                average interest-earning assets

Net Interest Spread             The difference between the average yield on interest-
                                earning assets and the average rate paid on interest-bearing liabilities

Offerings                       The Community Offering and the Public Offering

Over-Allotment Option           An option granted by the Company to the underwriters in
                                the Public Offering allowing them to purchase additional shares  of the
                                Common Stock to cover over-allotments to customer accounts by the underwriters

Public Offering                 The firm commitment offering through Ryan, Beck of
                                450,000 shares of the Common Stock and any shares of the Common
                                Stock offered but not sold in the Community Offering

Ryan, Beck                      Ryan, Beck & Co., the registered broker-dealer that will act as the Company's agent for the sale of the shares in the
                                Community Offering and that is expected to purchase any shares which are not sold in the Community Offering along with 450,000 other shares of the Common Stock that the Company has reserved for resale to the public in the Public Offering

SAIF                            The Savings Association Insurance Fund of the FDIC

SAIF Special Assessment         A special assessment imposed on all SAIF-insured
                                depository institutions during 1996 to recapitalize the SAIF

SBA                             The Small Business Administration, a federal agency
                                which guarantees the payment of principal and interest on a portion of commercial loans that meet its criteria

Subprime Loans                  Loans made to borrowers who are considered more
                                likely to default on their obligations because of their past debt repayment history, their high debt-to-income ratio, lack of employment history, inability to document their income or other factors

VA                              The Veterans' Administration, a Federal agency that
                                partially guarantees the repayment of principal and interest on certain residential mortgages made to veterans


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE BANK SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

SUMMARY.........................................................  i
SUMMARY FINANCIAL DATA..........................................  v
RISK FACTORS....................................................  1
USE OF PROCEEDS.................................................
MARKET FOR THE COMMON STOCK.....................................
DIVIDENDS.......................................................
DILUTION........................................................
CAPITALIZATION..................................................
SELECTED CONSOLIDATED FINANCIAL DATA............................
MANAGEMENT'S DISCUSSION AND ANALYSIS............................
 OF FINANCIAL CONDITION  AND RESULTS............................
 OF OPERATIONS..................................................
BUSINESS........................................................
SUPERVISION AND REGULATION......................................
MANAGEMENT......................................................
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL........................
  OWNERS AND MANAGEMENT.........................................
DESCRIPTION OF CAPITAL STOCK....................................
SHARES ELIGIBLE FOR FUTURE SALE.................................
THE OFFERINGS...................................................
EXPERTS.........................................................
LEGAL MATTERS...................................................
ADDITIONAL INFORMATION..........................................
INDEX TO CONSOLIDATED FINANCIAL.................................
 STATEMENTS.....................................................
GLOSSARY........................................................A-1

Until ___________, 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




                                 950,000 Shares



                            KEY CAPITAL CORPORATION



                                  COMMON STOCK



                          ----------------------------
                                   PROSPECTUS
                          ----------------------------



                                Ryan, Beck & Co.



                               ___________, 1999

                                    PART II
                                    =======


Item 13.  Other Expenses of Issuance and Distribution

     The estimated expenses in connection with the issuance and distribution of the securities to be registered are as follows:





     SEC registration fees................  $  5,310

     Legal fees...........................    90,000
     Printing and engraving...............    35,000
     Accounting fees......................   100,000
     Reimbursable underwriter's expenses..    70,000
     Insurance premiums...................   197,000
     Miscellaneous                            14,690
                                            --------
         Total............................  $512,000
                                            ========


Item 14.  Indemnification of Directors and Officers

     Article XIII of the Registrant's Articles of Incorporation provide that directors, officers and employees of the Registrant are to be indemnified by the Registrant to the fullest extent permitted under Maryland law. Section 2-418 of the Maryland General Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such. Section 2-418 provides that a corporation may indemnify any director or officer made a party to any civil, criminal, administrative or investigative proceeding by reason of serving in such capacity unless it is established that (a) the act or omission of such person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) the person actually received an improper personal benefit, or
(c) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. The indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses (including attorneys' fees) actually incurred in connection with the proceeding. However, if the proceeding was by or in the right of the corporation, indemnification may not be made if the person is adjudged to be liable to the corporation. The corporation must indemnify directors and officers for expenses incurred in contesting any such proceeding if such persons are successful on the merits, unless the corporation's articles of incorporation limit such indemnification (the Company's Articles do not). Determination that the indemnification is proper and the amount to be paid in indemnification is to be made by a majority vote of a quorum of disinterested directors (or a committee of disinterested directors), by special legal counsel chosen by disinterested directors (or a committee of disinterested directors) or by a majority vote of disinterested stockholders. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position whether or not the corporation would have the power to indemnify against such liability under Maryland law. A corporation must report any indemnification or advance of expenses to a director or officer arising out of a proceeding by or in the right of the corporation to the stockholders of the corporation.

     The Company maintains director and officer liability insurance. The scope of such insurance is essentially the same as the indemnification provisions outlined above.

Item 15.  Recent Sales of Unregistered Securities


     During the past three years, the Registrant made the following sales of common stock pursuant to options issued under its Incentive Stock Option Plan which were not registered under the Securities Act of 1933. All sales were for cash at the exercise price per share. No discounts or commissions were involved. The Registrant believes that in each case the transaction qualified for the exemption from registration under Rule 701 promulgated under the Securities Act of 1933. Share amounts have been adjusted for the 5 1/2-for-1 stock split effected through a stock dividend payable March 15, 1999.

       Date      Title of Securities  # of Shares       Purchaser       Aggregate Price
    -----------  -------------------  -----------  -------------------  ---------------

    12/31/98     Common Stock             5,500    Daniel W. Hume               $17,440
    12/07/98     Common Stock            16,500    W. Benton Knight              52,320
    12/04/98     Common Stock            21,780    David H. Wells, Jr.           69,062
    12/01/98     Common Stock            11,600    George Wachter                34,880
    06/19/98     Common Stock             3,300    Kathy A. Snyder               10,461
    03/24/98     Common Stock               165    David H. Wells, Jr.              523
    03/19/98     Common Stock             3,300    Ross L. Brown                 10,461
    11/18/97     Common Stock             1,650    Louise Adams                   5,232
    10/16/97     Common Stock             1,650    Louise Adams                   5,232
    09/29/97     Common Stock             5,500    Daniel W. Hume                20,120
    09/29/97     Common Stock             5,500    Robert M. Bouza               17,400
    09/12/97     Common Stock             5,500    Robert M. Bouza               17,400
    09/09/97     Common Stock             3,300    Anne Marie Willis             10,464
    08/20/97     Common Stock             5,500    Robert M. Bouza               17,400
    07/29/97     Common Stock             3,300    Louise Adams                  12,072
    02/12/97     Common Stock             3,333    Judith Frank                  10,585
    05/16/96     Common Stock                55    David H. Wells, Jr.              174


Item 16.  Exhibits and Financial Statement Schedules

     Exhibit List
     ------------

      1.1    Form of Agency Agreement
      1.2    Form of Underwriting Agreement
      3.1    Articles of Incorporation of Key Capital Corporation, As Amended*
      3.2    Bylaws of Key Capital Corporation*
      5      Opinion of Housley Kantarian & Bronstein, P.C.
     10.1    Key Capital Corporation 1998 Stock Option Plan for Directors*
     10.2    Key Capital Corporation Incentive Stock Option Plan*
     10.3    Key Bank and Trust 1999 Cash Incentive Bonus Plan
     10.4    Key Bank and Trust 1999 Special Bonus Plan for Division Managers
     21      Subsidiaries of the Registrant*
     23.1    Consent of KPMG LLP
     23.2    Consent of Housley Kantarian & Bronstein, P.C. (included in their opinion filed as Exhibit 5)
     24      Power of Attorney (reference is made to the signature page of the
             Form S-1)*
     27      Financial Data Schedule
     99      Stock Order Form
     __________
     *    Previously filed.

Item 17.  Undertaking

     The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 242(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Owings Mills, State of Maryland, on March 1, 1999.

                             KEY CAPITAL CORPORATION



                             By: /s/ David H. Wells, Jr.
                                 -----------------------
                                   David H. Wells, Jr.
                                   President and Chief Executive Officer
                                   (Duly Authorized Representative)


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Signatures                    Title                            Date



/s/ David H. Wells, Jr.     President, Chief Executive Officer  March 1, 1999
-----------------------     and Director
David H. Wells, Jr.         (Principal Executive Officer)




/s/ W. Benton Knight  *     Vice President, Treasurer and
-----------------------     Director
W. Benton Knight            (Principal Financial and Accounting
                            Officer)


/s/ Bernard Dackman   *     Chairman of the Board and Director
-----------------------
Bernard Dackman



/s/ Irwin R. Cohen *        Director
---------------------
Irwin R. Cohen

/s/ Joel Dackman *          Director
-----------------------
Joel Dackman



                            Director
-----------------------
Jan Cohen Feldman



/s/ Philip Glazer *         Director
-----------------------
Philip Glazer



/s/ Marc S. Rosen  *        Director
-----------------------
Marc S. Rosen



/s/ Morton Shapiro *        Director
-----------------------
Morton Shapiro



/s/ Richard D. Sussman *    Director
------------------------
Richard D.  Sussman



/s/ Seymour Sussman *       Director
-----------------------
Seymour Sussman


* By:  /s/ David H. Wells, Jr.                             March 1, 1999
       -----------------------
         David H. Wells, Jr.
         Attorney-in-Fact